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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228275

Dear Shareholder:

        You are cordially invited to attend a special meeting of the shareholders of El Dorado Savings Bank, F.S.B., a federal savings association, which is referred to as El Dorado, which we will hold at our executive offices, 4040 El Dorado Road, Placerville, California 95667, on Wednesday, January 9, 2019, at 10:00 a.m., local time. At the special meeting, holders of El Dorado common stock will be asked to approve the merger of El Dorado with and into Pacific Western Bank, a California state-chartered bank and wholly-owned subsidiary of PacWest Bancorp, which is referred to as PacWest, with Pacific Western Bank as the surviving bank, which is referred to as the merger, pursuant to the Agreement and Plan of Merger, which is referred to as the merger agreement, dated as of September 11, 2018, by and between PacWest and El Dorado, which proposal is referred to as the merger proposal.

        At the effective time of the merger, each share of El Dorado common stock, other than certain specified excluded shares and dissenting shares, will be converted into the right to receive (i) $427.92 in cash and (ii) 58.2209 shares of PacWest common stock, referred to as the exchange ratio, with cash paid in lieu of a fractional share of PacWest common stock, which collectively is referred to as the merger consideration, which will be subject to certain adjustments as described in this proxy statement/prospectus in the sections entitled "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Termination of the Merger Agreement." The merger agreement provides that El Dorado may terminate the merger agreement if (i) the volume weighted average price of PacWest common stock for the 20 consecutive trading days ending on the date that is five business days prior to the closing date, which period is referred to as the determination period, falls below $42.80 per share and (ii) the volume weighted average price of PacWest common stock over the determination period underperforms the average KBW Regional Banking Index, referred to as the KBW Index, for the determination period by more than 15%. If El Dorado elects to exercise such termination right, then PacWest may reinstate the agreement after increasing the exchange ratio or cash consideration according to formulas set forth in the merger agreement such that the value of the merger consideration would be at least equal to $2,919.77 per share, as adjusted for any decline in the KBW Index. For a more complete discussion of the termination rights, including the formulas for determining the value of the merger consideration if PacWest reinstates the agreement, please refer to the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination of the Merger Agreement."

        The market value of the stock portion of the merger consideration will fluctuate with the price of PacWest common stock. Based on the closing price of PacWest common stock on September 11, 2018, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of shares of El Dorado common stock was $3,341.29. Based on the closing price of PacWest common stock on November 19, 2018, the last practicable date before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of shares of El Dorado common stock was $2,724.73. You should obtain current price quotations for PacWest common stock. PacWest common stock is traded on NASDAQ under the symbol "PACW."

        The merger is intended to qualify, and the obligation of PacWest and El Dorado to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In such case, you generally will recognize gain (but not loss) upon receipt of the merger consideration in exchange for shares of El Dorado common stock in the merger in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PacWest common stock received pursuant to the merger over your adjusted tax basis in the shares of El Dorado common stock surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of PacWest common stock).

        The board of directors of El Dorado has unanimously approved the merger agreement and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of El Dorado and its shareholders. The board of directors recommends that the El Dorado shareholders vote "FOR" the merger proposal.

        At the special meeting, El Dorado shareholders will also be asked to vote on a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, which is referred to as the adjournment proposal. The board of directors recommends that the El Dorado shareholders vote "FOR" the adjournment proposal.

        Your vote is very important. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Whether or not you expect to attend the special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

        If you hold your shares in "street name" through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger proposal and will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting, which would affect the outcome of the vote on the adjournment proposal if such failure to provide instructions prevented a quorum from being established.

        This proxy statement/prospectus provides you with detailed information about the proposed merger. You are encouraged to read the entire proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. In particular, you should read the "Risk Factors" section beginning on page 26 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

        We thank you for your continued support and look forward to seeing you at the special meeting.

Sincerely,
Thomas C. Meuser
Chairman

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the PacWest Bancorp common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosures in this document. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        If you have any questions or need assistance in voting your shares, please call George L. Cook, Jr., Chief Executive Officer of El Dorado, at (530) 622-1492.

        This document is dated November 20, 2018 and is first being mailed to El Dorado shareholders on or about November 30, 2018.

WHERE YOU CAN FIND MORE INFORMATION

PacWest Bancorp

        PacWest Bancorp, referred to as PacWest, files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, referred to as the SEC. PacWest files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You may also obtain these documents, free of charge, from PacWest at www.pacwestbancorp.com under the "Public Filings" link.

        PacWest has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that PacWest has previously filed with the SEC. They contain important information about PacWest and its financial condition. For more information, please see the section entitled "Incorporation of Certain Documents by Reference." These documents are available without charge to you upon written or oral request to PacWest's principal executive offices. The address and telephone number of PacWest's principal executive office is listed below.

PacWest Bancorp
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
Attention: Investor Relations
(310) 887-8500

        PacWest common stock is traded on the NASDAQ Global Select Market under the symbol "PACW." The NASDAQ Global Select Market is referred to herein as the NASDAQ.

El Dorado Savings Bank, F.S.B.

        El Dorado Savings Bank, F.S.B., referred to as El Dorado, does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.

        If you are an El Dorado shareholder and have any questions concerning the merger, the merger agreement or the prospectus/proxy, would like additional copies of the prospectus/ proxy without charge or need help voting your shares of El Dorado common stock, please contact George L. Cook, Jr., Chief Executive Officer of El Dorado, at (530) 622-1492 or at the following address:

        El Dorado Savings Bank, F.S.B.
4040 El Dorado Road
Placerville, California 95667
Attention: Corporate Secretary

        To obtain timely delivery of these documents, you must request the information no later than December 28, 2018 in order to receive them before El Dorado's special meeting of shareholders.

El DORADO SAVINGS BANK, F.S.B.
4040 EL DORADO ROAD
PLACERVILLE, CALIFORNIA 95667

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 9, 2019

        NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of El Dorado Savings Bank, F.S.B., referred to as El Dorado, will be held at our executive offices, 4040 El Dorado Road, Placerville, California 95667, on Wednesday, January 9, 2019, at 10:00 a.m., local time, which is referred to as the special meeting, for the purpose of considering and voting upon the following proposals:

          1.     Merger Proposal.    To approve the merger of El Dorado with and into Pacific Western Bank pursuant to the Agreement and Plan of Merger, dated as of September 11, 2018, by and between PacWest Bancorp and El Dorado, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this proxy statement/prospectus; and

          2.     Adjournment Proposal.    To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        El Dorado will transact no other business at the special meeting other than as listed above.

        The El Dorado board of directors has set November 15, 2018 as the record date for the special meeting. Only holders of record of shares of El Dorado common stock at the close of business on November 15, 2018 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

        Approval of the merger proposal requires the affirmative vote of two-thirds of the outstanding shares of El Dorado common stock entitled to vote thereon at the special meeting.

        The El Dorado board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        Your vote is very important.    To ensure your representation at the special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the special meeting.

        If you plan to attend the special meeting, you will be required to bring certain documents with you to be admitted to the meeting. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the special meeting to ensure that you comply with these requirements. You are encouraged to read the entire proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. If you have any questions about the proposals or need assistance in voting your shares, please call George L. Cook, Jr., Chief Executive Officer of El Dorado, at (530) 622-1492.

        In connection with the merger, El Dorado shareholders will have the opportunity to exercise dissenters' rights in accordance with the procedures set forth in 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a. Copies of 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a are attached to this proxy statement/prospectus as Appendix C. A dissenting shareholder who votes "AGAINST" the merger proposal or who gives notice in writing to El Dorado at or prior to the special meeting that such holder dissents from the merger and who follows the required procedures may receive cash in an amount equal to the value of his or her shares of El Dorado common stock in lieu of the merger consideration provided for under the merger agreement. For additional details and information on how to exercise your dissenters' rights, please refer to "The Merger—Dissenters' Rights" on page 70 and Appendix C of this proxy statement/prospectus. Failure to follow all of the steps required under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a will result in the loss of your dissenters' rights.

BY ORDER OF THE BOARD OF DIRECTORS

John A. Cook
 President, Chief Operating Officer and Corporate Secretary
Placerville, California
November 20, 2018

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

        The following are answers to certain questions that you may have regarding the special meeting of shareholders of El Dorado Savings Bank, F.S.B., which is referred to as the special meeting. You should carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:
WHAT IS THE MERGER?

A.
PacWest Bancorp, a Delaware corporation, referred to as PacWest, and El Dorado Savings Bank, F.S.B., a federal savings association, referred to as El Dorado, have entered into an agreement and plan of merger, which is referred to as the merger agreement, pursuant to which and subject to the terms and conditions of the merger agreement, El Dorado will merge with and into Pacific Western Bank, a California state-chartered bank and wholly-owned subsidiary of PacWest, with Pacific Western Bank continuing as the surviving bank, which transaction is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this document. In order to complete the merger, among other conditions described in the merger agreement and this proxy statement/prospectus, the El Dorado shareholders and the applicable banking regulators must approve the merger.

Q:
WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A.
El Dorado is sending these materials to its shareholders to help them decide how to vote their shares of El Dorado common stock with respect to the merger and other matters to be considered at the special meeting.

  The merger cannot be completed unless El Dorado shareholders approve the merger. El Dorado is holding a special meeting of its shareholders to vote on the proposal to approve the merger as well as other related matters. Information about this special meeting, the merger and the other business to be considered by shareholders at the special meeting is contained in this document.

  This document constitutes both a proxy statement of El Dorado and a prospectus of PacWest. It is a proxy statement because the El Dorado board of directors is soliciting proxies from El Dorado shareholders using this document with respect to the matters to be considered at the special meeting. It is a prospectus because PacWest, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of El Dorado common stock in the merger.

Q:
WHAT WILL EL DORADO SHAREHOLDERS RECEIVE IN THE MERGER?

A:
In the merger, each share of El Dorado common stock owned by an El Dorado shareholder, other than certain specified excluded shares and dissenting shares, will be converted into the right to receive (i) $427.92 in cash, referred to as the cash consideration, and (ii) 58.2209 shares of PacWest common stock, par value $0.01 per share, referred to as PacWest common stock, which ratio is referred to as the exchange ratio, subject to adjustment as set forth in the merger agreement and as further described below and in the following question and answer and in the sections entitled "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Termination of the Merger Agreement." The cash consideration and PacWest common stock to be exchanged for each share of El Dorado common stock are referred to collectively as the merger consideration. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share (rounded to the nearest thousandth) of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the volume weighted average price of PacWest common stock as quoted on the NASDAQ over the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

  The fifth business day immediately prior to the closing date is referred to as the price determination date; the 20 consecutive trading day period ending on the price determination date is referred to as the determination period; and the volume weighted average price of shares of PacWest common stock quoted on NASDAQ for the determination period is referred to as the PacWest average closing price.

  The merger consideration may be subject to adjustment if certain title defects and/or environmental conditions exist with respect to El Dorado's real property and the total cost to cure and/or remediate such defects or conditions (after taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree are reasonably likely to be available) is greater than $2,000,000, which excess is referred to as the real property adjustment amount. In that case, the aggregate cash consideration will be reduced by the real property adjustment amount, except that if the real property adjustment amount exceeds $7,000,000, which excess is referred to as the excess adjustment amount, then in lieu of reducing the cash consideration by 100% of the excess adjustment amount, the merger consideration will be reduced as follow: (i) 12.5% of the excess adjustment amount will be applied to reduce the aggregate cash consideration; and (ii) the remaining 87.5% of the excess adjustment amount will be applied to reduce the stock portion of the merger consideration by reducing the exchange ratio accordingly. If the real property adjustment amount exceeds $15,000,000 (unless PacWest agrees that the real property adjustment amount will be $15,000,000), El Dorado may terminate the merger agreement. If the real property adjustment amount exceeds $25,000,000, PacWest may terminate the merger agreement.

  Based on the closing price of PacWest common stock on September 11, 2018, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of El Dorado common stock was $3,341.29. Based on the closing price of PacWest common stock on November 19, 2018, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of shares of El Dorado common stock was $2,724.73.

Q:
WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS DOCUMENT AND THE TIME THE MERGER IS COMPLETED?

A:
Yes. Although the number of shares of PacWest common stock that El Dorado shareholders will receive in the merger is fixed, other than in the specified circumstances described above and below, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value of PacWest common stock. Any fluctuation in the market price of PacWest common stock after the date of this document will change the value of the shares of PacWest common stock that El Dorado shareholders will receive.

  In addition, the merger agreement provides that El Dorado may terminate the merger agreement if:

  •
  the PacWest average closing price is less than $42.80 per share (with a proportionate adjustment for any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the price determination date); and

  •
  the PacWest average closing price underperforms the average price of the KBW Regional Banking Index, referred to as the KBW Index, during the determination period by more than 15%.

  If El Dorado elects to terminate the merger agreement and provides written notice thereof to PacWest, then within two business days following PacWest's receipt of such notice, PacWest may elect to reinstate the merger and related transactions, and adjust the exchange ratio to equal the lesser of (i) the quotient of $2,491.71 divided by the PacWest average closing price and (ii) the quotient of $2,491.71 divided by the PacWest average closing price, multiplied by the index ratio. Alternatively, PacWest may elect not to adjust the exchange ratio, and, in lieu thereof, may increase the cash consideration per share of El Dorado common stock such that the value of the total consideration received for each share is the same as if the exchange ratio had been adjusted as described above.

  For more information, please see the section entitled "The Merger Agreement—Termination of the Merger Agreement."

Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
PacWest and El Dorado are working to complete the merger as soon as practicable. The parties are seeking regulatory approval by the first quarter of 2019, with the consummation of the merger to occur as soon as practicable thereafter. Neither PacWest nor El Dorado know, however, the actual date on which the merger will be completed because it is subject to factors beyond each company's control, including whether or when the required regulatory approvals and shareholder approval of the merger proposal, referred to as the El Dorado shareholder approval, will be received. For more information, please see the section entitled "The Merger Agreement—Conditions to Consummation of the Merger."

Q:
WHO IS ENTITLED TO VOTE?

A:
Holders of record of shares of El Dorado common stock at the close of business on November 15, 2018, which is the date that the El Dorado board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
WHAT CONSTITUTES A QUORUM?

A:
A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Proxies marked as abstaining on any matter to be acted upon by shareholders will be counted as represented at the meeting for purposes of determining the presence or absence of a quorum.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
El Dorado shareholders are being asked to vote on the following proposals:

1.
to approve the merger of El Dorado with and into Pacific Western Bank, with Pacific Western Bank as the surviving bank, pursuant to the Agreement and Plan of Merger, dated as of September 11, 2018, by and between PacWest and El Dorado, as such agreement may be amended from time to time, a copy of which is attached as Appendix A, referred to as the merger proposal; and

2.
to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, referred to as the adjournment proposal.

  The El Dorado shareholder approval is required to complete the merger. El Dorado will transact no business at the special meeting other than as listed above.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Merger Proposal:    The merger proposal requires the affirmative vote of two-thirds of the outstanding shares of El Dorado common stock entitled to vote thereon at the special meeting.

  The Adjournment Proposal:    The adjournment proposal requires the affirmative vote of the majority of the shares represented at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum).

Q:
ARE THERE ANY VOTING AGREEMENTS WITH EXISTING SHAREHOLDERS?

A:
Yes. Each of the directors of El Dorado, in his capacity as a beneficial owner of any shares of common stock of El Dorado, has entered into a voting agreement with PacWest, the form of which is attached as Appendix B, in which each such director has agreed to vote all shares of El Dorado common stock that he beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of El Dorado to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, El Dorado's directors beneficially owned, in the aggregate, 8,469 shares of El Dorado common stock, allowing them to exercise approximately 6.06% of the voting power of El Dorado common stock.

Q:
WHAT DOES THE EL DORADO BOARD OF DIRECTORS RECOMMEND?

A:
The El Dorado board of directors recommends that El Dorado shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this document, please vote your shares of El Dorado common stock as soon as possible so that such shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares of El Dorado common stock are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are an El Dorado shareholder of record as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:

•
use the telephone number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at the special meeting.

  If your shares of El Dorado common stock are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:
HOW MANY VOTES DO I HAVE?

A:
You are entitled to one vote for each share of El Dorado common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were approximately 139,685.5 outstanding shares of El Dorado common stock entitled to vote. As of that date, approximately 7.67% of such outstanding shares of El Dorado common stock were beneficially owned by the directors and executive officers of El Dorado and their affiliates.

Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The special meeting will be held at the executive offices of El Dorado, 4040 El Dorado Road, Placerville, California 95667 at 10:00 a.m., local time, on Wednesday, January 9, 2019. Subject to space availability, all El Dorado shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Since seating may be limited, admission to the special meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares of El Dorado common stock are held in "street name" by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in "street name" by returning a proxy card directly to El Dorado or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Brokers who hold shares in "street name" for the beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. Both proposals to be voted on at the special meeting are considered "non-routine" matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters.

  If you are an El Dorado shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, then your broker, bank or other nominee may not vote your shares on either the merger proposal or the adjournment proposal.

  •
  For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote "AGAINST" the proposal. The merger proposal requires the affirmative vote of two-thirds of the outstanding shares entitled to vote. Therefore, the failure of a holder of shares of El Dorado common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote "AGAINST" the merger proposal.

  •
  The adjournment proposal requires the affirmative vote of the majority of the shares represented at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting. Accordingly, such a failure would have an effect on the outcome of the vote if such failure prevented a quorum from being established.

Q:
WHAT IF I ABSTAIN OR DO NOT VOTE?

A:
For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

  Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters to be voted on at the special meeting.

  For the merger proposal, if an El Dorado shareholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" the proposal. If an El Dorado shareholder is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote cast "AGAINST" the proposal.

  The adjournment proposal requires the affirmative vote of the majority of the shares represented at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). Accordingly, for purposes of the adjournment proposal, abstentions will affect the outcome as they will be counted as shares represented at the meeting, but not voted affirmatively in favor of the adjournment proposal.

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you hold your shares of El Dorado common stock in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of El Dorado common stock represented by your proxy will be voted "FOR" the merger proposal and "FOR" the adjournment proposal.

  If you hold your shares of El Dorado common stock in "street name" through a broker, bank or other nominee and you do not give your broker, bank or other nominee instructions on how to vote, your broker, bank or other nominee will not be able to vote your shares of El Dorado common stock on either of the proposals at the special meeting and your shares of El Dorado common stock will not be represented at the special meeting. For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote "AGAINST" the proposal. For purposes of the adjournment proposal, abstentions will affect the outcome as they will be counted as shares represented at the meeting, but not voted affirmatively in favor of the adjournment proposal.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. If you hold your shares of El Dorado common stock in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do so in one of four ways:

•
first, by sending a notice of revocation stating that you would like to revoke your proxy;

•
second, by sending a completed proxy card bearing a later date than your original proxy card;

•
third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so and following the instructions on the proxy card; or

•
fourth, by attending the special meeting and voting in person. Attendance at the El Dorado special meeting will not in itself constitute the revocation of a proxy.

  If you are an El Dorado shareholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to El Dorado's corporate secretary at 4040 El Dorado Road, Placerville, California 95667. Any proxy that you submitted may also be revoked by submitting a new proxy via the Internet or by telephone no later than Tuesday, January 8, 2019 at 11:59 p.m., Eastern Time, or by voting in person at the special meeting.

  If your shares are held in "street name" through a broker, bank or other nominee and you have instructed your nominee how to vote your shares of El Dorado common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:
DO I NEED IDENTIFICATION TO ATTEND THE SPECIAL MEETING IN PERSON?

A:
Yes. If you hold your shares of El Dorado common stock in your name as a shareholder of record and you wish to attend the special meeting and vote in person, please bring valid picture identification.

  If your shares are held in "street name" through a broker, bank or other nominee, you may only vote in person at the special meeting if you have proof of ownership of your shares of El Dorado common stock as of the record date and obtain a valid legal proxy from your broker, bank or other nominee that is the shareholder of record of such shares and present such items at the special meeting. You must also bring valid picture identification.

Q:
ARE EL DORADO SHAREHOLDERS ENTITLED TO DISSENTERS' RIGHTS?

A:
Under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a, El Dorado shareholders may be entitled to dissenters' rights in connection with the merger. If you do not wish to accept the merger consideration and you (i) vote "AGAINST" the merger in person or by proxy at the special meeting or (ii) have given notice in writing to El Dorado at or prior to the special meeting that you dissent from the merger, you have the right to seek from El Dorado in cash "the value of the shares" in lieu of the mix of cash and PacWest common stock you would receive if the merger is completed. Please refer to the section entitled "The Merger—Dissenters' Rights" and to the applicable provisions of 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a attached as Appendix C for information on how to exercise your dissenters' rights. Failure to follow all of the steps required under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a will result in the loss of your dissenters' rights.

Q:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF SHARES OF EL DORADO COMMON STOCK?

A:
The merger is intended to qualify, and the obligation of PacWest and El Dorado to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In such case, you generally will recognize gain (but not loss) upon receipt of the merger consideration in exchange for shares of El Dorado common stock pursuant to the merger in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PacWest common stock received pursuant to the merger over your adjusted tax basis in the shares of El Dorado common stock surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of PacWest common stock).

  For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger."

  The tax consequences of the merger to any particular shareholder will depend on that shareholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, El Dorado shareholders will not receive any consideration for their shares of El Dorado common stock that otherwise would have been received in connection with the merger. Instead, El Dorado will remain an independent company.

Q:
WHAT HAPPENS IF I SELL MY SHARES OF EL DORADO COMMON STOCK AFTER THE RECORD DATE BUT BEFORE THE SPECIAL MEETING?

A:
The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of El Dorado common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by El Dorado shareholders in the merger. In order to receive the merger consideration, you must hold your shares of El Dorado common stock through completion of the merger.

Q:
WILL I BE ABLE TO SELL THE SHARES OF PACWEST COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:
Yes. You may freely trade the shares of PacWest common stock issued in the merger.

Q:
ARE THERE RISKS INVOLVED IN UNDERTAKING THE MERGER?

A:
Yes. In evaluating the merger, El Dorado shareholders should carefully consider the factors discussed in "Risk Factors" beginning on page 26 and other information about El Dorado and PacWest included in the documents incorporated by reference into this proxy statement/prospectus.

Q:
SHOULD EL DORADO SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. El Dorado shareholders SHOULD NOT send in any stock certificates now. If the merger is consummated, transmittal materials with instructions for their completion will be provided to El Dorado shareholders under separate cover and the stock certificates should be sent at that time.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
El Dorado shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold shares of El Dorado common stock in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of El Dorado common stock that you own.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are an El Dorado shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact George L. Cook, Chief Executive Officer of El Dorado, at (530) 622-1492.

SUMMARY

        This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, PacWest incorporates by reference important business and financial information about PacWest into this document. For a description of this information, please see the section entitled "Incorporation of Certain Documents by Reference." You may obtain the information PacWest has incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (pages 42 and 72)

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

        Under the terms of the merger agreement, El Dorado will merge with and into Pacific Western Bank, a wholly-owned subsidiary of PacWest, with Pacific Western Bank being the surviving bank.

Merger Consideration (page 42)

        In the merger, each share of El Dorado common stock owned by an El Dorado shareholder, other than certain specified excluded shares and dissenting shares, will be converted into the right to receive (i) the cash consideration, and (ii) a number of shares of PacWest common stock equal to the exchange ratio, subject to adjustment as set forth in the merger agreement and as further described in the sections entitled "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Termination of the Merger Agreement." For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share (rounded to the nearest thousandth) of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the volume weighted average price of PacWest common stock as quoted on the NASDAQ over the determination period. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Recommendation of the El Dorado Board of Directors and Reasons for the Merger (page 49)

        After careful consideration, the El Dorado board of directors unanimously recommends that El Dorado shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        For a more complete description of El Dorado's reasons for the merger and the recommendations of the El Dorado board of directors, please see the section entitled "The Merger—Recommendation of the El Dorado Board of Directors and Reasons for the Merger."

Opinion of El Dorado's Financial Advisor (page 51)

        On September 11, 2018, the El Dorado board of directors received an oral opinion, which was subsequently confirmed in writing, from Sandler O'Neill & Partners, L.P., referred to as Sandler, its financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of El Dorado common stock. The full text of Sandler's written opinion is attached as Appendix D to this proxy statement/prospectus. El Dorado shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion.

        Sandler's opinion speaks only as of the date of the opinion. The opinion was directed to El Dorado's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of El Dorado as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger. Sandler's opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of El Dorado common stock and does not address the underlying business decision of El Dorado to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for El Dorado or the effect of any other transaction in which El Dorado might engage.

        For a description of the opinion that El Dorado received from its financial advisor, please refer to the section entitled "The Merger—Opinion of El Dorado's Financial Advisor."

El Dorado Special Meeting of Shareholders (page 33)

        The special meeting will be held at 10:00 a.m., local time, on Wednesday, January 9, 2019, at the executive offices of El Dorado, 4040 El Dorado Road, Placerville, California 95667. At the special meeting, holders of shares of El Dorado common stock will be asked to approve the merger proposal and the adjournment proposal.

        The El Dorado board of directors has fixed the close of business on November 15, 2018 as the record date for determining the holders of shares of El Dorado common stock entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 139,685.5 shares of El Dorado common stock outstanding and entitled to vote at the special meeting held by approximately 180 shareholders of record. Each share of El Dorado common stock entitles the holder to one vote on each proposal to be considered at the special meeting.

        As of the close of business on the record date, directors and executive officers of El Dorado and their affiliates owned and were entitled to vote 10,719 shares of El Dorado common stock, representing approximately 7.67% of the shares of El Dorado common stock outstanding on that date. As of the close of business on the record date, PacWest beneficially held no shares of El Dorado common stock.

        In connection with the merger agreement, each of the directors of El Dorado, in his capacity as a beneficial owner of any shares of common stock of El Dorado, has entered into a voting agreement with PacWest in which each such director has agreed to vote all shares of El Dorado common stock that he beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of El Dorado to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, El Dorado's directors beneficially owned, in the aggregate, 8,469 shares of El Dorado common stock, allowing them to exercise approximately 6.06% of the voting power of shares of El Dorado common stock.

        Approval of the merger proposal requires the affirmative vote of two-thirds of the outstanding shares of El Dorado common stock entitled to vote thereon at the special meeting. Approval of the adjournment proposal requires the affirmative vote of the majority of the shares represented at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum).

Interests of El Dorado Directors and Executive Officers in the Merger (page 63)

        In considering the recommendation of the El Dorado board of directors with respect to the merger, El Dorado shareholders should be aware that certain directors and executive officers of El Dorado have interests in the merger that may be different from, or in addition to, the interests of El Dorado shareholders generally. The El Dorado board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that El Dorado shareholders vote to approve the El Dorado merger proposal. These interests include:

  •
  Thomas C. Meuser, Chairman of the Board, George L. Cook, Jr., Chief Executive Officer and a director of El Dorado, and William H. Blucher, Chief Financial Officer and a director of El Dorado, have entered into consulting agreements with PacWest that become effective as of, and are conditioned upon, the closing of the merger;

  •
  John A. Cook, President and Chief Operating Officer of El Dorado, has entered into an offer letter with PacWest to be employed as a regional president with a start date following, and conditioned upon, the closing of the merger;

  •
  Each of El Dorado's four executive officers are party to an executive salary continuation agreement with El Dorado that provides for certain benefits upon termination of employment within 36 months following a change in control of El Dorado; and

  •
  El Dorado directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

        For a more complete description of the interests of El Dorado's directors and executive officers in the merger, see "The Merger—Interests of El Dorado Directors and Executive Officers in the Merger."

Management and Board of Directors of Pacific Western Bank After the Merger (page 63)

        The directors and officers of Pacific Western Bank immediately prior to the effective time will be the directors and officers of the surviving bank until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Regulatory Approvals Required for the Merger (page 67)

        PacWest and El Dorado have each agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement. Regulatory approvals are required from the Federal Deposit Insurance Corporation, referred to as the FDIC, and the California Department of Business Oversight, referred to as the CDBO. As of the date of this proxy statement/prospectus, PacWest and El Dorado have submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of PacWest or El Dorado to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals to which completion of the merger are subject are described in more detail under the section entitled "The Merger—Regulatory Approvals Required for the Merger."

Conditions to Consummation of the Merger (page 87)

        The respective obligation of each party to effect the merger is subject to the satisfaction or written waiver at or prior to the closing of each of the following conditions:

  •
  El Dorado having obtained the El Dorado shareholder approval;

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement; and

  •
  the S-4 registration statement having become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 registration statement, of which this document is a part, having been issued and remaining in effect, and no proceedings for that purpose having commenced or been threatened in writing by the SEC and remaining in effect.

        El Dorado's obligation to effect the merger is also subject to the fulfillment or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of PacWest set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and El Dorado's receipt of a certificate signed on behalf of PacWest by an executive officer of PacWest, dated as of the closing date, to such effect;

  •
  performance by PacWest in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing, and receipt by El Dorado of a certificate signed by an executive officer of PacWest, dated as of the closing date, to such effect;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FDIC and the CDBO which are necessary to consummate the merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on El Dorado or PacWest (measured on a scale relative to El Dorado), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

  •
  since September 11, 2018, no event having occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to PacWest;

  •
  all filings required to be made with NASDAQ in respect of the issuance of PacWest common stock in the merger having been completed and made in compliance with applicable NASDAQ rules; and

  •
  receipt by El Dorado of an opinion of its counsel, in form and substance reasonably satisfactory to El Dorado, dated as of the date of the merger, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        PacWest's obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of El Dorado set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and PacWest's receipt of a certificate signed on behalf of El Dorado by an executive officer of El Dorado, dated as of the closing date, to such effect;

  •
  performance by El Dorado in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing, and receipt by PacWest of a certificate signed by an executive officer of El Dorado, dated as of the closing date, to such effect;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FDIC and the CDBO which are necessary to consummate the merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on El Dorado or PacWest (measured on a scale relative to El Dorado), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and none of such consents, registrations, approvals, permits and authorizations containing any materially burdensome regulatory condition;

  •
  as of the last day of the month immediately preceding the month in which the closing date occurs, which is referred to as the measurement date (except if the closing date occurs within the first 10 days of any month, the measurement date will be the last day of the second month immediately preceding the month in which the closing date occurs), the sum of the adjusted El Dorado shareholders' equity (defined below) and allowance for loan losses not being less than $235,100,000, in each case determined in accordance with generally accepted accounting principles in the United States, referred to as GAAP; "adjusted El Dorado shareholders' equity" means the consolidated equity of El Dorado as set forth in the closing financial statements, minus any unrealized gains or plus any unrealized losses (as the case may be in accordance with GAAP) in El Dorado's securities portfolio due to mark-to-market adjustments as of the measurement date, and adding the sum of (i) the amount of any real property adjustment, (ii) all amounts paid or accrued in connection with certain actions taken to conform certain policies and practices to those of PacWest to the extent that such actions were not necessary to bring El Dorado into conformity with GAAP or any applicable law of any governmental authority, (iii) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents, including the title company and environmental consultant engaged in connection with the title and environmental reviews described under "The Merger Agreement—Merger Consideration" below, for El Dorado for services rendered solely in connection with the transactions contemplated by the merger agreement paid by El Dorado prior to the effective time and which do not exceed in the aggregate $9,000,000 (exclusive of reasonable costs incurred or advanced by such advisors), (iv) any costs incurred in connection with complying with the requirements in the merger agreement with respect to environmental assessments and (v) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in the merger agreement) or any retention bonuses paid in accordance with the merger agreement or otherwise approved by PacWest, and any costs incurred in connection with the termination of El Dorado's contracts pursuant to the merger agreement;

  •
  El Dorado's average total deposits for the calendar month immediately preceding the closing date not being less than $1.956 billion;

  •
  since September 11, 2018, no event having occurred or circumstance arisen that, individually or taken together with all other facts, has had or is reasonably likely to have a material adverse effect with respect to El Dorado;

  •
  receipt by PacWest of the opinion of its counsel, in form and substance reasonably satisfactory to PacWest, dated as of the date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  holders of not more than 10% of outstanding shares of El Dorado common stock having duly exercised their dissenters' rights under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a; and

  •
  all applicable time periods set forth in the merger agreement relating to the determination of the costs associated with any title defects or environmental conditions for each of El Dorado's owned real properties having expired.

        For more information, please see the section entitled "The Merger Agreement—Conditions to Consummation of the Merger."

Acquisition Proposals (page 85)

        Under the terms of the merger agreement, El Dorado has agreed not to, directly or indirectly:

  •
  initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals"); or

  •
  engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

        However, the above restriction would not prevent El Dorado or its board of directors from:

  •
  at any time before, but not after, the El Dorado shareholder approval is obtained, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if El Dorado receives from the person so requesting such information, an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between PacWest and El Dorado; or

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;

only if, however, in each case referred to in the bullet points above, the El Dorado board of directors determines in good faith (after consultation with outside legal counsel) that (i) based on the information then available (and after consultation with its financial advisor) such acquisition proposal either constitutes a superior proposal (as defined in the section entitled "The Merger Agreement—Acquisition Proposals") or would reasonably be expected to result in a superior proposal and (ii) the failure to take such action would reasonably be expected to violate the directors' fiduciary duties under applicable law.

        Further, the merger agreement provides that, subject to certain exceptions, the El Dorado board of directors and each committee thereof will not:

  •
  except as expressly permitted by the merger agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to PacWest, the recommendation of its board of directors that its shareholders approve the merger; or

  •
  cause or permit El Dorado to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

        For more information, please see the section entitled "The Merger Agreement—Acquisition Proposals."

Termination of the Merger Agreement (page 89)

        The merger agreement may be terminated and the merger may be abandoned:

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, by action of the board of directors of PacWest and El Dorado, in the event that both parties mutually consent in writing to terminate the merger agreement;

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, by action of the board of directors of either party, in the event that the merger is not consummated by June 30, 2019, which date is referred to as the end date, except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, by action of the board of directors of either party if: (i) the approval of any governmental authority required for consummation of the merger or the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority or (ii) the El Dorado shareholder approval is not obtained at the duly convened special meeting or any adjournment or postponement thereof taken in accordance with the merger agreement;

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, by action of the board of directors of either party if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the end date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

  •
  by action of PacWest's board of directors at any time prior to the El Dorado shareholder approval, in the event: (i) El Dorado has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals; (ii) the El Dorado board of directors has effected a change of recommendation; or (iii) at any time following receipt of a public acquisition proposal (other than a tender offer or exchange offer), the El Dorado board of directors has failed to reaffirm its recommendation that the El Dorado shareholders approve the merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by PacWest (or, if earlier, by the close of business on the business day immediately preceding the special meeting);

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, (i) by action of El Dorado's board of directors if the real property adjustment amount exceeds $15,000,000 (unless PacWest agrees that the real property adjustment amount will be

    $15,000,000), or (ii) by action of PacWest's board of directors if the real property adjustment amount exceeds $25,000,000; or

  •
  by action of El Dorado's board of directors, by written notice to PacWest on the business day immediately following the price determination date, effective as of three business days following the date of such written notice, in the event that: (i) the PacWest average closing price is less than $42.80 per share (with a proportionate adjustment for any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the price determination date) and (ii) the PacWest average closing price underperforms the average price of the KBW Index during the determination period by more than 15%.

    If El Dorado elects to terminate the merger agreement and provides written notice thereof to PacWest, then within two business days following PacWest's receipt of such notice, PacWest may elect to reinstate the merger and related transactions, and adjust the exchange ratio to equal the lesser of (i) the quotient of $2,491.71 divided by the PacWest average closing price and (ii) the quotient of $2,491.71 divided by the PacWest average closing price, multiplied by the index ratio. Alternatively, PacWest may elect not to adjust the exchange ratio, and, in lieu thereof, may increase the cash consideration per share of El Dorado common stock such that the value of the total consideration received for each share is the same as if the exchange ratio had been adjusted as described above.

        For more information, please see the section entitled "The Merger Agreement—Termination of the Merger Agreement."

Termination Fee (page 91)

        El Dorado must pay PacWest a termination fee of $18,669,000 in the following circumstances:

  •
  PacWest terminates the merger agreement because (i) El Dorado has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals; (ii) the El Dorado board of directors has effected a change of recommendation; or (iii) at any time following receipt of a public acquisition proposal (other than a tender offer or exchange offer), the El Dorado board of directors has failed to reaffirm its recommendation that the El Dorado shareholders approve the merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by PacWest (or, if earlier, by the close of business on the business day immediately preceding the special meeting); or

  •
  (i) (a) an acquisition proposal has been made to El Dorado or its shareholders generally or (b) any person has publicly announced an intention to make an acquisition proposal with respect to El Dorado; (ii) thereafter the merger agreement is terminated by either party because (A) the merger was not consummated on or before the end date and the El Dorado shareholder approval has not been obtained or (B) the El Dorado shareholder approval was not obtained at the special meeting and (iii) within 12 months after the termination of the merger agreement, El Dorado enters into a definitive agreement with respect to or consummates an acquisition proposal (except that for purposes of the foregoing, references to "15%" in the definition of the term "acquisition proposal" will instead refer to "50%").

        For more information, please see the section entitled "The Merger Agreement—Termination Fee."

Voting Agreements (page 91)

        Each of the directors of El Dorado, in his capacity as a beneficial owner of any shares of common stock of El Dorado, has entered into a voting agreement with PacWest in which each such director has agreed to vote all shares of El Dorado common stock that he beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of El Dorado to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, El Dorado's directors beneficially owned, in the aggregate, 8,469 shares of El Dorado common stock, allowing them to exercise approximately 6.06% of the voting power of shares of El Dorado common stock.

        The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.

        For more information, please see the section entitled "The Merger Agreement—Voting Agreements."

Material U.S. Federal Income Tax Consequences of the Merger (page 93)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In such case, an El Dorado shareholder who receives PacWest common stock and cash (other than cash received in lieu of a fractional share of PacWest common stock) in exchange for shares of El Dorado common stock pursuant to the merger, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PacWest common stock received pursuant to the merger over such holder's adjusted tax basis in the shares of El Dorado common stock surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of PacWest common stock). It is a condition to the completion of the merger that PacWest and El Dorado receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Tax matters are complicated and the tax consequences of the merger to each El Dorado shareholder may depend on such shareholder's particular facts and circumstances. El Dorado shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger."

Comparison of Shareholders' Rights (page 96)

        The rights of El Dorado shareholders who continue as PacWest stockholders after the merger will be governed by the certificate of incorporation and bylaws of PacWest rather than by the charter and bylaws of El Dorado. For more information, please see the section entitled "Comparison of Shareholders' Rights."

Information About the Companies (page 40)

    PacWest Bancorp
    9701 Wilshire Boulevard, Suite 700
    Beverly Hills, California 90212
    Phone: (310) 887-8500

        PacWest Bancorp, a Delaware corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, referred to as the BHC Act, with corporate headquarters in Beverly Hills, California. PacWest's principal business is to serve as the holding company for PacWest's wholly owned subsidiary, Pacific Western Bank. References to PacWest refer to PacWest together with Pacific Western Bank and its other subsidiaries on a consolidated basis.

        PacWest is focused on relationship-based business banking to small, middle-market and venture-backed businesses nationwide. It has 74 full-service, retail bank branches located throughout California, one branch located in Durham, North Carolina, and numerous loan production offices located in cities across the United States. Pacific Western Bank's Community Banking group provides lending and comprehensive deposit and treasury management services to small and medium-sized businesses conducted primarily through Pacific Western Bank's branch operations in Southern California extending from San Diego County to California's Central Coast, and four bank branches in the Central Valley. Following the merger of PacWest with CapitalSource Inc. completed on April 7, 2014, Pacific Western Bank established the National Lending group (formerly referred to as the CapitalSource Division), which provides asset-based, equipment, real estate, and security cash flow and treasury management services to established middle-market businesses on a national basis. The National Lending group's loan and lease origination efforts are conducted through key offices located in Chevy Chase, Maryland; Los Angeles and San Jose, California; St. Louis, Missouri; Denver, Colorado; Chicago, Illinois; and New York, New York. Following the merger of PacWest with Square 1 Financial, Inc. completed on October 6, 2015, Pacific Western Bank formed the Venture Banking group (formerly referred to as the Square 1 Bank Division), which offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovation hubs across the United States. In addition, Pacific Western Bank provides investment advisory and asset management services to select clients through Square 1 Asset Management, Inc., a wholly-owned subsidiary of Pacific Western Bank and a SEC-registered investment adviser.

        Pacific Western Bank also provides special services, including international banking services, such as foreign exchange, foreign remittance, international letters of credit and foreign currency services, multi-state deposit services and cash management services, such as remote deposit capture, wire transfer and Automated Clearing House payment services, as well as product offerings through other correspondent banks. Pacific Western Bank issues ATM, debit and business credit cards, has a network of branded ATMs and offers access to ATM networks through other major service providers. Pacific Western Bank provides access to customer accounts via a 24-hour toll-free automated telephone customer service operated seven days a week and a secure online banking service.

        PacWest Bancorp was established in October 1999 and has achieved strong market positions by developing and maintaining extensive local relationships in the communities it serves. By leveraging its business model, service-driven focus, and presence in attractive markets, as well as maintaining a highly efficient operating model and robust approach to risk management, PacWest has achieved significant and profitable growth, both organically and through disciplined acquisitions. PacWest has successfully completed 29 acquisitions since 2000 which have contributed to its growth and expanded its market presence throughout the United States.

        As of September 30, 2018, PacWest had total assets of $24.8 billion, loans and leases, net of deferred fees, of $17.2 billion, total deposits of $17.9 billion, and stockholders' equity of $4.7 billion.

    El Dorado Savings Bank, F.S.B.
    4040 El Dorado Road
    Placerville, California 95667
    Phone: (530) 622-1492

        El Dorado is a federal savings association headquartered in Placerville, California. It is a member of the Federal Home Loan Bank of San Francisco and its deposits are insured by the FDIC. El Dorado provides a wide array of consumer banking products, including (i) checking, savings, money market and certificate of deposit accounts; (ii) mortgage loans, including home refinance loans, and home equity lines of credit; and (iii) mobile payment services. Since commencing operations in 1958, El Dorado has been committed to serving local residents through its branch network, which is now comprised of 31 branches in Northern California and four branches in Northern Nevada.

        As of September 30, 2018, El Dorado had total assets of approximately $2.20 billion, total deposits of approximately $1.96 billion and stockholders' equity of approximately $232 million. As of September 30, 2018, El Dorado had a Tier 1 risk-based capital ratio of 34.9%, a total risk-based capital ratio of 35.7% and a Tier 1 leverage ratio of 10.4%.

Risk Factors (page 26)

        Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled "Risk Factors" or described in PacWest's Annual Report on Form 10-K for the year ended on December 31, 2017 and other reports filed with the SEC, which are incorporated by reference into this document. Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PACWEST

        The following tables summarize consolidated financial results of PacWest for the periods and at the dates indicated and should be read in conjunction with PacWest's consolidated financial statements and the notes to the consolidated financial statements contained in reports that PacWest has previously filed with the SEC. Historical financial information for PacWest can be found in its Annual Report on Form 10-K for the year ended December 31, 2017 and in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018. Please see the section entitled "Where You Can Find More Information" for instructions on how to obtain the information that has been incorporated by reference. Financial amounts at and for the nine months ended September 30, 2018 and 2017 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of PacWest believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods indicate results for any future period.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands, except per share amounts and percentages)
Results of Operations(1):
Interest income	$858,931	$767,919	$1,052,516	$1,015,912	$883,938	$704,775	$309,914
Interest expense	(79,782)	(51,304)	(72,945)	(54,621)	(60,592)	(42,398)	(12,201)

Net interest income	779,149	716,615	979,571	961,291	823,346	662,377	297,713

Provision (negative provision) for credit losses	33,000	51,346	57,752	65,729	45,481	11,499	(4,210)

Net interest income after provision for credit losses	746,149	665,269	921,819	895,562	777,865	650,878	293,503

Gain (loss) on securities	7,390	2,788	(541)	9,485	3,744	4,841	5,359
FDIC loss sharing expense, net	—	—	—	(8,917)	(18,246)	(31,730)	(26,172)
Other noninterest income	107,719	98,990	129,114	111,907	98,812	69,076	25,057

Total noninterest income	115,109	101,778	128,573	112,475	84,310	42,187	4,244

Acquisition, integration and reorganization costs	(800)	(3,650)	(19,735)	(200)	(21,247)	(101,016)	(40,812)
Other noninterest expense	(381,197)	(349,143)	(475,926)	(449,901)	(360,792)	(304,576)	(187,353)

Total noninterest expense	(381,997)	(352,793)	(495,661)	(450,101)	(382,039)	(405,592)	(228,165)

Earnings from continuing operations before income tax expense	479,261	414,254	554,731	557,936	480,136	287,473	78,002
Income tax expense	(128,963)	(140,473)	(196,913)	(205,770)	(180,517)	(117,005)	(32,525)

Net earnings from continuing operations	350,298	273,781	357,818	352,166	299,619	170,468	45,477

Loss from discontinued operations, net of tax	—	—	—	—	—	(1,563)	(362)

Net earnings	$350,298	$273,781	$357,818	$352,166	$299,619	$168,905	$45,115

Per Common Share Data:
Basic and diluted earnings per share (EPS):
Net earnings from continuing operations	$2.79	$2.26	$2.91	$2.90	$2.79	$1.94	$1.09
Net earnings	$2.79	$2.26	$2.91	$2.90	$2.79	$1.92	$1.08
Dividends declared during period	$1.70	$1.50	$2.00	$2.00	$2.00	$1.25	$1.00
Book value per share(2)	$38.46	$37.96	$38.65	$36.93	$36.22	$34.03	$17.65
Tangible book value per share(2)	$17.28	$19.84	$18.24	$18.71	$17.86	$17.17	$12.72
Shares outstanding at period-end(2)	123,283	121,450	128,783	121,284	121,414	103,022	45,823
Weighted average shares outstanding for basic and diluted EPS	124,255	119,955	121,613	120,239	106,327	86,853	40,823

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands, except per share amounts and percentages)
Balance Sheet Data:
Total assets	$24,782,126	$22,242,932	$24,994,876	$21,869,767	$21,288,490	$16,234,605	$6,533,168
Cash and cash equivalents	381,786	270,018	398,437	419,670	396,486	313,226	147,422
Investment securities	3,851,410	3,549,480	3,795,221	3,245,700	3,579,147	1,607,786	1,522,684
Non-PCI loans and leases	17,295,589	15,693,776	16,974,171	15,412,092	14,339,070	11,613,832	3,930,539
Allowance for credit losses, Non-PCI loans and leases	177,281	173,579	161,647	161,278	122,268	76,767	67,816
PCI loans	—	62,494	58,050	108,445	189,095	290,852	382,796
Goodwill	2,548,670	2,173,949	2,548,670	2,173,949	2,176,291	1,720,479	208,743
Core deposit and customer relationship intangibles	62,106	27,188	79,626	36,366	53,220	17,204	17,248
Deposits	17,879,543	16,773,245	18,865,536	15,870,611	15,666,182	11,755,128	5,280,987
Borrowings	1,513,166	250,399	467,342	905,812	621,914	383,402	113,726
Subordinated debentures	452,944	448,126	462,437	440,744	436,000	433,583	132,645
Stockholders' equity	4,741,683	4,610,668	4,977,598	4,479,055	4,397,691	3,506,230	808,898
Performance Ratios:
Return on average assets(4)	1.94%	1.67%	1.58%	1.66%	1.70%	1.27%	0.74%
Return on average equity(4)	9.70%	8.05%	7.71%	7.85%	7.99%	6.11%	6.28%
Return on average tangible equity(4)	21.22%	15.63%	15.15%	15.52%	15.76%	11.88%	8.25%
Net interest margin(4)	5.09%	5.15%	5.10%	5.40%	5.60%	6.01%	5.48%
Efficiency ratio	40.8%	40.7%	40.8%	39.8%	38.5%	41.6%	60.7%
Stockholders' equity to total assets ratio	19.13%	20.73%	19.9%	20.5%	20.7%	21.6%	12.4%
Tangible common equity ratio	9.61%	12.02%	10.5%	11.5%	11.4%	12.2%	9.2%
Average equity to average assets	19.99%	20.76%	20.5%	21.2%	21.3%	20.7%	11.8%
Dividend payout ratio	61.1%	66.7%	69.1%	69.1%	71.8%	67.7%	90.9%
Capital Ratios:
Tier 1 leverage ratio(3)	10.10%	12.02%	10.66%	11.91%	11.67%	12.34%	11.22%
Tier 1 capital ratio(3)	10.18%	12.52%	10.91%	12.31%	12.60%	13.16%	15.12%
Total capital ratio(3)	13.03%	15.74%	13.75%	15.56%	15.65%	16.07%	16.38%
Credit Quality Metrics(5) :
Nonaccrual loans and leases	$112,972	$157,697	$155,784	$170,599	$129,019	$83,621	$46,774
Foreclosed assets	4,407	11,630	1,329	12,976	22,120	43,721	55,891
Total nonperforming assets	117,379	169,327	157,113	183,575	151,839	127,342	102,665
Nonaccrual loans and leases to loans and leases	0.66%	1.01%	0.92%	1.11%	0.90%	0.72%	1.19%
Nonperforming assets to loans and leases and foreclosed assets	0.68%	1.08%	0.93%	1.20%	1.06%	1.09%	2.58%
Allowance for credit losses to nonaccrual loans and leases	156.9%	110.1%	103.8%	94.5%	94.8%	91.8%	145.0%
Allowance for credit losses to loans and leases	1.03%	1.11%	0.96%	1.05%	0.86%	0.66%	1.73%
Net charge-offs to average loans and leases(4)	0.19%	0.35%	0.40%	0.15%	0.06%	0.02%	0.12%

(1)
Operating results of acquired companies are included from the respective acquisition dates.

(2)
Includes 1,529,273 shares and 1,393,874 shares of unvested restricted stock outstanding at September 30, 2018 and 2017, respectively, and 1,436,120 shares, 1,476,132 shares, 1,211,951 shares, 1,108,505 shares and 1,216,524 shares of unvested restricted stock outstanding at December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

(3)
Capital ratios presented are for PacWest as a consolidated company.

(4)
Nine month periods are shown on an annualized basis.

(5)
Amounts and ratios related to the 2018 period are for total loans and leases held for investment. Amounts and ratios related to all other periods are for Non-PCI loans and leases held for investment.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR EL DORADO

        The following table summarizes consolidated financial results of El Dorado for the periods and at the dates indicated. The selected financial data with respect to El Dorado at and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 has been derived from El Dorado's audited financial statements. The selected financial data at and for the nine months ended September 30, 2018 and 2017 has been derived from El Dorado's unaudited financial statements. Financial amounts at and for the nine months ended September 30, 2018 and 2017 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of El Dorado believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods indicate results for any future period.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014		2013
	(In thousands, except per share amounts and percentages)
Financial Condition Data:
Total assets	$2,199,802	$2,178,461	$2,173,437	$2,111,785	$2,029,166	$1,894,081		$1,860,593
Cash and due from depository institutions	331,998	273,301	275,347	223,745	307,620	399,666		363,261
Securities—Held to maturity	1,232,896	1,310,045	1,299,210	1,332,446	1,200,827	1,014,049		996,490
Securities—Available for sale	1,877	2,098	2,006	2,242	12,576	2,780		18,034
Loans, net of allowance	577,216	536,310	538,509	495,705	456,292	425,866		433,538
Loan loss allowance	4,826	4,896	4,875	5,477	6,759	7,989		9,478
Total deposits	1,955,890	1,949,032	1,941,921	1,892,753	1,824,197	1,698,489		1,674,470
Total shareholders' equity	232,482	217,088	220,001	208,967	199,345	190,619		181,544
Operating Data:
Total interest income	$40,758	$36,106	$48,566	$47,116	$45,122	$44,624		$43,173
Total interest expense	1,944	1,958	2,597	2,949	3,116	3,587		4,205

Net interest income before loan loss provision	38,814	34,148	45,969	44,167	42,006	41,037		38,968
Provision (credit) for loan losses	0	(500)	(500)	(1,000)	(1,000)	(1,000)		47
Total noninterest income	7,463	7,198	9,723	9,338	9,242	9,288		9,376
Total noninterest expense	27,023	25,187	33,627	33,844	33,244	32,505		32,379

Net income before provision for income tax expense	19,254	16,659	22,565	20,661	19,004	18,820		15,918
Income tax expense	4,929	6,380	8,649	7,679	6,960	6,948		6,084

Net income available to shareholders	$14,325	$10,279	$13,916	$12,982	$12,044	$11,872		$9,834

Dividends declared	$1,781	$1,681	$2,275	$2,255	$2,279	$2,299		$1,737
Performance Ratios:
Return on assets (ROA)(1)	0.87%	0.64%	0.65%	0.63%	0.61%	0.63%		0.54%
Return on equity (ROE)(1)	8.44%	6.43%	6.49%	6.36%	6.18%	6.38%		5.53%
Net interest margin(1)	2.37%	2.12%	2.15%	2.13%	2.14%	2.19%		2.12%
Capital Ratios:
Core capital (leverage) ratio	10.4%	9.8%	9.9%	9.7%	9.7%	9.9%		9.6%
Common equity Tier 1 ratio	34.9%	32.9%	33.3%	32.1%	33.2%	N/	A	N/	A
Tier 1 risk-based capital ratio	34.9%	32.9%	33.3%	32.1%	33.2%	36.0%		34.1%
Total risk-based capital ratio	35.7%	33.7%	34.0%	33.0%	34.4%	37.2%		35.3%
Equity capital to assets	10.6%	10.0%	10.1%	9.9%	9.8%	10.1%		9.8%
Asset Quality Ratios:
Loan loss allowance to loans	0.83%	0.90%	0.89%	1.09%	1.45%	1.83%		2.13%
Net (recoveries) charge-offs to loans(1)	(0.01%)	0.00%	0.02%	0.06%	0.05%	0.11%		0.13%
Total non-performing loans to total loans	0.73%	0.73%	0.99%	0.18%	0.22%	0.19%		0.39%
Per Share Data:
Earnings per common share	$102.55	$73.34	$99.41	$92.11	$84.55	$82.62		$67.86
Book value per common share	$1,664.32	$1,551.63	$1,574.25	$1,487.26	$1,405.37	$1,330.10		$1,257.64
Weighted average common shares outstanding	139,692	140,153	139,750	140,505	141,846	143,313		144,354

(1)
Nine month periods are shown on an annualized basis.

UNAUDITED PER SHARE DATA

        The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for PacWest on a historical basis.

        The following information has been derived from and should be read in conjunction with PacWest's audited consolidated financial statements at and for the year ended December 31, 2017 and its unaudited consolidated financial statements at and for the nine months ended September 30, 2018, which are incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on historical information only as it is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed, nor is it necessarily indicative of the future operating results or financial position of the combined company.

At or For the Nine Months Ended September 30, 2018:
Basic Earnings	$2.79
Diluted Earnings	$2.79
Cash Dividends Paid	$1.70
Book Value	$38.46
At or For the Year Ended December 31, 2017:
Basic Earnings	$2.91
Diluted Earnings	$2.91
Cash Dividends Paid	$2.00
Book Value	$38.65

 COMPARATIVE MARKET INFORMATION

PacWest Information

        PacWest common stock is traded on NASDAQ under the symbol "PACW." As of the latest practicable date before the date of this document, there were 1,791 holders of PacWest common stock. You should obtain current price quotations for PacWest common stock.

        The following table sets forth the closing sale prices per share of PacWest common stock on September 11, 2018, the last trading day before the public announcement of the signing of the merger agreement, and on November 19, 2018, the latest practicable date before the date of this document. The following table also includes the equivalent market value per share of El Dorado common stock on September 11, 2018 and November 19, 2018 determined by adding $427.92 in cash plus the product of the share price of PacWest common stock on such dates and the exchange ratio of 58.2209.

	PacWest Common Stock	Equivalent Market Value per El Dorado Common Share(1)
September 11, 2018	$50.04	$3,341.29
November 19, 2018	$39.45	$2,724.73

(1)
The information presented does not reflect the actual value of the merger consideration that will be received by holders of El Dorado common stock in the merger. The exchange ratio is fixed (subject to potential adjustment, as described in "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Termination of the Merger Agreement") and therefore the value of the merger consideration at the closing of the merger will be based on the price of PacWest common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the share price of PacWest common stock on the dates set forth above.

El Dorado Information

        There is no established public trading market for shares of El Dorado common stock and no broker makes a market in the stock.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption entitled "Cautionary Statement Regarding Forward-Looking Statements," El Dorado shareholders should carefully consider the following factors in deciding whether to vote for El Dorado's proposals. Please see the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Because the market price of PacWest common stock will fluctuate, the value of the merger consideration to be received by El Dorado shareholders may change.

        At the effective time of the merger, other than in certain circumstances described below, each share of El Dorado common stock, other than certain specified excluded shares and dissenting shares, will be converted into the right to receive the merger consideration consisting of (i) $427.92 in cash and (ii) 58.2209 shares of PacWest common stock, subject to potential adjustment as described below, with cash paid in lieu of a fractional share of PacWest common stock. Accordingly, the value of the merger consideration to be received by El Dorado shareholders will be based on the value of PacWest common stock at closing. The value of the PacWest common stock to be received by El Dorado shareholders in the merger may vary from the value as of the date the merger was announced, the date that this document was mailed to El Dorado shareholders, the date of the special meeting and the determination period. Any change in the market price of PacWest common stock prior to completion of the merger will affect the value of the merger consideration that El Dorado shareholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, El Dorado shareholders will not know or be able to calculate the value of the per share consideration they would receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in PacWest's or El Dorado's businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of PacWest and El Dorado. El Dorado shareholders should obtain current market quotations for PacWest common stock before voting their shares at the special meeting. PacWest common stock is traded on NASDAQ under the symbol "PACW."

        Under certain circumstances, if certain title defects and/or environmental conditions exist with respect to El Dorado's real property and the total cost to cure and/or remediate such defects or conditions (after taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree are reasonably likely to be available) is greater than $2,000,000, the aggregate cash consideration will be reduced by the real property adjustment amount, except that if the real property adjustment amount exceeds $7,000,000, then in lieu of reducing the cash consideration by 100% of the excess adjustment amount, the merger consideration will be reduced as follow: (i) 12.5% of the excess adjustment amount will be applied to reduce the aggregate cash consideration; and (ii) the remaining 87.5% of the excess adjustment amount will be applied to reduce the stock portion of the merger consideration by reducing the exchange ratio accordingly. If the real property adjustment amount exceeds $15,000,000 (unless PacWest agrees that the real property adjustment amount will be $15,000,000), El Dorado may terminate the merger agreement. If the real property adjustment amount exceeds $25,000,000, PacWest may terminate the merger agreement.

        In addition, the merger agreement provides that El Dorado may terminate the merger agreement if (i) the PacWest average closing price falls below $42.80 per share and (ii) the PacWest average closing price underperforms the average price of the KBW Index during the determination period by more than 15%. If El Dorado elects to terminate the merger agreement, then PacWest may reinstate the agreement after increasing the exchange ratio or cash consideration according to formulas set forth in the merger agreement such that the value of the merger consideration would be at least equal to $2,919.77 per share, as adjusted for any decline in the KBW Index. Accordingly, at the time of the El Dorado special meeting, El Dorado shareholders may not know or be able to calculate the applicable metrics over the determination period to determine the cash consideration or the exchange ratio used to determine the number of shares of PacWest common stock they would receive with respect to each share of El Dorado common stock upon completion of the merger, and the number of shares of PacWest common stock or cash consideration to be received by El Dorado shareholders may be materially less than anticipated by El Dorado shareholders.

        For a more detailed discussion of potential adjustments to the merger consideration, see the sections entitled "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Termination of the Merger Agreement."

El Dorado shareholders will have a reduced ownership and voting interest in PacWest after the merger and will exercise less influence over PacWest's management.

        El Dorado shareholders currently have the right to vote in the election of the El Dorado board of directors and on other matters affecting El Dorado. Upon the completion of the merger, except for shareholders who own common shares in both PacWest and El Dorado, each El Dorado shareholder will be a stockholder of PacWest with a percentage ownership of PacWest that is smaller than such shareholder's current percentage ownership of El Dorado. It is currently expected that former shareholders of El Dorado as a group will receive shares in the merger constituting approximately 6.3% of the outstanding shares of PacWest's common stock immediately after the merger. Because of this, El Dorado shareholders will have less influence on the management and policies of PacWest than they now have on the management and policies of El Dorado.

Sales of substantial amounts of PacWest's common stock in the open market by former El Dorado shareholders could decrease PacWest's stock price.

        Shares of PacWest common stock that are issued to El Dorado shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. As of the close of business on October 31, 2018, PacWest had approximately 121,770,415 shares of common stock outstanding. Based on the shares of El Dorado common stock currently outstanding, PacWest currently expects to issue approximately 8,132,615 shares of its common stock in connection with the merger.

        Because of the significantly enhanced liquidity of PacWest common stock as compared to shares of El Dorado common stock on account of the fact that PacWest's common stock is publicly traded, if the merger is completed, El Dorado's former shareholders may sell substantial amounts of PacWest common stock in the public market following completion of the merger. Any such sales may cause the market price of PacWest common stock to decrease. These sales might also make it more difficult for PacWest to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

PacWest may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, PacWest's ability to combine and integrate the business of El Dorado into Pacific Western Bank's business. If PacWest is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        PacWest and El Dorado have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of PacWest, Pacific Western Bank or El Dorado or inconsistencies in standards, controls, practices, procedures and policies. It is also possible that clients, customers, depositors and counterparties of El Dorado could choose to discontinue their relationships with PacWest post-merger because they prefer doing business with a different financial institution, which could adversely affect the future anticipated performance of

PacWest. These transition matters could have an adverse effect on El Dorado during the pre-merger period and the combined company for an undetermined amount of time after the consummation of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on PacWest following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact PacWest and El Dorado.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval of the merger by El Dorado shareholders, (ii) absence of any governmental order or law prohibiting completion of the merger or the other transactions contemplated by the merger agreement and (iii) effectiveness of the registration statement of which this document is a part.

        The obligation of each party to consummate the merger is also conditioned upon (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the merger agreement, (iii) receipt by each party of a tax opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (iv) the absence of a material adverse effect with respect to the other party since the date of the merger agreement. The obligation of PacWest to consummate the merger is also conditioned upon (a) the sum of the adjusted shareholders' equity and allowance for loan losses of El Dorado not being less than a specified level, (b) the receipt of certain required regulatory approvals and such approvals not containing materially burdensome regulatory conditions, (c) El Dorado's average total deposits for the calendar month immediately preceding the closing date not being less than a specified level, (d) holders of not more than 10% of outstanding shares of El Dorado common stock having duly exercised their dissenters' rights under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a and (e) the expiration of all applicable time periods set forth in the merger agreement relating to the determination of the costs associated with any title defects or environmental conditions for each of El Dorado's owned real properties. The obligation of El Dorado to consummate the merger is also conditioned upon the receipt of certain required regulatory approvals and the completion of certain filings with NASDAQ.

        These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by the end date, either PacWest or El Dorado may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after the El Dorado shareholder approval.

        Furthermore, prior to the El Dorado shareholder approval, PacWest may terminate the merger agreement and require payment of a $18,669,000 termination fee if (i) PacWest terminates the merger agreement because El Dorado has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals; (ii) the El Dorado board of directors has effected a change of recommendation; or (iii) at any time following receipt of a public acquisition proposal (other than a tender offer or exchange offer), the El Dorado board of directors has failed to reaffirm its recommendation that the El Dorado shareholders approve the merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by PacWest (or, if earlier, by the close of business on the business day immediately preceding the special meeting). El Dorado must also pay the $18,669,000 termination fee if (a) an acquisition proposal has been made to El Dorado or its shareholders generally or any person has publicly announced an intention to make an acquisition proposal with respect to El Dorado; (b) thereafter the merger agreement is terminated by either party because (1) the merger was not consummated on or before the end date and the El Dorado shareholder approval has not been obtained or (2) the El Dorado shareholder approval was not obtained at the special meeting and (c) within 12 months after the termination of the merger agreement, El Dorado enters into a definitive agreement with respect to or consummates an acquisition proposal (except that for purposes of the foregoing, references to "15%" in the definition of the term "acquisition proposal" will instead refer to "50%").

        If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of PacWest's common stock may decline significantly, particularly to the extent that the current market price of PacWest common stock reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected.

        In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the parties would have to recognize these expenses, including, in the case of El Dorado under certain circumstances, a termination fee, without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on each party's ongoing business during the pendency of the merger, could have a material adverse effect on each party's business, financial condition and results of operations.

        Additionally, PacWest's or El Dorado's business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of PacWest common stock might change to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and a party's board of directors seeks another merger or business combination, such party's shareholders cannot be certain that such party will be able to find a third party willing to engage in a transaction on more attractive terms than the merger.

El Dorado will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of El Dorado and, consequently, PacWest. These uncertainties and contemplated changes may impair El Dorado's ability to attract, retain and motivate key personnel and customers pending the consummation of the merger, as such personnel and customers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties and contemplated changes could cause customers, suppliers, vendors and others who deal with El Dorado to seek to change existing business relationships with El Dorado or fail to extend an existing relationship with El Dorado. In addition, competitors may target El Dorado's existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

        El Dorado has a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on El Dorado's management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on El Dorado's business, financial condition and results of operations.

        In addition, the merger agreement restricts El Dorado from taking certain actions without PacWest's consent while the merger is pending. These restrictions may, among other matters, and subject to certain exceptions, prevent El Dorado from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures, entering into other transactions or making other changes to El Dorado's business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on El Dorado's business, financial condition and results of operations. Please see the section entitled "The Merger Agreement—Conduct of Business Prior to the Completion of the Merger" for a description of the restrictive covenants applicable to El Dorado.

El Dorado directors and officers have interests in the merger different from the interests of other El Dorado shareholders.

        El Dorado's executive officers and directors have interests in the merger that are different from, or in addition to, the interests of El Dorado shareholders generally. Such interests include the following: (1) Thomas C. Meuser, Chairman of the Board, George L. Cook, Jr., Chief Executive Officer and a director of El Dorado, and William H. Blucher, Chief Financial Officer and a director of El Dorado, have entered into consulting agreements with PacWest that become effective as of, and are conditioned upon, the closing of the merger; (2) John A. Cook, President and Chief Operating Officer of El Dorado, has entered into an offer letter with PacWest to be employed as a regional president with a start date following, and is conditioned upon, the closing of the merger; (3) each of El Dorado's four executive officers are party to an executive salary continuation agreement with El Dorado that provides for certain benefits upon termination of employment within 36 months following a change in control of El Dorado; and (4) El Dorado directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

        These interests are described in more detail under the section entitled "The Merger—Interests of El Dorado Directors and Executive Officers in the Merger."

Shares of PacWest common stock to be received by El Dorado shareholders as a result of the merger will have rights different from shares of El Dorado common stock.

        Upon completion of the merger, the rights of former El Dorado shareholders will be governed by the certificate of incorporation and bylaws of PacWest. The rights associated with shares of El Dorado common stock are different from the rights associated with PacWest common stock. In addition, the rights of stockholders under Delaware law, where PacWest is incorporated, may differ from the rights of shareholders under federal law, under which El Dorado is chartered. Please see the section entitled "Comparison of Shareholders' Rights" for a discussion of the different rights associated with PacWest common stock.

The merger agreement contains provisions that may discourage other companies from trying to acquire El Dorado.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to El Dorado that might result in greater value to El Dorado shareholders than the merger. These provisions include a general prohibition on El Dorado from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, in some circumstances upon termination of the merger agreement, El Dorado may be required to pay PacWest a $18,669,000 termination fee. However, the failure of El Dorado shareholders to approve the merger agreement will not in and of itself trigger El Dorado's obligation to pay a termination fee, unless other factors also exist, including a third-party proposal to acquire El Dorado and entry into a definitive agreement with respect to an acquisition of El Dorado, or consummation of an acquisition of El Dorado, in each case within 12 months following termination.

        Each of the directors of El Dorado, in his capacity as a beneficial owner of any shares of common stock of El Dorado, has entered into a voting agreement with PacWest in which each such director has agreed to vote all shares of El Dorado common stock that he beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of El Dorado to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, El Dorado's directors beneficially owned, in the aggregate, 8,469 shares of El Dorado common stock, allowing them to exercise approximately 6.06% of the voting power of shares of El Dorado common stock. For more information, please see the section entitled "The Merger Agreement—Voting Agreements." El Dorado also has an unqualified obligation to submit the merger proposal to a vote of El Dorado shareholders, even if El Dorado receives a proposal that its board of directors believes is superior to the merger.

PacWest expects to incur substantial expenses related to the merger.

        PacWest expects to incur substantial expenses in connection with consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of El Dorado into that of Pacific Western Bank. Although PacWest and El Dorado have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result of these expenses, both PacWest and El Dorado expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be substantial, although the aggregate amount and timing of such charges are uncertain at present.

The opinion of El Dorado's financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.

        On September 11, 2018, the El Dorado board of directors received an opinion from Sandler, its financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of El Dorado common stock. Subsequent changes in the operations and prospects of El Dorado or PacWest, general market and economic conditions and other factors that may be beyond the control of El Dorado or PacWest may significantly alter the value of El Dorado or PacWest or the prices of PacWest common stock or El Dorado common stock by the time the merger is completed. Because El Dorado does not anticipate asking Sandler to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed or as of any other date other than the date of such opinion.

        For a description of the opinion that El Dorado received from its financial advisor, please refer to the section entitled "The Merger—Opinion of El Dorado's Financial Advisor."

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking information about PacWest, El Dorado, and the combined bank after the close of the merger that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of PacWest, El Dorado and the combined bank. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by PacWest with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to:

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  lower than expected revenues;

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  credit quality deterioration or a reduction in real estate values, which could cause an increase in the provision for credit losses and allowance for credit losses and a reduction in net earnings;

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  increased competitive pressure among depository institutions;

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  the ability to complete the merger, including obtaining required regulatory approvals and approval by the shareholders of El Dorado, or any future transaction, and to integrate such acquired entity or entities successfully or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all;

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  the reaction by El Dorado's or PacWest's customers, employees and counterparties to the merger;

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  changes in the stock price of PacWest prior to the completion of the merger as a result of the financial performance of PacWest prior to closing;

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  the possibility that regulatory approvals will not be received on expected timeframes or at all;

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  the possibility that personnel changes/retention will not proceed as planned;

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  the possibility that a change in the interest rate environment may increase funding costs and reduce net interest margins;

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  higher than anticipated operating expenses;

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  the effectiveness of PacWest's risk management framework;

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  asset/liability re-pricing risks and liquidity risks;

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  the costs and effects of legal, compliance, and regulatory actions, changes and developments, including the impact of adverse judgments or settlements in litigation;

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  the initiation and resolution of regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews;

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  general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, which may be less favorable than expected; and

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  other risk factors described in documents filed by PacWest with the SEC.

        All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially.

        PacWest and El Dorado are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

EL DORADO SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

        The special meeting will be held at El Dorado's principal executive offices, at 4040 El Dorado Road, Placerville, California 95667, on Wednesday, January 9, 2019, at 10:00 a.m., local time. On or about November 30, 2018, El Dorado will commence mailing of this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the special meeting.

Purpose of the Special Meeting

        At the special meeting, El Dorado shareholders will be asked to consider and vote upon the following proposals:

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  Merger Proposal.  To approve the merger of El Dorado with and into Pacific Western Bank, with Pacific Western Bank as the surviving bank, pursuant to the merger agreement, dated as of September 11, 2018, by and between PacWest and El Dorado, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this proxy statement/prospectus; and

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  Adjournment Proposal.  To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        El Dorado will transact no other business at the special meeting other than as listed above.

Recommendation of the El Dorado Board of Directors

        After careful consideration, the El Dorado board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of El Dorado and its shareholders.

        The El Dorado board of directors recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal. Please see the section entitled "The Merger—Recommendation of the El Dorado Board of Directors and Reasons for the Merger."

Record Date and Quorum

        The El Dorado board of directors has fixed the close of business on November 15, 2018 as the record date for determining the holders of shares of El Dorado common stock entitled to receive notice of and to vote at the special meeting.

        As of the close of business on the record date, there were 139,685.5 shares of El Dorado common stock outstanding and entitled to vote at the special meeting held by approximately 180 shareholders of record. Each share of El Dorado common stock entitles the holder to one vote on each proposal to be considered at the special meeting.

        A majority of shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the special meeting. Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

        None of the proposals to be voted on at the El Dorado special meeting are routine matters for which brokers may have discretionary authority to vote. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting. Accordingly, such a failure would have an effect on the outcome of the vote if such failure prevented a quorum from being established. Please see "—Shares Held in 'Street Name"' below for further information.

        As of the close of business on the record date, directors and executive officers of El Dorado owned and were entitled to vote 10,719 shares of El Dorado common stock, representing approximately 7.67% of the shares of El Dorado common stock outstanding on that date. As of the close of business on the record date, PacWest beneficially held no shares of El Dorado common stock.

        In connection with the merger agreement, each of the directors of El Dorado, in his capacity as a beneficial owner of any shares of common stock of El Dorado, has entered into a voting agreement with PacWest in which each such director has agreed to vote all shares of El Dorado common stock that he beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of El Dorado to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, El Dorado's directors beneficially owned, in the aggregate, 8,469 shares of El Dorado common stock, allowing them to exercise approximately 6.06% of the voting power of shares of El Dorado common stock.

Required Vote

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  Merger Proposal:  The merger proposal requires the affirmative vote of two-thirds of the outstanding shares of El Dorado common stock entitled to vote thereon at the special meeting.

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  Adjournment Proposal:  The adjournment proposal requires the affirmative vote of the majority of the shares represented at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum).

Treatment of Abstentions; Failure to Vote

        For purposes of the special meeting, an abstention occurs when an El Dorado shareholder attends the special meeting, either in person or represented by proxy, but abstains from voting.

        Abstentions will be counted as represented at the special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

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  For the merger proposal, if an El Dorado shareholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote "AGAINST" the proposal. If an El Dorado shareholder is not present in person at the special meeting and does not respond by proxy, it will also have the same effect as a vote "AGAINST" the proposal.

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  The adjournment proposal requires the affirmative vote of the majority of the shares represented at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). Accordingly, for purposes of the adjournment proposal, abstentions will affect the outcome as they will be counted as shares represented at the meeting, but not voted affirmatively in favor of the adjournment proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a shareholder authorizes the persons named in the proxy to vote such holder's shares at the special meeting in the manner such holder directs. An El Dorado shareholder may vote by proxy or in person at the special meeting.

        The method of voting by proxy differs for shares held by shareholders of record and shares held in "street name."

Shareholders of Record:

        If your shares of El Dorado common stock are registered directly in your name, you are considered the shareholder of record with respect to these shares. If you hold your shares in your name as a shareholder of record, you may submit your proxy before the special meeting in one of the following ways:

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  By telephone: Use the telephone number shown on your proxy card. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

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  Through the Internet: Visit the website shown on your proxy card to vote via the Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

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  By mail: Complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        You may also cast your vote in person at the special meeting. Please see "—Attending the Special Meeting and Voting in Person" below for further information.

        El Dorado requests that El Dorado shareholders vote by telephone, over the Internet or by completing, dating and signing the accompanying proxy and returning it to El Dorado as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of El Dorado common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. Electronic proxies submitted via the Internet or by telephone must be received no later than Tuesday, January 8, 2019 at 11:59 p.m., Eastern Time.

        If you hold your shares of El Dorado common stock in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of El Dorado common stock represented by the proxy will be voted "FOR" the merger proposal and "FOR" the adjournment proposal.

Shares Held in "Street Name":

        If your shares of El Dorado common stock are held in an account with a bank, broker or other nominee, which are referred to as shares held in "street name," the bank, broker or other nominee is considered the shareholder of record with respect to these shares and you are the beneficial owner of these "street name" shares.

        If your shares are held in "street name" through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.

        If your shares are held in "street name," El Dorado recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee. If you do not give your bank, broker or other nominees instructions on how to vote your shares of El Dorado common stock, your bank, broker or other nominees will not be able to vote your shares on either of the proposals at the special meeting and your shares will not be represented at the special meeting.

        If your shares are held in "street name" through a broker, bank or other nominee you must either direct your nominee on how to vote your shares or obtain a proxy from such nominee to vote in person at the El Dorado special meeting. If your shares are held in "street name," you may only vote in person at the El Dorado special meeting if you have proof of ownership of your shares of El Dorado common stock as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares and present such items at the El Dorado special meeting. Please see "—Attending the Special Meeting and Voting in Person" below for further information.

        Every shareholder's vote is important. Accordingly, each El Dorado shareholder should promptly submit a proxy, whether or not the shareholder plans to attend the special meeting.

        If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.

Shares Held in "Street Name"

        If your shares of El Dorado common stock are held in "street name" through a bank, broker or other nominee, you must provide the bank, broker or other nominee, as the shareholder of record of your shares, with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker or other nominee. You may not vote shares held in "street name" by returning a proxy card directly to El Dorado or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

        Brokers, banks or other nominees who hold shares in "street name" for the beneficial owner are not allowed to vote with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. Both proposals to be voted on at the El Dorado special meeting are considered "non-routine" matters and, therefore, brokers, banks and other nominees do not have discretionary voting power on these matters. A "broker non-vote" occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the El Dorado special meeting are routine matters for which brokers may have discretionary authority to vote, if you do not instruct your bank, broker or other nominee on how to vote your shares of El Dorado common stock, your bank, broker or other nominee may not vote such shares on either the merger proposal or the adjournment proposal.

        Accordingly, if your shares of El Dorado common stock are held in "street name" and you do not instruct your broker, bank or other nominee on how to vote your shares, then your bank, broker or other nominee will NOT be able to vote your shares of El Dorado common stock on either the merger proposal or the adjournment proposal.

  •
  For the merger proposal, shares not represented at the special meeting are still considered outstanding and, therefore, will have the same effect as a vote "AGAINST" the proposal. The merger proposal requires the affirmative vote of two-thirds of the outstanding shares of El Dorado common stock entitled to vote thereon at the special meeting. Therefore, the failure of a holder of shares of El Dorado common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote "AGAINST" the merger proposal.

  •
  The adjournment proposal requires the affirmative vote of the majority of the shares represented at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the special meeting. Accordingly, such a failure would have an effect on the outcome of the vote if such failure prevented a quorum from being established.

Revocability of Proxies and Changes to a Shareholder's Vote

        If you hold your shares of El Dorado common stock in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of four ways:

  •
  first, by sending a notice of revocation stating that you would like to revoke your proxy;

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  second, by sending a completed proxy card bearing a later date than your original proxy card;

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  third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so and following the instructions on the proxy card; or

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  fourth, by attending the special meeting and voting in person. Attendance at the El Dorado special meeting will not in itself constitute the revocation of a proxy.

        If you are an El Dorado shareholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to El Dorado's corporate secretary at 4040 El Dorado Road, Placerville, California 95667. Any proxy that you submitted may also be revoked by submitting a new proxy via the Internet or by telephone no later than Tuesday, January 8, 2019 at 11:59 p.m., Eastern Time, or by voting in person at the special meeting.

        If your shares are held in "street name" through a broker, bank or other nominee and you have instructed your nominee how to vote your shares of El Dorado common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.

Attending the Special Meeting and Voting in Person

        The special meeting will be held at El Dorado's principal executive offices, 4040 El Dorado Road, Placerville, California 95667, on Wednesday, January 9, 2019, at 10 a.m., local time. Subject to space availability, all El Dorado shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Since seating may be limited, admission to the special meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

        If you hold your shares of El Dorado common stock in your name as a shareholder of record and you wish to attend the special meeting and vote in person, please bring valid picture identification.

        If your shares are held in "street name" through a broker, bank or other nominee, you may only vote in person at the El Dorado special meeting if you have proof of ownership of your shares of El Dorado common stock as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares and present such items at the El Dorado special meeting. You must also bring valid picture identification.

        Any representative of a shareholder who wishes to attend the El Dorado special meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the holder of shares of El Dorado common stock and an acceptable form of identification.

Dissenters' Rights

        In connection with the merger, El Dorado shareholders will have the opportunity to exercise dissenters' rights in accordance with the procedures set forth in 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a. Copies of 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a are attached to this proxy statement/prospectus as Appendix C. A dissenting shareholder who votes "AGAINST" the merger proposal or who gives notice in writing to El Dorado at or prior to the special meeting that such holder dissents from the merger and who follows the required procedures may receive cash in an amount equal to the value of his or her shares of El Dorado common stock in lieu of the merger consideration provided for under the merger agreement. For additional details and information on how to exercise your dissenters' rights, please refer to "The Merger—Dissenters' Rights" on page 70 and Appendix C of this proxy statement/prospectus. Failure to follow all of the steps required under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a will result in the loss of your dissenters' rights.

Solicitation of Proxies

        El Dorado is soliciting proxies for the special meeting from El Dorado shareholders on behalf of its board of directors. El Dorado will bear all of the costs of the proxy solicitation for the special meeting, including the costs of preparing, printing and mailing this proxy statement/prospectus to its shareholders. In addition to solicitations by mail, El Dorado's directors, officers and employees may solicit proxies in person or by telephone, email, facsimile or other electronic methods without additional compensation. El Dorado has engaged Alliance Advisors to assist El Dorado in the solicitation of proxies and the mailing of the proxy materials for the special meeting, as well as to provide related advice and informational support. Such firm will be paid a fee of approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses.

        El Dorado will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of El Dorado common stock held in "street name" by such persons.

Questions and Additional Information

        If you have any questions or need assistance in voting your shares, please call George L. Cook, Chief Executive Officer of El Dorado, at (530) 622-1492.

 EL DORADO PROPOSALS

Merger Proposal

        As discussed throughout this proxy statement/prospectus, El Dorado is asking its shareholders to approve the merger proposal. Holders of shares of El Dorado common stock should read carefully this document in its entirety, including the appendices and the documents incorporated herein by reference, for more detailed information concerning the merger agreement and the merger. In particular, holders of shares of El Dorado common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

        The El Dorado board of directors recommends a vote "FOR" the merger proposal.

Adjournment Proposal

        The special meeting may be adjourned to another time and place, if necessary or appropriate, to permit, among other things, the further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        If, at the special meeting, El Dorado does not have the affirmative vote of two-thirds of the outstanding shares entitled to vote to approve the merger proposal, El Dorado intends to move to adjourn the special meeting in order to enable the board of directors to solicit additional proxies for approval of the merger proposal. If the shareholders approve the adjournment proposal, El Dorado could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

        The El Dorado board of directors recommends a vote "FOR" the adjournment proposal.

No Other Matters

        Under Section 2.4 of El Dorado's bylaws, El Dorado may not transact any other business at the special meeting other than as listed above.

 INFORMATION ABOUT THE COMPANIES

PacWest Bancorp
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
Phone: (310) 887-8500

        PacWest Bancorp, a Delaware corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, referred to as the BHC Act, with corporate headquarters in Beverly Hills, California. PacWest's principal business is to serve as the holding company for PacWest's wholly-owned subsidiary, Pacific Western Bank. References to PacWest refer to PacWest together with Pacific Western Bank and its other subsidiaries on a consolidated basis.

        PacWest is focused on relationship-based business banking to small, middle-market and venture-backed businesses nationwide. It has 74 full-service, retail bank branches located throughout California, one branch located in Durham, North Carolina, and numerous loan production offices located in cities across the United States. Pacific Western Bank's Community Banking group provides lending and comprehensive deposit and treasury management services to small and medium-sized businesses conducted primarily through Pacific Western Bank's branch operations in Southern California extending from San Diego County to California's Central Coast, and four bank branches in the Central Valley. Following the merger of PacWest with CapitalSource Inc. completed on April 7, 2014, Pacific Western Bank established the National Lending group (formerly referred to as the CapitalSource Division), which provides asset-based, equipment, real estate, and security cash flow and treasury management services to established middle-market businesses on a national basis. The National Lending group's loan and lease origination efforts are conducted through key offices located in Chevy Chase, Maryland; Los Angeles and San Jose, California; St. Louis, Missouri; Denver, Colorado; Chicago, Illinois; and New York, New York. Following the merger of PacWest with Square 1 Financial, Inc. completed on October 6, 2015, Pacific Western Bank formed the Venture Banking group (formerly referred to as the Square 1 Bank Division), which offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovation hubs across the United States. In addition, Pacific Western Bank provides investment advisory and asset management services to select clients through Square 1 Asset Management, Inc., a wholly-owned subsidiary of Pacific Western Bank and a SEC-registered investment adviser.

        Pacific Western Bank also provides special services, including international banking services, such as foreign exchange, foreign remittance, international letters of credit and foreign currency services, multi-state deposit services and cash management services, such as remote deposit capture, wire transfer and Automated Clearing House payment services, as well as product offerings through other correspondent banks. Pacific Western Bank issues ATM, debit and business credit cards, has a network of branded ATMs and offers access to ATM networks through other major service providers. Pacific Western Bank provides access to customer accounts via a 24-hour toll-free automated telephone customer service operated seven days a week and a secure online banking service.

        PacWest Bancorp was established in October 1999 and has achieved strong market positions by developing and maintaining extensive local relationships in the communities it serves. By leveraging its business model, service-driven focus, and presence in attractive markets, as well as maintaining a highly efficient operating model and robust approach to risk management, PacWest has achieved significant and profitable growth, both organically and through disciplined acquisitions. PacWest has successfully completed 29 acquisitions since 2000 which have contributed to its growth and expanded its market presence throughout the United States.

        As of September 30, 2018, PacWest had total assets of $24.8 billion, loans and leases, net of deferred fees, of $17.2 billion, total deposits of $17.9 billion, and stockholders' equity of $4.7 billion.

        PacWest's stock is traded on NASDAQ under the symbol "PACW."

        Additional information about PacWest and its subsidiaries may be found in the documents incorporated by reference into this document. Please also see the section entitled "Where You Can Find More Information."

El Dorado Savings Bank, F.S.B.
4040 El Dorado Road
Placerville, California 95667
Phone: (530) 622-1492

        El Dorado is a federal savings association headquartered in Placerville, California. It is a member of the Federal Home Loan Bank of San Francisco and its deposits are insured by the FDIC. El Dorado provides a wide array of consumer banking products, including (i) checking, savings, money market and certificate of deposit accounts; (ii) mortgage loans, including home refinance loans, and home equity lines of credit; and (iii) mobile payment services. Since commencing operations in 1958, El Dorado has been committed to serving local residents through its branch network, which is now comprised of 31 branches in Northern California and four branches in Northern Nevada.

        As of September 30, 2018, El Dorado had total assets of approximately $2.20 billion, total deposits of approximately $1.96 billion and stockholders' equity of approximately $232 million. As of September 30, 2018, El Dorado had a Tier 1 risk-based capital ratio of 34.9%, a total risk-based capital ratio of 35.7% and a Tier 1 leverage ratio of 10.4%.

THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between PacWest and El Dorado. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about PacWest or El Dorado. Such information can be found elsewhere in this document and in the public filings PacWest and El Dorado make with the SEC, as described in the section entitled "Where You Can Find More Information."

Terms of the Merger

Transaction Structure

        PacWest's and El Dorado's boards of directors have approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of El Dorado with and into Pacific Western Bank, a California state-chartered bank and a wholly-owned subsidiary of PacWest, with Pacific Western Bank as the surviving bank.

Merger Consideration

        In the merger, each share of El Dorado common stock owned by an El Dorado shareholder, other than certain specified excluded shares and dissenting shares described under "The Merger Agreement—Merger Consideration—Cancellation of Excluded Shares and Dissenting Shares," will be converted into the right to receive the merger consideration consisting of (i) $427.92 in cash and (ii) 58.2209 shares of PacWest common stock, subject to adjustment as set forth in the merger agreement and as further described in the sections entitled "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Termination of the Merger Agreement." For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share (rounded to the nearest thousandth) of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the PacWest average closing price.

        The market value of the stock portion of the merger consideration will fluctuate with the price of PacWest common stock, and the value of the shares of PacWest common stock that holders of shares of El Dorado common stock will receive upon consummation of the merger may be different than the value of the shares of PacWest common stock that holders of shares of El Dorado common stock would receive if calculated on the date PacWest and El Dorado announced the merger, on the date that this document is being mailed to El Dorado shareholders, or on the date of the special meeting of El Dorado shareholders. Based on the closing price of PacWest common stock on September 11, 2018, the value of the per share merger consideration payable to holders of shares of El Dorado common stock was $3,341.29. Based on the closing price of PacWest common stock on November 19, 2018, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of shares of El Dorado common stock was $2,724.73.

Background of the Merger

        The El Dorado board of directors periodically reviews, with management, its business strategies, opportunities and challenges as part of its consideration and evaluation of its long-term prospects in light of developments in its business, in the sectors in which it competes, in the economy generally and in financial markets, with the goal of enhancing value for its shareholders. Early in 2018, management of El Dorado believed that it would be prudent to reach out to an independent investment banker to discuss the financial markets and El Dorado's positioning in light of perceived future challenges for independent banks of El Dorado's size and opportunity for liquidity.

        At the May 8, 2018 regular meeting of the El Dorado board of directors, Mr. George Cook, Jr., Chief Executive Officer of El Dorado, advised the El Dorado board of directors of recent discussions he, Mr. Meuser, Mr. Blucher and Mr. J. Cook had with a representative of Sandler in April, 2018 regarding the then current merger and acquisition market conditions and the potential value El Dorado could receive in a merger transaction. Mr. G. Cook reviewed with the El Dorado board of directors the reasons that he and the other members of executive management felt it would be a good time to explore a potential sale of El Dorado in light of the value other financial institutions were receiving in strategic transactions and the fact that a transaction would reward many of El Dorado's shareholders, or families of shareholders, who had been invested in El Dorado for as long as over 50 years. Mr. G. Cook also reviewed with the El Dorado board of directors threats from competition from lesser regulated and non-taxed credit unions, non-bank mortgage lenders and other providers of bank-like products and services. Mr. G. Cook also discussed with the El Dorado board of directors the burdens and costs of regulation, the risks associated with failing to comply with applicable regulations, cybersecurity threats and the political climate for banks generally. Mr. G. Cook also discussed with the El Dorado board of directors the business position of El Dorado, which included discussions regarding the anticipated pressure interest rate hikes would have on El Dorado's profit margin.

        In addition, Mr. G. Cook discussed with the El Dorado board of directors the potential risks associated with a sale, including the impact a failed transaction or leak of confidential information could have on El Dorado's shareholders, its employees and its customers. Following a lengthy discussion with the El Dorado board of directors and executive management regarding exploring a strategic transaction, the board of directors authorized El Dorado to enter into an engagement letter with Sandler as its exclusive financial advisor in connection with pursuing a potential strategic transaction, and the El Dorado board of directors appointed a special strategic committee comprised of directors Jack L. Cornelius, Jr., James D. Coyle III and Frederick A. Teichert, referred to as the strategic committee, to, among other things, (i) oversee management and El Dorado's financial, legal and other professional advisors in connection with, and any formal process related to, a strategic alternative and (ii) make such recommendations to the full El Dorado board of directors as the strategic committee deems appropriate, including whether, among other things, to enter into a strategic transaction.

        On May 15, 2018, El Dorado entered into the engagement letter with Sandler.

        On July 3, 2018, the strategic committee held a meeting together with a representative from Sandler, a representative from Manatt, Phelps & Phillips, LLP, counsel to El Dorado, referred to as Manatt, as well as Messrs. Blucher, G. Cook, J. Cook and Meuser. At the meeting, the Sandler representative reviewed marketing materials which Sandler and management had prepared to solicit potential interest in El Dorado from prospective third parties and discussed the anticipated timing for a merger process. The members of the strategic committee engaged in a robust dialogue with Sandler and El Dorado management regarding the positioning of El Dorado for a strategic transaction and the prospective partners which Sandler intended to contact in order to explore a strategic transaction. In addition, a representative of Manatt reviewed with the strategic committee a form of mutual confidentiality agreement that would be used with potential acquirers, including discussion of the standstill and "don't ask-don't waive" provisions contained therein which restricted each counterparty from acquiring shares of El Dorado common stock, making unsolicited acquisition proposals and from requesting El Dorado amend or waive such provisions.

        Following the presentations and discussions, the strategic committee authorized Sandler to contact a list of prospective acquirers to determine if they would be interested in signing the confidentiality agreement that the special committee reviewed with Manatt and receiving additional information about El Dorado.

        On July 10, 2018, the El Dorado board of directors held a regular meeting. At the meeting, a representative of Manatt reviewed with the El Dorado board of directors its fiduciary duties in connection with its assessment of potential strategic transactions, including its ability to decide not to pursue a strategic transaction or reject any proposal if such proposal is not in the best interests of El Dorado and its shareholders. In addition, the representative from Manatt reviewed the potential timeline associated with a strategic transaction, including regulatory approval. Mr. G. Cook also updated the El Dorado board of directors on the strategic process, including the due diligence review being conducted by prospective strategic partners.

        Between July 3, 2018 and July 19, 2018, Sandler reached out to 24 prospective acquirers to gauge their interest in signing a mutual confidentiality agreement to explore a transaction with El Dorado. The prospective acquirers were determined based on Sandler's understanding of such prospective acquirer's financial capacity to complete a possible acquisition of El Dorado, perceived business and cultural fit and perceived potential to obtain required regulatory approvals in consultation with El Dorado management. Of those 24 parties, El Dorado executed confidentiality agreements with 10 potential transaction counterparties, all of whom were financial institutions. Six of the 10 financial institutions expressed interest in meeting with management of El Dorado and obtaining further information, and on July 5, 2018, they were provided with access to an electronic due diligence data room with non-public information regarding El Dorado. Between July 30, 2018 and August 6, 2018, El Dorado and a representative of Sandler met with each of the interested financial institutions. Following those meetings, five banks (PacWest, Party B, Party C, Party D and Party E) ultimately submitted letters of intent. The indicative values in the proposed letters of intent ranged from $349 million to $505 million, which consisted of various consideration mixes, ranging from approximately 25% cash and 75% stock to 100% cash. The various letters of intent also contained a variety of other terms, including requirements for further diligence, conditions to closing, plans for the El Dorado branch network and anticipated timing to announce and close a transaction. In addition, the consideration mix varied amongst the bidders in terms of cash and/or stock. PacWest submitted a letter of intent on August 9, 2018 for an aggregate consideration with an indicative value of approximately $456 million (based on PacWest's closing stock price as of August 8, 2018), comprised of 75% of PacWest common stock (or 47.6077 shares of PacWest common stock for each share of El Dorado common stock) and 25% of cash (or $816.47 for each share of El Dorado common stock).

        On August 8, 2018, a regular meeting of the PacWest board of directors was held. A representative from Keefe, Bruyette & Woods, Inc., referred to as KBW, who acted as PacWest's financial advisor, participated in the meeting and presented an overview of and the strategic rationale for the proposed El Dorado merger transaction. The KBW representative highlighted, among other things, El Dorado's core deposit level, El Dorado's average deposit relationship of 23 years and El Dorado's liquid balance sheet. After a discussion regarding deal pricing, deposit costs and anticipated due diligence timelines, PacWest's management noted its intention to submit a non-binding letter of intent to El Dorado.

        On August 10, 2018, Sandler preliminarily reviewed telephonically with members of El Dorado's management team the principal terms of all five letters of intent, as well as the conversations Sandler had with the potential acquirers regarding each potential acquirer's letter of intent and its underlying assumptions and concerns. In an effort to elicit each potential counterparty's best proposal and provide transparency, Sandler shared with each bidder that El Dorado's board of directors would likely choose one potential counterparty with which it would move forward exclusively.

        El Dorado management noted to Sandler on the August 10, 2018 call that, although Party B's bid was the highest nominal initial bid, the language of its letter of intent created substantial uncertainty about what its final bid price would ultimately be. In particular, El Dorado management and Sandler discussed that Party B's letter indicated that a final purchase price would be determined following satisfactory completion of Party B's due diligence and additional negotiations with El Dorado and its advisors. In addition, Party B's letter contemplated announcing a definitive agreement as late as four and a half months from the date of the letter, which management noted could increase the risk of damage to El Dorado's business if there were any confidentiality leaks during the long interim period. Sandler subsequently informed Party B that its bid raised a number of questions that concerned the El Dorado board of directors. These concerns included the uncertainty of Party B's final pricing, the timing of the schedule to ultimately announce a definitive agreement (by December 31, 2018), its plans for additional due diligence and the financial assumptions underlying its bid. Sandler indicated it would communicate any additional information that Party B could provide to El Dorado management and the El Dorado board of directors.

        Sandler also reached out to Party C, Party D and Party E to discuss their respective bids and acquire more background information on the terms of their proposals. Sandler communicated with each of the parties that it was unlikely there would be a second round of bidding should any party desire to increase its bid.

        In response to questions from PacWest regarding its bid, Sandler indicated that PacWest had distinguished itself as a lead potential acquirer with respect to its preparation to move forward with a transaction based on its engagement of outside experts, the level of due diligence that had been completed and its ability to timely enter into a definitive agreement and consummate a transaction, but PacWest was not the highest bidder with respect to pricing. PacWest shared detailed transaction assumptions, including assumptions informed by the engagement of its outside advisors, including KBW. Following those discussions and further interaction with representatives of PacWest and KBW, PacWest confirmed to Sandler orally on August 14, 2018 that it would be willing to increase its initial bid, which had an indicative value of approximately $456 million based on PacWest's closing stock price as of August 8, 2018 (and which was the second highest bid of the initial bids received by El Dorado) by an additional $22 million with the mix of additional consideration ultimately to be determined. In addition, in response to its August 10, 2018 conversation with Sandler, Party B provided a letter on August 13, 2018 addressing some of the questions raised by Sandler in the August 10, 2018 phone call between the parties and provided more certainty with respect to the timing of due diligence and the execution of a definitive agreement and made a specific request for additional diligence items. Party B also provided a separate form of 30-day exclusivity agreement to El Dorado but did not provide any additional definitiveness around pricing.

        On August 15, 2018, representatives of Sandler and Manatt met with the strategic committee along with Messrs. Blucher, J. Cook, G. Cook and Meuser to discuss each of the five proposals received by El Dorado. The strategic committee reviewed with Sandler, among other things: the financial terms of each of the five proposals; the aggregate value analysis of each of the five proposals over a three-year period; each prospective acquirer's business and management team; the pricing and consideration mix and impact of cash as part of the overall transaction consideration; historical stock market prices, including any increase in a bidder's stock price; prospective dividend yields and the effect of such dividends, if any, on overall value of the bids; post-transaction liquidity of stock for prospective acquirers offering stock consideration; a net present value analysis of the stock of each prospective acquirer offering stock consideration, including underlying assumptions; tax treatment of cash and stock portions of the purchase price, including the tax structuring opportunities offered by bids that included stock consideration; timing associated with entering into a definitive agreement and ultimately consummating a transaction; preparedness of each of the counterparties and level of due diligence remaining; the historical acquisition experience of each prospective acquirer; closing conditions and contingencies (including risk of pricing adjustments); corporate governance proposals for the combined enterprise; plans for any branch consolidation; and earnings per share estimates of the pro forma combined company for those offering equity. In addition, the strategic committee reviewed an analysis prepared by Sandler comparing the net present values of El Dorado in connection with a strategic transaction with a third party and as a standalone, independent entity, as well as each El Dorado executive officer's salary continuation agreement, which would provide each of the four executive officers with additional compensation in the event they were terminated following a change-in-control.

        After a full review of the five prospective counterparties, the strategic committee agreed to focus on the three offers that provided the highest economic value, which were from PacWest, Party B and the all-cash offer from Party D. The strategic committee noted in particular that the significantly higher dividend yield offered by PacWest, as compared to Party B, reduced the initial pricing gap with Party B. In addition, PacWest had already engaged outside consultants, including KBW, to assist with its diligence and preparedness, and the trading volume of PacWest's common stock provided substantially more liquidity than other bidders offering stock consideration. PacWest's letter also indicated that it believed it could enter into a definitive agreement with El Dorado within 21 days of acceptance of its letter and that PacWest had a history of successfully consummating a large number of acquisitions in a timely manner. In addition, the strategic committee noted that Party B had not provided any further clarity regarding determination of a final price to be offered to El Dorado's shareholders and, as a result, Party B's bid price remained uncertain. Finally, PacWest's size relative to Party B's size would result in a decreased overall execution risk of integration to El Dorado's shareholders since El Dorado would represent a smaller portion of the combined enterprise. The strategic committee also noted the pricing offered by each of the three parties and the opportunity for a transaction with PacWest or Party B, which each included equity as part of its offer, to be structured as a "reorganization" for United States federal income tax purposes.

        Following an active discussion with representatives of Sandler and Manatt, including a review of the fiduciary duties of the El Dorado board of directors, and based on the foregoing discussions and review, including, but not limited to, the certainty and confidence the PacWest bid provided, the substantially superior dividend yield offered by PacWest, PacWest's extensive experience in consummating acquisitions, the robust liquidity offered by its common stock and its demonstrated level of preparedness, the strategic committee recommended to the full El Dorado board of directors that El Dorado should enter into the non-binding letter of intent, including a 30-day exclusivity period, with PacWest subject to receiving a written, revised letter of intent clarifying the proposed $22 million increase in aggregate purchase price.

        On August 15, 2018, following the strategic committee meeting, the full El Dorado board of directors met with representatives of Sandler and Manatt to discuss the five proposals received by El Dorado and the strategic committee's conclusion that El Dorado should execute a letter of intent with PacWest. The full El Dorado board of directors also reviewed each of the items reviewed by the strategic committee during its August 15, 2018 meeting described above, including the net present value analysis of El Dorado. Following extensive discussion with Sandler and Manatt, and based on the foregoing discussions and review, including, but not limited to, the certainty and confidence the PacWest bid provided, the substantially superior dividend yield offered by PacWest, PacWest's extensive experience in consummating acquisitions, the robust liquidity offered by its common stock and PacWest's demonstrated level of preparedness, the full El Dorado board of directors authorized El Dorado to enter into the letter of intent with PacWest, including its exclusivity provisions, subject to the strategic committee's review and approval of a revised letter of intent reflecting an increase in the aggregate merger consideration of $22 million.

        After the August 15, 2018 board meeting, representatives of Sandler communicated with KBW regarding the decision of the El Dorado board of directors and indicated that the strategic committee would need to review a revised letter of intent before management of El Dorado would be authorized to execute such a letter.

        On August 16, 2018, KBW delivered a revised letter of intent to Sandler which reflected an increase from the original letter of intent of $22 million in the indicative value of the aggregate consideration (to approximately $478 million, in each case, based on PacWest's closing stock price on

August 8, 2018, the date immediately prior to the date of the original letter of intent), but which also reflected a different overall consideration mix comprised of 90% of PacWest common stock (or 59.8721 shares of PacWest common stock for each share of El Dorado common stock) and 10% of cash (or $342.27 for each share of El Dorado common stock). Following discussions with management of El Dorado and Manatt, Sandler communicated with KBW that the substantive change in the overall mix of consideration would need to be reviewed and approved by both the strategic committee and the full El Dorado board of directors before El Dorado could execute the letter of intent.

        Furthermore, Sandler discussed directly with KBW and PacWest the change in the consideration mix and the underlying assumptions for such change and, following discussions with management of El Dorado, communicated to PacWest and KBW that an increase in the percentage of cash consideration from 10% would be important for the strategic committee and the full El Dorado board of directors.

        On August 17, 2018, KBW delivered to Sandler a revised letter of intent reflecting aggregate consideration with an indicative value of approximately $478 million, based on the PacWest closing price on August 8, 2018, the date of the original letter of intent, comprised of 87.5% of PacWest common stock (or 58.2209 shares of PacWest common stock for each share of El Dorado common stock) and 12.5% of cash (or $427.92 for each share of El Dorado common stock).

        On August 20, 2018, at a joint meeting of the strategic committee and the El Dorado board of directors, the directors reviewed with representatives of Sandler and Manatt the revised proposal from PacWest together with additional materials Sandler had prepared comparing PacWest's latest proposal along with those of Party B and Party D. The strategic committee and the El Dorado board of directors had determined that the proposals from Party C and Party E were insufficient to move forward with an exclusive arrangement. The directors reviewed with Sandler the impact of the revised consideration mix proposed by PacWest on the overall value to be received by El Dorado's shareholders together with, among other things, pro forma financial projections reflecting the impact of the addition of El Dorado on a combined institution to PacWest and Party B and the issuance of stock consideration as part of the merger consideration by both PacWest and Party B. Sandler also reviewed the transaction value of each of PacWest, Party B and Party D, with Party D's all cash bid being approximately 9% less than the indicative value of the revised PacWest bid.

        In addition, Sandler reviewed an aggregate historical pricing analysis over the last three years for each of PacWest, Party B and Party D, along with additional assumptions used by PacWest in arriving at the overall mix and value of consideration in its latest offer. The aggregate historical pricing analysis provided a longer term view of the value of the consideration being offered by each of PacWest, Party B and Party D inclusive of cash consideration and the historical trading prices of the common stock of PacWest and Party B (the two institutions offering stock consideration) over a shorter period of time so that the El Dorado board of directors could better understand the value of such stock consideration. Sandler also discussed the publicly available analyst estimates for each of PacWest and Party B, including the mean and median recommendations of analysts and earnings per share estimates for fiscal year 2018 and 2019, with PacWest noted to have a median and mean recommendation of "Buy" and Party B of "Hold." The El Dorado board of directors discussed the benefits of a transaction with PacWest to El Dorado shareholders who wished to hold PacWest common stock, including PacWest's dividend yield (which substantially exceeded the dividend yield of Party B), the liquidity availability for those shareholders who wished to liquidate their ownership in PacWest after the consummation of the transaction (which substantially exceeded the liquidity of Party B), the consideration mix, as well as the effects of the merger on the combined institution, including the execution risk of integration with a smaller institution such as Party B. Members of El Dorado management presented their opinions to the strategic committee and the full El Dorado board of directors as to why they believed PacWest represented the best offer for El Dorado's shareholders, including based on the input they received from the due diligence meetings they held with the management team of each of the various bidders. Following the discussion, the strategic committee unanimously recommended that the full El Dorado board of directors accept the letter of intent from PacWest. Following approval of the strategic committee's recommendation by the full El Dorado board of directors, El Dorado countersigned the letter of intent on August 20, 2018.

        Between August 20, 2018 and September 10, 2018, PacWest performed its continuing due diligence of El Dorado, including through in-person meetings with members of El Dorado's management on August 28th and 29th, 2018, on-site loan review between August 31, 2018 and September 5, 2018 and review of materials in El Dorado's electronic due diligence data room.

        On August 31, 2018, PacWest and its counsel, Sullivan & Cromwell, LLP, referred to as S&C, delivered the first draft of the merger agreement to Manatt, and on September 4, 2018, PacWest and S&C delivered the first drafts of the related forms of voting agreements, non-solicitation agreements, non-solicitation and non-competition agreements to Manatt. Finally, on September 6, PacWest and S&C delivered the first drafts of the consulting agreements to be entered into by PacWest with Mr. Meuser, Mr. Blucher and Mr. G. Cook.

        In addition, El Dorado conducted reverse due diligence on PacWest, including a conference call with PacWest management on September 5, 2018 to review, among other things, PacWest's financial position and forecast, expectations regarding long-term growth and strategic planning and the impact the consummation of the acquisition of El Dorado would have on a combined franchise.

        On September 6, 2018, the strategic committee held a meeting with El Dorado management and representatives of Sandler and Manatt to review the initial draft of the merger agreement and proposed comments thereon. The strategic committee actively discussed with management and Manatt the terms of the merger agreement and negotiating positions as to PacWest.

        Between September 6, 2018 and September 10, 2018, representatives of El Dorado and PacWest and their respective legal counsel and financial advisors, conducted negotiations regarding the terms of the merger agreement, including, among other terms, the scope of the representations, warranties, covenants and closing conditions, including with respect to required balances of certain El Dorado deposits at closing, compensation and benefits for continuing employees following the merger, and adjustments to the merger consideration relating to certain potential title defects and/or environmental conditions with respect to El Dorado's real property. In addition, the terms of voting, non-solicitation, non-solicitation and non-competition and consulting agreements between PacWest and the individual directors of El Dorado and certain executive officers of El Dorado were negotiated. In addition, additional due diligence was conducted between the parties.

        On September 11, 2018, the strategic committee and the El Dorado board of directors held a joint meeting. At the September 11, 2018, meeting representatives of Sandler delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of El Dorado common stock. Following extensive review and discussion by the strategic committee and the El Dorado board of directors with representatives of Manatt of the merger agreement, a copy of which had been distributed to the El Dorado directors prior to the meeting, and the related voting agreements, non-solicitation agreements, non-solicitation and non-competition agreements and consulting agreements to be entered into in connection therewith, copies of which had been made available to the El Dorado directors in advance of the meeting, the El Dorado strategic committee recommended to the full El Dorado board of directors approval of the merger agreement and the transactions contemplated thereby. Following the strategic committee's recommendation and extensive discussion, taking into account the factors described below under "—Recommendation of the El Dorado Board of Directors and Reasons for the Merger", El Dorado's full board of directors approved the merger agreement and the merger.

        On September 11, 2018, a joint special meeting of the PacWest and Pacific Western Bank board of directors was also held. PacWest management and representatives of KBW and S&C participated. KBW and S&C summarized the negotiations that had taken place and reviewed the merger consideration to be paid by PacWest. S&C outlined for the PacWest directors the terms of the merger agreement, a copy and summary of which had been distributed to the PacWest directors prior to the meeting, and the related voting agreements, non-solicitation agreements, non-solicitation and non-competition agreements and consulting agreements to be entered into in connection therewith, copies of which had been made available to the PacWest directors in advance of the meeting. S&C then reviewed with the PacWest board of directors the PacWest directors' fiduciary duties under applicable law. The PacWest board of directors then engaged in a vigorous discussion of the terms of the agreements, the representatives of S&C and KBW answered the PacWest directors' various questions and PacWest management reviewed its due diligence findings. After extensive discussion and taking into account the factors described below under "—PacWest's Reasons for the Merger", the PacWest board of directors adopted resolutions approving the merger agreement and transactions contemplated thereby.

        Following the El Dorado and PacWest boards of directors meetings, the terms of the merger agreement and related agreements were finalized, and the agreements were executed and delivered. The transaction was publicly announced on the morning of September 12, 2018, in a press release issued by PacWest. Based on a $50.04 per share closing price of PacWest common stock on September 11, 2018, the indicative value of the aggregate merger consideration was approximately $466.7 million, or $3,341.29 per share of El Dorado common stock.

Recommendation of the El Dorado Board of Directors and Reasons for the Merger

        The El Dorado board of directors has determined that the merger is fair to and in the best interests of El Dorado and its shareholders and, by the unanimous vote of all of the directors of El Dorado, approved and adopted the merger agreement and the merger. ACCORDINGLY, THE EL DORADO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF EL DORADO COMMON STOCK VOTE "FOR" THE MERGER PROPOSAL.

        In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the El Dorado board of directors evaluated the merger agreement in consultation with El Dorado's executive management and determined that the merger was the best option reasonably available for its shareholders in the current challenging and uncertain banking market. The El Dorado board of directors also consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues and reviewed with its financial advisors and its executive management the financial aspects of the proposed transaction, considerations of the broader financial market and the fairness of the transaction to the shareholders from a financial point of view, among other matters.

        In reaching its determination to approve the merger agreement, the El Dorado board of directors considered all factors it deemed material. The El Dorado board of directors analyzed information with respect to the financial condition, results of operations, business and prospects of El Dorado. In this regard, the El Dorado board of directors considered the performance trends of El Dorado over the past several years and prospects for future growth. The board also considered El Dorado's ability to further enhance shareholder value without engaging in a strategic transaction as well as the short-term and long-term interests of El Dorado and its shareholders, including whether those interests might best be served by continued independence.

        In reaching its decision to approve the merger agreement and the merger, the El Dorado board of directors also considered a number of factors, including the following:

  •
  information with respect to El Dorado's and PacWest's business, earnings, operations, financial condition and prospects;

  •
  the synergies unique to a transaction between El Dorado and PacWest, taking into account the results of El Dorado's due diligence review of PacWest and information provided by PacWest's management, including, but not limited to, the retention of all of El Dorado's branches following consummation of the merger;

  •
  the terms offered and discussions held with other prospective strategic partners;

  •
  El Dorado's knowledge of the national, regional and local economic conditions in the current environment in the financial services industry, including the interest rate environment, political environment and environment for community banks, particularly in California;

  •
  the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from compliance requirements, compliance risks and threats posed by cybersecurity incidents;

  •
  the financial and growth prospects for El Dorado and its shareholders in a business combination with PacWest as compared to continuing to operate as a stand-alone entity;

  •
  the greater market capitalization and trading liquidity of PacWest common stock in the event that El Dorado shareholders desire to sell the shares of PacWest common stock to be received by them following completion of the merger;

  •
  the stock component of the merger consideration in the transaction will allow El Dorado's shareholders to continue to participate in the future success of PacWest and derive the benefits from PacWest's dividends, with such dividends having a significantly higher dividend yield, as compared to other bidders, any achieved synergies of any future transactions that might be pursued by PacWest, as well as the cash component of the merger consideration, which will allow El Dorado's shareholders to receive some immediate fixed consideration;

  •
  PacWest's successful track record with respect to the integration of acquisitions;

  •
  the benefits to El Dorado's employees and its customers of operating as part of a larger organization, including with respect to product diversification, services and financial resources;

  •
  the low overall execution risk of integration with PacWest, since El Dorado would represent a smaller portion of the combined enterprise as compared to other bidders and the retention of all of El Dorado's branches;

  •
  its assessment of the likelihood that PacWest had the ability to enter into a definitive agreement and consummate the merger in a timely manner, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

  •
  the results of discussions with third parties that the El Dorado board of directors believed, in consultation with Sandler, its financial advisor, were the parties likely to have the strategic interest and financial capability to pursue a potential strategic transaction with El Dorado;

  •
  the financial analyses presented by representatives of Sandler to the El Dorado board of directors with respect to PacWest and the merger, and the opinion of Sandler to the effect that, as of the date of that opinion and subject to the qualifications and assumptions set forth in the opinion, the merger consideration was fair to the holders of shares of El Dorado common stock from a financial point of view (see "The Merger—Opinion of El Dorado's Financial Advisor");

  •
  the belief of the El Dorado board of directors that the merger consideration exceeds El Dorado's likely value in the absence of a merger, including its potential for future growth, which belief was based on a number of factors, including:

  •
  the risks and uncertainties associated with maintaining El Dorado's performance as a stand-alone company;

  •
  the El Dorado board of directors' analysis of other strategic alternatives available to El Dorado;

  •
  the expectation that the merger will qualify as a "reorganization" for United States federal income tax purposes; and

  •
  the terms of the merger agreement, including the fixed exchange ratio, the form of merger consideration and the inclusion of a cash component, the expected tax treatment, the achievability of the closing conditions and the deal protection and termination fee provisions, which the El Dorado board of directors reviewed with its outside legal and financial advisors, which terms are described more fully under the section entitled "The Merger Agreement."

        In the course of its deliberations regarding the merger, the El Dorado board of directors also considered potential risks and potentially negative factors associated with the merger, including the following material factors:

  •
  the need to obtain approval from two-thirds of the outstanding shares of El Dorado common stock, as well as regulatory approvals, in order to complete the transaction and the risk that those or other closing conditions will not be satisfied;

  •
  the fact that the value of the aggregate and per share merger consideration will fluctuate with the market price of PacWest's common stock and the risk that PacWest's common stock price might decline, reducing the aggregate and per share merger consideration from the values at the time the merger agreement was approved;

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

  •
  the potential negative effects on El Dorado's business and customer relationships as a result of the pending merger;

  •
  the merger-related costs;

  •
  the fact that certain employee-directors and executive officers of El Dorado have interests in the merger and have arrangements that are different from or in addition to those of El Dorado shareholders generally; and

  •
  the fact that El Dorado would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement and will be obligated to pay a termination fee of $18.6 million to PacWest if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with El Dorado from pursuing such a transaction.

        This description of the information and factors considered by the El Dorado board of directors is not intended to be exhaustive, but is believed to include all material factors the El Dorado board of directors considered. In determining whether to approve and recommend the merger agreement, the El Dorado board of directors did not assign any relative or specific weights to any of the foregoing factors and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, the El Dorado board of directors approved the merger agreement and the merger as being in the best interests of El Dorado and its shareholders, based on the total mix of information then available to the El Dorado board of directors.

Opinion of El Dorado's Financial Advisor

        El Dorado retained Sandler to act as financial advisor to El Dorado's board of directors in connection with El Dorado's consideration of a possible business combination. El Dorado selected Sandler as its financial advisor because Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler acted as financial advisor to El Dorado in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 11, 2018 meeting at which El Dorado's board of directors considered the merger agreement, Sandler delivered to the board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration was fair to the holders of El Dorado common stock from a financial point of view. The full text of Sandler's opinion is attached as Appendix D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of shares of El Dorado common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler's opinion speaks only as of the date of the opinion. The opinion was directed to El Dorado's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of El Dorado as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger. Sandler's opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of shares of El Dorado common stock and did not address the underlying business decision of El Dorado to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for El Dorado or the effect of any other transaction in which El Dorado might engage. Sandler also did not express any opinion as to the amount or nature of the compensation to be received in the merger by any officer, director or employee of El Dorado or PacWest, or any class of such persons, if any, relative to the compensation to be received by any other shareholder. Sandler's opinion was approved by Sandler's fairness opinion committee.

        In connection with its opinion, Sandler reviewed and considered, among other things:

  •
  a draft of the merger agreement, dated September 10, 2018;

  •
  certain financial statements and other historical financial information of El Dorado that Sandler deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of PacWest that Sandler deemed relevant;

  •
  certain internal financial projections for El Dorado for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of El Dorado;

  •
  publicly available mean analyst net income estimates for PacWest for the years ending December 31, 2018 and December 31, 2019, a diluted number of common shares of PacWest outstanding for the second quarter of 2018, as well as estimated long-term net income and asset growth rates for the years after 2019 and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, that were discussed with Sandler by PacWest management and used and relied on based on such discussions;

  •
  the pro forma financial impact of the merger on PacWest based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and revenue reductions, following the closing of the merger and certain balance sheet restructuring transactions, as well as net income projections for El Dorado for the years ending December 31, 2018 through December 31, 2022, as adjusted by the senior management of PacWest, as provided by the senior management of PacWest, which are collectively referred to as the Pro Forma Assumptions;

  •
  the publicly reported historical price and trading activity for PacWest common stock, including a comparison of certain stock market information for PacWest common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for El Dorado and PacWest with similar financial institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

        Sandler also discussed with certain members of the senior management of El Dorado the business, financial condition, results of operations and prospects of El Dorado and held similar discussions with certain members of the senior management of PacWest and its representatives regarding the business, financial condition, results of operations and prospects of PacWest.

        In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by El Dorado or PacWest or their respective representatives or that was otherwise reviewed by Sandler, and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler relied on the assurances of the respective managements of El Dorado and PacWest that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of El Dorado or PacWest or any of their respective subsidiaries, nor was Sandler furnished with any such evaluations or appraisals. Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of El Dorado or PacWest. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of El Dorado or PacWest, or the combined entity after the merger, and Sandler did not review any individual credit files relating to El Dorado or PacWest. Sandler assumed, with El Dorado's consent, that the respective allowances for loan losses for both El Dorado and PacWest were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler used certain internal financial projections for El Dorado for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of El Dorado. In addition, Sandler used publicly available mean analyst net income estimates for PacWest for the years ending December 31, 2018 and December 31, 2019, a diluted number of common shares of PacWest Bancorp outstanding for the second quarter of 2018, as well as estimated long-term net income and asset growth rates for the years after 2019 and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, that were discussed with Sandler by PacWest management and used and relied on based on such discussions. Sandler also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of PacWest. With respect to the foregoing information, the respective senior managements of El Dorado and PacWest confirmed to Sandler that such information reflected (or, in the case of the publicly available mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of El Dorado and PacWest, respectively, and the other matters covered thereby, but was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. However, Sandler assumed that the future financial performance reflected in such information would be achieved. Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of El Dorado or PacWest since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to Sandler's analysis that El Dorado and PacWest would remain as going concerns for all periods relevant to Sandler's analysis.

        Sandler also assumed, with El Dorado's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on El Dorado, PacWest or the merger or any related transactions and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with El Dorado's consent, Sandler relied upon the advice that El Dorado received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

        Sandler's opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler as of the date thereof. Events occurring after the date thereof could materially affect Sandler's opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler expressed no opinion as to the trading value of PacWest common stock at any time or what the value of PacWest common stock would be once it is actually received by the holders of El Dorado common stock.

        In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler's opinion or the presentation made by Sandler to El Dorado's board of directors, but is a summary of the material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler's comparative analyses described below is identical to El Dorado or PacWest and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of El Dorado and PacWest and the companies to which they were compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the per share merger consideration to the holders of shares of El Dorado common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of El Dorado, PacWest, and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to El Dorado's board of directors at its September 11, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler's analyses do not necessarily reflect the value of El Dorado common stock or PacWest common stock or the prices at which El Dorado or PacWest common stock may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by El Dorado's board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of El Dorado's board of directors with respect to the fairness of the merger.

        Summary of Implied Transaction Value and Implied Transaction Metrics.    Sandler reviewed the financial terms of the proposed transaction. Sandler calculated an implied purchase price per share of $3,342.46, or an aggregate implied transaction value of approximately $466.9 million, consisting of the sum of (i) the implied value of 58.2209 shares of PacWest common stock based on the closing price of PacWest common stock on September 10, 2018, plus (ii) $427.92. Based upon financial information for El Dorado as of or for the most recent available completed quarter, referred to as the MRQ, ended June 30, 2018, and internal financial projections for El Dorado for the year ending December 31, 2018, as provided by the senior management of El Dorado, Sandler calculated the following implied transaction metrics:

Transaction Price / MRQ Annualized Earnings Per Share:	23.4x
Transaction Price / 2018 Estimated Earnings Per Share(1):	24.0x
Transaction Price / June 30, 2018 Book Value:	204%
Transaction Price / June 30, 2018 Tangible Book Value:	204%
Tangible Book Premium / Core Deposits(2):	14.7%
Tangible Book Premium / Core Deposits(3):	12.4%

(1)
As provided by El Dorado management

(2)
Core deposits defined as total deposits less time deposits greater than $100,000

(3)
Core deposits defined as total deposits less time deposits greater than $250,000

El Dorado Comparable Company Analysis.

        Sandler used publicly available information as of June 30, 2018, unless otherwise noted, to compare selected financial information for El Dorado with a group of financial institutions selected by Sandler, referred to as the El Dorado Peer Group. The El Dorado Peer Group included 19 banks and thrifts headquartered in the Western region of the United States with securities that are publicly traded on major United States exchanges and assets between $1.0 billion and $5.0 billion, but excluded targets of announced merger transactions. The El Dorado Peer Group consisted of the following companies:

Preferred Bank	Northrim BanCorp, Inc.
Heritage Commerce Corp	Pacific Mercantile Bancorp
RBB Bancorp(1)	Bank of Commerce Holdings
Bank of Marin Bancorp	First Financial Northwest, Inc.
Sierra Bancorp	First Northwest Bancorp
Territorial Bancorp Inc.	Timberland Bancorp, Inc.(1)
Pacific City Financial Corporation	Provident Financial Holdings, Inc.
FS Bancorp, Inc.(1)	Riverview Bancorp, Inc.
Central Valley Community Bancorp	Oak Valley Bancorp
BayCom Corp(1)

(1)
Total assets adjusted to reflect pro forma impact of pending or unreported acquisition

        Unless otherwise indicated in the table below, the analysis compared publicly available financial information as of or for the period ended June 30, 2018 for El Dorado with corresponding publicly available data for the El Dorado Peer Group as of or for the period ended June 30, 2018, with pricing data as of September 10, 2018. The table below sets forth the data for El Dorado and the high, low, mean, and median data for the El Dorado Peer Group. Certain financial data prepared by Sandler, as referenced in the table presented below, may not correspond to the data presented in El Dorado's historical financial statements, as a result of the different periods, assumptions and methods used by Sander to compute the financial data presented.

		El Dorado Peer Group
	El Dorado	High	Low	Mean	Median
Total Assets ($ millions)	$2,206	$3,959	$1,070	$1,796	$1,503
Market Capitalization ($ millions)	—	$931	$134	$338	$275
Stock Price / Tangible Book Value	—	272%	111%	182%	181%
Stock Price / Year-To-Date ("YTD") Annualized Earnings Per Share	—	32.6x	6.2x	17.0x	14.7x
Stock Price / Mean Consensus Analyst 2018E Earnings Per Share(1)	—	20.9x	11.5x	15.2x	15.0x
Stock Price / Mean Consensus Analyst 2019E Earnings Per Share(1)	—	20.2x	10.8x	14.2x	13.9x
Current Dividend Yield	—	3.1%	0.0%	1.5%	1.5%
One Year Stock Price Change	—	56.3%	(6.3)%	23.5%	21.0%
YTD Efficiency Ratio	56%	85%	34%	61%	62%
YTD Net Interest Margin	2.41%	4.63%	3.08%	3.97%	4.16%
YTD Return on Average Assets	0.89%	2.87%	0.18%	1.35%	1.32%
YTD Return on Average Tangible Common Equity	8.8%	32.2%	1.7%	13.2%	13.7%
Tangible Common Equity / Tangible Assets	10.3%	14.4%	8.2%	10.8%	10.2%
Loans / Deposits	29%	120%	67%	90%	89%
Non-Performing Assets / Total Assets	0.47%	2.25%	0.06%	0.67%	0.64%

(1)
Mean consensus analyst EPS estimates were not available for four companies in the El Dorado Peer Group

        El Dorado Net Present Value Analysis.    Sandler performed an analysis that estimated the net present value per share of El Dorado common stock, assuming El Dorado performed in accordance with internal financial projections for El Dorado for the years ending December 31, 2018 through December 31, 2022, as provided by the management of El Dorado. To approximate the terminal value of a share of El Dorado common stock at December 31, 2022, Sandler applied price to 2022 earnings multiples ranging from 12.5x to 20.0x and multiples of December 31, 2022 tangible book value ranging from 120% to 220%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of El Dorado common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of El Dorado common stock of $1,147.22 to $2,190.19 when applying multiples of earnings and $1,495.27 to $3,279.13 when applying multiples of tangible book value.

Imputed Present Values per Share Based on Earnings Multiples
Discount Rate	12.5x	14.0x	15.5x	17.0x	18.5x	20.0x
10.0%	$1,394.21	$1,553.41	$1,712.60	$1,871.80	$2,030.99	$2,190.19
11.0%	$1,339.88	$1,492.72	$1,645.56	$1,798.41	$1,951.25	$2,104.09
12.0%	$1,288.15	$1,434.95	$1,581.75	$1,728.55	$1,875.34	$2,022.14
13.0%	$1,238.89	$1,379.94	$1,520.98	$1,662.02	$1,803.06	$1,944.10
14.0%	$1,191.96	$1,327.52	$1,463.08	$1,598.64	$1,734.19	$1,869.75
15.0%	$1,147.22	$1,277.56	$1,407.89	$1,538.22	$1,668.56	$1,798.89

Imputed Present Values per Share Based on Tangible Book Multiples
Discount Rate	120%	140%	160%	180%	200%	220%
10.0%	$1,819.34	$2,111.29	$2,403.25	$2,695.21	$2,987.17	$3,279.13
11.0%	$1,748.04	$2,028.34	$2,308.65	$2,588.96	$2,869.27	$3,149.58
12.0%	$1,680.17	$1,949.39	$2,218.61	$2,487.83	$2,757.05	$3,026.27
13.0%	$1,615.54	$1,874.20	$2,132.87	$2,391.53	$2,650.19	$2,908.86
14.0%	$1,553.96	$1,802.57	$2,051.18	$2,299.79	$2,548.40	$2,797.01
15.0%	$1,495.27	$1,734.30	$1,973.33	$2,212.36	$2,451.38	$2,690.41

        Sandler also considered and discussed with the El Dorado board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler performed a similar analysis, assuming El Dorado's earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for El Dorado common stock, applying the price to 2022 earnings multiples range of 12.5x to 20.0x referred to above and a discount rate of 12.68%.

Imputed Present Values per Share Based on Earnings Multiples
Variance to Projection	12.5x	14.0x	15.5x	17.0x	18.5x	20.0x
(15.0%)	$1,075.83	$1,197.26	$1,318.68	$1,440.11	$1,561.53	$1,682.96
(10.0%)	$1,135.35	$1,263.92	$1,392.49	$1,521.06	$1,649.62	$1,778.19
(5.0%)	$1,194.88	$1,330.59	$1,466.30	$1,602.01	$1,737.72	$1,873.43
0.0%	$1,254.40	$1,397.25	$1,540.10	$1,682.96	$1,825.81	$1,968.66
5.0%	$1,313.92	$1,463.92	$1,613.91	$1,763.91	$1,913.90	$2,063.90
10.0%	$1,373.44	$1,530.58	$1,687.72	$1,844.86	$2,001.99	$2,159.13
15.0%	$1,432.96	$1,597.24	$1,761.52	$1,925.81	$2,090.09	$2,254.37

        Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Analysis of Precedent Transactions.    Sandler reviewed a group of merger and acquisition transactions consisting of U.S. bank and thrift transactions announced between January 1, 2018 and September 10, 2018 with target company assets between $1.0 billion and $3.0 billion and reported deal values, referred to as the Precedent Transactions.

        The Precedent Transactions group was composed of the following transactions:

Acquirer	Target
First Busey Corporation (IL)	Banc Ed Corp. (IL)
MidWestOne Financial Group, Inc. (IA)	ATBancorp (IA)
Old National Bancorp (IN)	Klein Financial, Inc. (MN)
Allegiance Bancshares, Inc. (TX)	Post Oak Bancshares, Inc. (TX)
CenterState Bank Corporation (FL)	Charter Financial Corporation (GA)
WesBanco, Inc. (WV)	Farmers Capital Bank Corporation (KY)
Renasant Corporation (MS)	Brand Group Holdings, Inc. (GA)
Ameris Bancorp (GA)	Hamilton State Bancshares, Inc. (GA)
Meta Financial Group, Inc. (SD)	Crestmark Bancorp Inc. (MI)

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share (in the case of the two transactions in which publicly available mean analyst estimates for the target company were then publicly available), transaction price to book value per share, transaction price to tangible book value per share and core deposit premium. Sandler compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Precedent Transactions.

		Precedent Transactions
	El Dorado / PacWest
		High	Low	Mean	Median
Transaction value / LTM earnings per share	27.4x	40.0x	17.0x	24.6x	23.8x
Transaction value / Estimated earnings per share	24.0x	17.8x	15.8x	16.8x	16.8x
Transaction value / Book value per share	204%	356%	150%	208%	195%
Transaction value / Tangible book value per share	204%	404%	156%	225%	205%
Core deposit premium(1)	12.4%	27.1%	6.8%	15.3%	14.9%

(1)
Core deposits defined as total deposits less time deposits greater than $250,000

        PacWest Comparable Company Analysis.    Sandler used publicly available information as of June 30, 2018, unless otherwise noted, to compare selected financial information for PacWest with a group of financial institutions selected by Sandler, referred to as the PacWest Peer Group. The PacWest Peer Group included 15 United States-based banks with securities that are publicly traded on major United

States exchanges and assets between $20.0 billion and $30.0 billion, but excluded targets of announced merger transactions. The PacWest Peer Group consisted of the following companies:

Wintrust Financial Corporation(1)	Prosperity Bancshares, Inc.
Hancock Whitney Corporation	Bank OZK
Texas Capital Bancshares, Inc.	Western Alliance Bancorporation
Webster Financial Corporation	UMB Financial Corporation
Umpqua Holdings Corporation	First Hawaiian, Inc.
Commerce Bancshares, Inc.	Chemical Financial Corporation
Pinnacle Financial Partners, Inc.	Fulton Financial Corporation
TCF Financial Corporation

(1)
Total assets adjusted to reflect pro forma impact of pending or unreported acquisition

        Unless otherwise indicated in the table below, the analysis compared publicly available financial information as of or for the period ended June 30, 2018 for PacWest with corresponding publicly available data for the PacWest Peer Group as of or for the period ended June 30, 2018, with pricing data as of September 10, 2018. The table below sets forth the data for PacWest and the high, low, mean and median data for PacWest Peer Group. Certain financial data prepared by Sandler, as referenced in the table presented below, may not correspond to the data presented in PacWest's historical financial statements, as a result of the different periods, assumptions and methods used by Sander to compute the financial data presented.

		PacWest Peer Group
	PacWest	High	Low	Mean	Median
Total Assets ($ millions)	24,530	29,711	20,173	23,884	23,184
Market Capitalization ($ millions)	6,129	7,616	3,149	4,853	4,770
% of 52 Week High	89.6%	98.5%	74.0%	90.5%	91.6%
Stock Price / Tangible Book Value	289%	307%	176%	234%	220%
Stock Price / YTD Annualized Earnings Per Share	13.5x	18.8x	11.2x	16.0x	16.1x
Stock Price / Mean Consensus Analyst 2018E Earnings Per Share	13.7x	18.8x	11.0x	14.9x	14.5x
Stock Price / Mean Consensus Analyst 2019E Earnings Per Share	12.5x	18.1x	10.0x	13.6x	13.2x
Current Dividend Yield	4.8%	3.7%	0.0%	1.8%	2.0%
One Year Stock Price Change	14.5%	73.2%	(3.0)%	25.4%	25.5%
YTD Efficiency Ratio	42%	68%	35%	54%	55%
YTD Net Interest Margin	5.10%	4.65%	3.13%	3.70%	3.56%
YTD Return on Average Assets	1.95%	2.11%	0.85%	1.36%	1.22%
YTD Return on Average Tangible Common Equity	21.5%	20.5%	9.9%	15.3%	15.7%
Tangible Common Equity / Tangible Assets	9.9%	13.5%	7.5%	9.1%	8.8%
Loans / Deposits	94%	117%	60%	89%	94%
Non-Performing Assets / Total Assets	0.65%	1.49%	0.14%	0.56%	0.45%

        PacWest Stock Trading History.    Sandler reviewed the historical publicly reported trading price of PacWest common stock for the one-year and three-year periods ended September 10, 2018. Sandler then compared the relationship between the movements in the price of PacWest common stock to movements in the PacWest Peer Group as well as certain stock indices.

 PacWest One-Year Stock Performance

	Beginning Value September 10, 2017	Ending Value September 10, 2018
PacWest Bancorp	100.0%	114.5%
NASDAQ Bank Index	100.0%	122.2%
PacWest Peer Group	100.0%	125.5%
S&P 500	100.0%	116.9%

PacWest Three-Year Stock Performance

	Beginning Value September 10, 2015	Ending Value September 10, 2018
PacWest Bancorp	100.0%	115.9%
NASDAQ Bank Index	100.0%	154.3%
PacWest Peer Group	100.0%	167.6%
S&P 500	100.0%	147.4%

        PacWest Net Present Value Analysis.    Sandler performed an analysis that estimated the net present value per share of PacWest common stock, assuming that PacWest performed in accordance with publicly available mean analyst net income estimates for PacWest for the years ending December 31, 2018 and December 31, 2019 and estimated long-term net income and asset growth rates for the years after 2019, that were discussed with Sandler by PacWest management and used and relied on based on such discussions. This analysis utilized a diluted number of common shares of PacWest outstanding for the second quarter of 2018 and dividends per share estimates for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of PacWest. To approximate the terminal value of a share of PacWest common stock at December 31, 2022, Sandler applied price to 2022 earnings multiples ranging from 13.0x to 18.0x and multiples of December 31, 2022 tangible book value ranging from 195% to 295%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PacWest common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of PacWest common stock of $45.90 to $72.69 when applying multiples of earnings and $38.80 to $65.34 when applying multiples of tangible book value.

Imputed Present Values per Share Based on Earnings Multiples:
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
8.0%	$55.24	$58.73	$62.22	$65.71	$69.20	$72.69
9.0%	$53.18	$56.53	$59.88	$63.23	$66.57	$69.92
10.0%	$51.23	$54.44	$57.65	$60.87	$64.08	$67.29
11.0%	$49.36	$52.45	$55.53	$58.62	$61.70	$64.79
12.0%	$47.59	$50.55	$53.51	$56.48	$59.44	$62.40
13.0%	$45.90	$48.74	$51.59	$54.44	$57.28	$60.13

Imputed Present Values per Share Based on Tangible Book Multiples
Discount Rate	195%	215%	235%	255%	275%	295%
8.0%	$46.54	$50.30	$54.06	$57.82	$61.58	$65.34
9.0%	$44.84	$48.44	$52.05	$55.66	$59.27	$62.87
10.0%	$43.22	$46.68	$50.14	$53.60	$57.07	$60.53
11.0%	$41.67	$45.00	$48.32	$51.65	$54.97	$58.29
12.0%	$40.20	$43.39	$46.59	$49.78	$52.97	$56.16
13.0%	$38.80	$41.87	$44.93	$48.00	$51.07	$54.14

        Sandler also considered and discussed with the El Dorado board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler performed a similar analysis assuming PacWest's earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for PacWest common stock, applying the price to 2022 earnings multiples range of 13.0x to 18.0x referred to above and a discount rate of 10.79%.

Imputed Present Values per Share Based on Earnings Multiples:
Variance to Projection	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0%)	$43.69	$46.33	$48.98	$51.62	$54.27	$56.91
(10.0%)	$45.71	$48.51	$51.31	$54.11	$56.91	$59.71
(5.0%)	$47.73	$50.69	$53.65	$56.60	$59.56	$62.52
0.0%	$49.76	$52.87	$55.98	$59.09	$62.20	$65.32
5.0%	$51.78	$55.05	$58.31	$61.58	$64.85	$68.12
10.0%	$53.80	$57.23	$60.65	$64.07	$67.49	$70.92
15.0%	$55.83	$59.40	$62.98	$66.56	$70.14	$73.72

        Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the first calendar quarter of 2019. Sandler utilized the following information and assumptions: (i) publicly available mean analyst net income estimates for PacWest for the years ending December 31, 2018 and December 31, 2019, a diluted number of common shares of PacWest outstanding for the second quarter of 2018, as well as estimated long-term net income and asset growth rates for the years after 2019 and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, that were discussed with Sandler by PacWest management and used and relied on based on such discussions, (ii) net income projections for El Dorado for the years ending December 31, 2018 through December 31, 2022, as adjusted by the senior management of PacWest, as provided by the senior management of PacWest, and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and revenue reductions, following the closing of the merger and certain balance sheet restructuring transactions, as provided by the senior management of PacWest. The analysis indicated that the merger could be dilutive to PacWest's estimated earnings per share (excluding one-time transaction expenses) in the years ending December 31, 2019, accretive to PacWest's estimated earnings per share (excluding one-time transaction expenses) for each of the years ending December 31, 2020 through December 31, 2022, dilutive to PacWest's estimated tangible book value per share at close and at December 31, 2019 and December 31, 2020, and accretive to PacWest's estimated tangible book value per share at December 31, 2021 and December 31, 2022.

        In connection with this analysis, Sandler considered and discussed with the El Dorado board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler's Relationship.    Sandler is acting as El Dorado's financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.41% of the aggregate purchase price, which fee at the time of announcement of the merger was estimated to be approximately $6.6 million. Sandler's fee is contingent upon the closing of the merger. Sandler will also receive a fee from El Dorado for rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler at the closing of the merger. El Dorado has also agreed to indemnify Sandler against certain claims and liabilities arising out of Sandler's engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with Sandler's engagement. Sandler did not provide any other investment banking services to El Dorado in the two years preceding the date of Sandler's opinion. In the two years preceding the date of Sandler's opinion, Sandler provided certain investment banking services to PacWest and received fees for such services estimated to be approximately equal to $3,500,000. Most recently, Sandler acted as financial advisor to PacWest and rendered a fairness opinion in connection with PacWest's acquisition of CU Bancorp, which transaction closed in October 2017. In addition, an affiliate of Sandler, Sandler O'Neill Mortgage Finance L.P., has provided certain services to PacWest in the two years preceding the date of Sandler's opinion in connection with the PacWest's sale of loans and has received fees for such services estimated to be approximately equal to $3,300,000. Sandler has advised the El Dorado board of directors that it may provide, and receive compensation for, investment banking services to PacWest in the future, including during the pendency of the merger. In the ordinary course of Sandler's business as a broker-dealer, Sandler may purchase securities from and sell securities to El Dorado, PacWest and their respective affiliates. Sandler may also actively trade the equity and debt securities of PacWest and its affiliates for Sandler's own accounts and for the accounts of Sandler's customers.

PacWest's Reasons for the Merger

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the PacWest board of directors consulted with PacWest senior management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of PacWest's, El Dorado's and the combined company's business, operations, financial condition, asset quality, earnings and prospects;

  •
  the potential to grow core deposits and the improvement in PacWest's deposit and liquidity position by adding El Dorado's strong deposit franchise and liquid balance sheet;

  •
  the opportunity to grow PacWest's presence in Northern California and Northern Nevada and complement PacWest's existing franchise by adding El Dorado's mortgage-lending and community banking business, as well as the opportunity to provide expanded access to commercial lending for customers in these markets;

  •
  the potential for revenue enhancement, including by offering existing El Dorado customers increased credit availability and a broader range of, and expanded access to, financial products and services from a larger institution, which create the opportunity for PacWest to have greater future earnings and prospects compared to PacWest's earnings and prospects on a stand-alone basis;

  •
  the potential risks associated with successfully integrating El Dorado's business, operations and workforce with those of Pacific Western Bank, and PacWest's past record of successfully integrating acquisitions;

  •
  its review and discussions with PacWest's management and advisors concerning the due diligence examination of El Dorado;

  •
  management's expectation that PacWest will continue to have a strong capital position upon completion of the transaction;

  •
  its review with its legal advisor, Sullivan & Cromwell LLP, of the merger agreement and other agreements, including the provisions of the merger agreement designed to enhance the probability that the transaction will be completed;

  •
  the potential risk of diverting management attention and resources from the operation of PacWest's business and towards the completion of the merger and the integration of El Dorado; and

  •
  the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

        The foregoing discussion of the information and factors considered by the PacWest board of directors is not intended to be exhaustive, but includes the material factors considered by the PacWest board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the PacWest board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PacWest board of directors considered all these factors as a whole, including discussions with, and questioning of, PacWest's senior management and PacWest's advisors, and overall considered the factors to be favorable to, and to support its determination to approve entering into the merger agreement.

        This explanation of PacWest's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        PacWest's board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The PacWest board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

Management and Board of Directors of Pacific Western Bank After the Merger

        The directors and officers of Pacific Western Bank immediately prior to the effective time will be the directors and officers of the surviving bank after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified.

Interests of El Dorado Directors and Executive Officers in the Merger

        In considering the recommendation of the El Dorado board of directors with respect to the merger, El Dorado shareholders should be aware that certain directors and executive officers of El Dorado have interests in the merger that may be different from, or in addition to, the interests of El Dorado shareholders generally. The El Dorado board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that El Dorado shareholders vote to approve the El Dorado merger proposal. These interests are described in further detail below.

Stock Ownership

        The directors and executive officers of El Dorado, as a group, beneficially owned and had the power to vote as of September 11, 2018, a total of 10,719 shares of El Dorado common stock,

representing approximately 7.67% of the outstanding shares of El Dorado common stock as of that date. All of these shares are expected to be voted in favor of the merger agreement, with 8,469 shares of El Dorado common stock, representing 6.06% of the outstanding shares of El Dorado common stock, subject to the voting agreements entered into by each of the directors of El Dorado who own shares of El Dorado common stock. Please see "The Merger Agreement—Voting Agreements" beginning on page 91. Each of these persons will be entitled to receive the same merger consideration for their shares of El Dorado common stock as the other El Dorado shareholders.

New Agreements with PacWest

Consulting Agreements

        In connection with the execution of the merger agreement, PacWest and Pacific Western Bank entered into consulting agreements with Thomas C. Meuser, Chairman of the Board, George L. Cook, Jr., Chief Executive Officer and a director of El Dorado, and William H. Blucher, Chief Financial Officer and a director of El Dorado, whereby PacWest will retain these three executive officers as consultants to Pacific Western Bank to perform certain services, including providing strategic advice and counsel to Pacific Western Bank for Messrs. Meuser and G. Cook and acting as ambassadors to Pacific Western Bank in dealings with clients and counterparties for all three executives. The consulting agreements become effective as of, and are conditioned upon, the closing of the merger. If the merger agreement is terminated pursuant to its terms, the consulting agreements will also terminate and be of no force or effect. The term of the consulting agreements will end on the earlier of (A)(1) 6 months from the closing of the merger, in the case of Mr. Meuser, (2) 12 months from the closing of the merger, in the case of Mr. G. Cook, or (3) 18 months from the closing of the merger, in the case of Mr. Blucher, and (B) the termination of the respective consulting agreement pursuant to its terms.

        Pursuant to his consulting agreement, Mr. Blucher has agreed not to, without the written consent of PacWest or Pacific Western Bank, directly or indirectly, represent, become employed by, perform services for, consult to, or advise in any manner or have any material interest in any "competitive enterprise" during the term of the consulting agreement. "Competitive enterprise" is defined as (i) any banking organization or other business that offers lending, deposit taking or other banking products or services that competes anywhere within PacWest's "footprint" (i.e., where PacWest or any of its subsidiaries regularly conducts business) with any of the business activities engaged in by PacWest or any of its subsidiaries at any time during the term of the consulting agreement or (ii) any entity or business attempting to acquire an interest in such a banking organization. Messrs. Meuser's and G. Cook's consulting agreements reference non-compete covenants in their respective non-competition and non-solicitation agreements entered into with PacWest, as more fully described in "—Non-Competition and Non-Solicitation Agreements" below.

        Further, all consulting agreements reference non-solicit restrictive covenants in their respective non-competition and non-solicitation agreements, in the cases of Messrs. Meuser and G. Cook, and the non-solicitation agreement, in the case of Mr. Blucher. For a more complete description of the non-solicitation covenants, see "—Non-Competition and Non-Solicitation Agreements" below.

        In addition, each of Messrs. Meuser, G. Cook, and Blucher agreed, pursuant to the terms of their respective consulting agreements, not to divulge trade secrets and confidential information, knowledge or data relating to PacWest and its subsidiaries, including Pacific Western Bank, and their businesses and investments, obtained during their employment with El Dorado and during their consulting with Pacific Western Bank.

        Messrs. Meuser, G. Cook, and Blucher will receive for their services following consummation of the merger, subject to complying with the restrictive covenants and confidentiality provisions of the (i) consulting agreements and (ii) non-solicitation and non-competition agreements, in the cases of

Messrs. Meuser and G. Cook, and non-solicitation agreement, in the case of Mr. Blucher, the following total consulting fees: (1) $33,000 for Mr. Meuser, (2) $190,000 for Mr. G. Cook, and (3) $145,000 for Mr. Blucher; in each case, payable as a single lump sum payment on the date of, or as soon as reasonably practicable following, the closing of the merger. However, if a consulting agreement is terminated before its scheduled expiration either (x) by Pacific Western Bank for Cause (as defined in each consulting agreement), (y) by the respective executive officer of El Dorado for any reason, or (z) due to the death or disability of the respective El Dorado executive officer, then such El Dorado executive officer must immediately repay to Pacific Western Bank a pro rata portion of his consulting fee representing the unperformed services for the remainder of the term under his respective consulting agreement. The consulting agreements also provide for reimbursement of each of the executive officer's reasonable out-of-pocket expenses, as well as office space at El Dorado's Placerville branch location.

Offer Letter

        John A. Cook has entered into a written offer letter with Pacific Western Bank to be employed as a regional president of the Sierra Region of Pacific Western Bank with a start date following the closing of the merger. Pursuant to the offer letter, in addition to an annual salary of $240,000 less statutory deductions, Mr. J. Cook will also be eligible to accrue paid time off and continue to have access to a Pacific Western Bank-owned car as well as participate in Pacific Western Bank's health benefits and 401(k) plan. If Mr. J. Cook remains an employee of Pacific Western Bank for a period of time to be mutually agreed upon by Mr. J. Cook and Pacific Western Bank, currently estimated to be the one year anniversary of the closing of the merger, then he is eligible for a retention bonus of $100,000, less statutory deductions, to be paid in a lump sum, payable within 60 days following the date of termination of employment.

Non-Competition and Non-Solicitation Agreements

        Shareholder Director Non-Solicitation and Non-Competition Agreements.    As a condition of and inducement for PacWest to enter into the merger agreement, each of the three El Dorado directors who own shares of El Dorado common stock (Messrs. Meuser, G. Cook and Teichert) entered into a non-solicitation and non-competition agreement with PacWest. Pursuant to such agreements, the foregoing directors have agreed that, without the written consent of PacWest, they will not, directly or indirectly, own, manage, operate, be employed by, control, or otherwise carry on, participate in the ownership, management, operation or control of, or engage in any competitive enterprise during the period from the closing date of the merger until the fifth anniversary of the end of such director's employment or service as a director or officer of El Dorado, referred to as the restricted period.

        Additionally, such agreements also provide that, during the restricted period, the foregoing directors and each of their affiliates are prohibited from, without the prior written consent of PacWest, directly or indirectly: (i) soliciting any client to transact business with a competitive enterprise or to reduce or refrain from doing any business with PacWest or any of its subsidiaries (including El Dorado), (ii) transacting business with any client that would cause such director or any of his affiliates to be a competitive enterprise, (iii) interfering with or damaging any relationship of PacWest, Pacific Western Bank or El Dorado, on the one hand, and a client, on the other hand and (iv) soliciting any employee of PacWest or any of its subsidiaries (or who was an employee of PacWest or any of its subsidiaries within the prior 90 days) to resign or to apply for or accept employment with any other business or enterprise.

        Non-Shareholder Director Non-Solicitation Agreements.    As a condition of and inducement for PacWest to enter into the merger agreement, all directors who do not own shares of El Dorado common stock entered into a non-solicitation agreement with PacWest. Messrs. Blucher, Cefalu, Combellack, Cornelius, Coyle and Naygrow have each entered into a non-solicitation agreement. Such agreements, among other things, provide the same restrictions on solicitation as in the non-solicitation and non-competition agreements described above.

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, following the effective time, PacWest has agreed to, or will cause the surviving bank to, indemnify present and former directors, officers and, to the extent required by El Dorado's charter and bylaws (in each case, as in effect as of the date of the merger agreement), each employee of El Dorado (determined as of the effective time) in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent permitted under law and under El Dorado's charter and bylaws (in each case, as in effect as of the date of the merger agreement).

        For a period of six years from the effective time, PacWest has agreed to, or cause the surviving bank to, provide, the portion of directors' and officers' liability insurance that serves to reimburse the present and former directors and officers of El Dorado on terms and conditions no less advantageous to such officers and directors than those provided by El Dorado; provided, however, that PacWest and the surviving bank are not required to spend more than 250% of the current annual amount spent by El Dorado to procure such insurance coverage. In lieu thereof, PacWest may, or may cause the surviving bank to, purchase a six-year tail policy subject to the limitation on cost described in the preceding sentence.

Payments Upon Termination or Change in Control

Executive Salary Continuation Agreements

        Messrs. Meuser, G. Cook, J. Cook and Blucher, collectively, El Dorado's four executive officers, previously entered into salary continuation agreements, as amended and referred to as the SCAs, with El Dorado. The SCAs provide El Dorado's executive officers with a termination benefit equal to the product of (i) 300% of the base salary of the executive officer times (ii) a fraction, the numerator of which is 1095 minus the number of days from the date of the change in control to the date of termination and the denominator of which is 1095, payable upon termination of employment for any reason other than for cause, including voluntary resignation, within 36 months following a change in control of El Dorado. The base salary of the El Dorado executive officer includes the annual salary and the total of all discretionary bonuses paid to the executive officer during the 12 months immediately preceding a change in control. Such termination benefit is to be paid as a lump sum at termination.

        Each of El Dorado's four executive officers entered into a first amendment to their respective SCA, so that any severance benefits under the SCAs that would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code will be reduced in order to result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

        The following table sets forth the estimated value of the cash severance payments to which El Dorado's executive officers would be entitled pursuant to the SCAs based on anticipated compensation levels for 2019, in the event of and assuming closing of the merger on January 31, 2019 and a termination of employment immediately following closing of the merger on such date. The actual amounts, if any, to be received by the executive officers may differ from the amounts set forth below.

Executive Officer	SCA Termination Benefit(1)
Thomas C. Meuser, Chairman of the Board	$830,082
George L. Cook Jr., Chief Executive Officer	$1,739,006
William H. Blucher, Chief Financial Officer	$1,237,360
John A. Cook, President and Chief Operating Officer	$912,307

(1)
The total amount payable following a change in control under all plans, contracts and arrangements to each of the executive officers is limited to less than three times the average compensation paid to the executive officer during the five calendar years ended prior to the change in control. Amounts above that limit will reduce the cash severance payable under the SCAs. For more information on additional amounts that may be paid to El Dorado's executive officers after the merger, please see the section entitled "The Merger—Interests of El Dorado Directors and Executive Officers in the Merger—New Agreements with PacWest."

Regulatory Approvals Required for the Merger

        Completion of the merger by El Dorado is subject to the requirement that all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FDIC and the CDBO which are necessary to consummate the merger, and any other consents, registrations, approvals, permits and authorizations from any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on PacWest (measured on a scale relative to El Dorado) or on El Dorado, have been made or obtained (as the case may be) and remain in full force and effect and all statutory waiting periods in respect thereof have expired.

        Completion of the merger by PacWest is subject to the requirement that all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FDIC and the CDBO which are necessary to consummate the merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on PacWest (measured on a scale relative to El Dorado) or on El Dorado, have been made or obtained (as the case may be) and remain in full force and effect and all statutory waiting periods in respect thereof have expired, and none of such consents, registrations, approvals, permits and authorizations contain any "materially burdensome regulatory condition." The merger agreement defines a "materially burdensome regulatory condition" to mean any condition that would reasonably be likely following the effective time to (i) have a material adverse effect with respect to either PacWest (measured on a scale relative to El Dorado) or El Dorado or (ii) require PacWest, Pacific Western Bank or the surviving bank to raise additional capital in an amount that would, in the good faith judgment of PacWest, materially reduce the economic benefits of the merger to PacWest or the holders of PacWest common stock (including the El Dorado shareholders in respect of the shares of PacWest common stock received by them in the merger) or (iii) require the sale by El Dorado or PacWest or the surviving bank of any material portion of their respective assets.

        A notice must be submitted to the Office of the Comptroller of the Currency, referred to as the OCC, advising the OCC of the merger. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        PacWest and El Dorado have agreed to cooperate and to use their respective reasonable best efforts to prepare and file, or in the case of PacWest cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or governmental authorities in order to consummate the merger or any of the other transactions contemplated by the merger agreement. PacWest, El Dorado and/or their respective subsidiaries have filed applications and notifications to obtain these regulatory approvals.

        Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to PacWest after the completion of the merger or will contain a materially burdensome regulatory condition.

Federal Deposit Insurance Corporation

        The prior approval of the FDIC is required under Section 18(c) of the Federal Deposit Insurance Act, referred to as the Bank Merger Act, to merge El Dorado with and into Pacific Western Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of each bank that is a party to the bank merger, (3) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system, (4) the convenience and needs of the communities in which the banks serve, (5) whether the merger is subject to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, (6) the performance records of the banks under the Community Reinvestment Act of 1977 and the regulations issued thereunder, referred to as the CRA, including their CRA rating and (7) each of the banks' effectiveness in combating money-laundering activities. In connection with its review under the Bank Merger Act, the FDIC will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Transactions approved by the FDIC generally may not be completed until 30 days after such approval is received, during which time the Department of Justice, referred to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effects on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion regarding the merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

California Department of Business Oversight

        The prior approval of the CDBO is required under the California Financial Code to merge El Dorado with and into Pacific Western Bank. In reviewing the merger of El Dorado with Pacific Western Bank, the CDBO will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The CDBO will also take into account the record of performance of the banks concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such depository institutions. The CDBO will also take into account the safety and soundness of the resulting bank following the merger. In considering the merger, the California Financial Code also requires the CDBO to consider the fairness of the merger to all parties involved.

Additional Regulatory Approvals and Notices

        Notice is required to be provided to the OCC under 12 C.F.R. § 5.33 to merge El Dorado with and into Pacific Western Bank. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Although PacWest and El Dorado expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.

Accounting Treatment

        In accordance with current accounting guidance, Pacific Western Bank, as the acquirer, will account for the merger using the acquisition method. The acquisition method requires that (a) the recorded assets and liabilities of Pacific Western Bank will be carried forward at their recorded amounts, (b) Pacific Western Bank's historical operating results will be unchanged for the prior periods being reported on, (c) the assets and liabilities of El Dorado will be adjusted to fair value at the date of the merger and combined with the assets and liabilities of Pacific Western Bank, and (d) the operating results of El Dorado will be included in the operating results of Pacific Western Bank beginning from the date of completion of the merger. In addition, all identifiable intangible assets will be recorded at fair value and included as part of the assets acquired. The amount by which the purchase price, consisting of the value of the cash and shares of PacWest common stock to be issued to former holders of shares of El Dorado common stock, exceeds the fair value of the net assets including identifiable intangible assets of El Dorado at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangible assets will be amortized over their estimated lives.

Public Trading Markets

        PacWest common stock is listed on NASDAQ under the symbol "PACW." The PacWest common stock issuable in the merger will be listed on NASDAQ. There is no established public trading market for shares of El Dorado common stock and no broker makes a market in the stock.

Exchange of Shares in the Merger

        At or prior to the effective time, PacWest will appoint an exchange agent to handle the exchange of shares of El Dorado common stock for shares of PacWest common stock. Promptly after the effective time (and in any event within five business days), the exchange agent will send to each holder of record of shares of El Dorado common stock at the effective time (other than holders of certain specified excluded shares or dissenting shares) appropriate transmittal materials and instructions for effecting the exchange of shares of El Dorado common stock for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of certificates or book entry shares for cancellation along with the other documents described in the instructions, an El Dorado shareholder will receive a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of PacWest common stock that such holder is entitled to receive based on the exchange ratio of 58.2209 for each share of El Dorado common stock and a check in the amount (after giving effect to any required tax withholdings and subject to any adjustments as provided in the merger agreement) of the cash consideration for the surrendered shares, and any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement. After the effective time, El Dorado will not register any transfers of shares of El Dorado common stock.

Dissenters' Rights

        El Dorado shareholders who vote their shares of El Dorado common stock "AGAINST" the merger proposal or who have given notice in writing to El Dorado at or prior to the special meeting that they dissent from the merger and who properly demand the purchase of such shares in accordance with 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a will not be converted into the right to receive the merger consideration otherwise payable for shares of El Dorado common stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a. A copy of 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a is attached to this proxy statement/prospectus as Appendix C.

        The following discussion is not a complete statement of the law pertaining to dissenters' rights under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a. The full text of 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a is attached to this proxy statement/prospectus as Appendix C and is incorporated herein by reference. Appendix C should be reviewed carefully by any El Dorado shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters' rights.

        All references in 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a and in this summary to a "shareholder" are to the holder of record of shares of El Dorado common stock as to which dissenters' rights are asserted. A person having a beneficial interest in shares of El Dorado common stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters' rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person's dissenters' rights.

        ANY HOLDER OF SHARES OF EL DORADO COMMON STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a WILL RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY DISSENTERS' RIGHTS.

        Under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a, shares of El Dorado common stock must satisfy each of the following requirements to qualify as dissenting shares, which are referred to as dissenting shares:

  •
  such dissenting shares must have voted "AGAINST" the merger proposal or the holder of such dissenting shares must have given notice in writing to El Dorado at or prior to the special meeting that such holder dissents from the merger; AND

  •
  the holder of such dissenting shares must make a timely written request to the surviving bank, accompanied by the surrender of such holder's share certificates.

        A vote "AGAINST" the merger proposal does not in and of itself constitute a demand for appraisal under federal law.

        Pursuant to 12 U.S.C. § 214a, holders of dissenting shares may be entitled to receive in cash the value of the shares held by such holders, if and when the merger is consummated, upon written request made to the surviving bank at any time before 30 days after the date of consummation of the merger, accompanied by the surrender of such holders' stock certificates, if applicable. The value of such shares will be determined as of the date on which the shareholders' meeting was held authorizing the merger, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting surviving bank and the third by the two so chosen.

        The valuation agreed upon by any two of three chosen appraisers will govern; but, if the value determined by the appraisers is not satisfactory to any dissenting shareholder who has requested payment, such shareholder may within five days after being notified of the appraised value of his shares appeal to the OCC, who must cause a reappraisal to be made, which will be final and binding as to the value of the shares of the appellant. If, within 90 days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as provided in 12 U.S.C. § 214a, or the appraisers fail to determine the value of the shares, the OCC must upon written request of any interested party, cause an appraisal to be made, which will be final and binding on all parties. The expenses of the OCC in making the reappraisal as the case may be, must be paid by the surviving bank.

        El Dorado shareholders considering whether to exercise dissenters' rights should consider that the value of their shares of El Dorado common stock determined under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, the surviving bank reserves the right to assert in any appraisal proceeding that, for purposes thereof, the value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. El Dorado shareholders considering whether to exercise dissenters' rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters' rights.

        Strict compliance with certain technical prerequisites is required to exercise dissenters' rights. El Dorado shareholders wishing to exercise dissenters' rights should consult with their own legal counsel in connection with compliance with 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a. Any El Dorado shareholder who fails to comply with the requirements of 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a, attached as Appendix C to this proxy statement/prospectus, will forfeit the right to exercise dissenters' rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

        Except as expressly limited by 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a, dissenting shares continue to have all the rights and privileges incident to their shares until the value of their shares is agreed upon or determined.

THE MERGER AGREEMENT

        The following is a summary of selected provisions of the merger agreement. While PacWest and El Dorado believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this document. The parties urge you to read the merger agreement in its entirety.

Explanatory Note

        The merger agreement and the summary of its terms in this document have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by PacWest and El Dorado only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by PacWest and El Dorado in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Shareholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by PacWest or El Dorado. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this document, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of PacWest or El Dorado.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of PacWest or El Dorado or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled "Where You Can Find More Information." PacWest will provide additional disclosures in its public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Merger

        Upon the terms and subject to the conditions of the merger agreement, El Dorado will merge with and into Pacific Western Bank, a California state-chartered bank and wholly owned subsidiary of PacWest, with Pacific Western Bank as the surviving bank. The separate existence of El Dorado will cease, with all its rights, privileges, immunities, power and franchises.

Effects of the Merger

        As a result of the merger, the shares of El Dorado common stock will no longer be outstanding and will automatically be cancelled and retired and cease to exist. El Dorado shareholders will only participate in PacWest's future earnings and potential growth through their ownership of PacWest common stock. All of the other incidents of direct ownership of shares of El Dorado common stock, such as the right to vote on certain decisions with respect to El Dorado, to elect directors to the El Dorado board of directors and to receive dividends and distributions from El Dorado, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of Pacific Western Bank and El Dorado will vest in the surviving bank, and all obligations, liabilities, debts, restrictions, disabilities and duties of Pacific Western Bank and El Dorado will become the obligations, liabilities, debts, restrictions, disabilities and duties of the surviving bank.

Closing and Effective Time of the Merger

        The merger agreement provides that the merger will be consummated no later than three business days after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual written agreement of PacWest and El Dorado. The merger will become effective at the time a copy of the agreement of merger certified by the Secretary of State of the State of California has been filed with the CDBO in accordance with Section 4887 of the California Financial Code. The parties are seeking regulatory approval by the first quarter of 2019, with the consummation of the merger to occur as soon as practicable thereafter. However, there can be no assurance as to when or if the merger will occur.

        If the merger is not completed by the end date, the merger agreement may be terminated by either PacWest or El Dorado, except to the extent that the failure of the merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate which action or inaction is in violation of its obligations under the merger agreement.

        For a description of the transaction structure and merger consideration, please see the section entitled "The Merger—Terms of the Merger."

Pacific Western Bank's Governing Documents, Directors and Officers Following the Closing

Governing Documents

        The charter and bylaws of Pacific Western Bank will be the charter and bylaws of the surviving bank as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

        The directors and officers of Pacific Western Bank immediately prior to the effective time will be the directors and officers of the surviving bank until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Merger Consideration

Conversion of El Dorado Common Stock

        At the effective time, each share of El Dorado common stock, other than excluded shares and dissenting shares as described below, issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration consisting of (i) $427.92 in cash and (ii) 58.2209 shares of PacWest common stock, subject to adjustments as set forth in the merger agreement and as further described under sections entitled "—Merger Consideration" and "—Termination of the Merger Agreement."

        Pursuant to the terms of the merger agreement, PacWest (i) has ordered title commitments, surveys and title documents for real property owned by El Dorado in order to determine, as provided in the merger agreement, whether there are any defects to the title of such real property and (ii) will obtain certain environmental examinations of real property owned by El Dorado in order to determine, as provided in the merger agreement, whether certain environmental conditions exist on such real property. If certain title defects and/or environmental conditions exist with respect to El Dorado's real property and the total cost to cure and/or remediate such defects or conditions (after taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree are reasonably likely to be available) is greater than $2,000,000, the aggregate cash consideration will be reduced by the real property adjustment amount, except that if the real property adjustment amount exceeds $7,000,000, then in lieu of reducing the cash consideration by 100% of the excess adjustment amount, the merger consideration shall be reduced as follows: (a) 12.5% of the excess adjustment amount shall be applied to reduce the cash consideration and (b) the remaining 87.5% of the excess adjustment amount shall be applied to reduce the share component of the merger consideration by reducing the exchange ratio to reflect the reduction in the merger consideration.

Cancellation of Excluded Shares and Dissenting Shares

        At the effective time, (i) any shares of El Dorado common stock held by PacWest or any direct or indirect wholly-owned subsidiary of PacWest or by El Dorado or any wholly-owned subsidiary of El Dorado, other than those held in a fiduciary capacity or as a result of debts previously contracted, which are referred to as excluded shares, and (ii) any dissenting shares (subject to the procedures for dissenting shares described herein) will automatically be cancelled and retired and will cease to exist and no consideration will be issued in exchange therefor.

Dissenting Shares

        To the extent dissenters' rights under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a are applicable to the merger, no dissenting shares will be converted into or represent a right to receive the consideration for such shares set forth in merger agreement. Instead, holders of dissenting shares will be entitled to receive in cash the value of the shares held by such holder to the extent granted by 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a. If a holder of dissenting shares thereafter effectively withdraws or loses such dissenters' rights with respect to such shares then, as of the occurrence of such withdrawal or loss, each such share will be deemed as of the effective time to have been converted into and represent only the right to receive the consideration for such shares set forth in the merger agreement.

        For more information regarding dissenters' rights, please see the section entitled "The Merger—Dissenters' Rights."

Rights as Shareholders of El Dorado

        At the effective time, holders of shares of El Dorado common stock will cease to be, and will have no rights as, shareholders of El Dorado other than to receive the merger consideration and any dividends or distributions to which they are entitled under the merger agreement.

Exchange Procedures

        Immediately prior to the effective time, PacWest will deposit (or cause to be deposited) with an exchange agent selected by PacWest with El Dorado's prior approval (such approval not to be unreasonably withheld or delayed) (i) an amount of cash equal to $427.92 in cash, subject to adjustment as set forth in the merger agreement and described in this proxy statement/prospectus multiplied by the number of El Dorado shares (other than excluded shares and dissenting shares) outstanding immediately prior to the effective time, plus any cash due in lieu of fractional shares, and (ii) certificates, or evidence of shares in book-entry form, representing the shares of PacWest common stock to be exchanged for shares of El Dorado common stock in the merger. Promptly after the effective time (and in any event within five business days), the exchange agent will provide appropriate transmittal materials to holders of record of shares of El Dorado common stock, advising such holders of the procedure for surrendering their shares to the exchange agent.

        Upon the surrender of certificate(s) of shares of El Dorado common stock (or affidavits of loss in lieu thereof) or evidence of shares in book-entry form, the holder will be entitled to receive in exchange therefor:

  •
  a number of whole shares of PacWest common stock that such holder is entitled to receive pursuant to the merger agreement, as described in "—Conversion of El Dorado Common Stock" above, evidenced by a stock certificate or in book-entry form; and

  •
  a check in the amount of the cash consideration for the surrendered shares and any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

Distributions with Respect to Unexchanged Shares

        All shares of PacWest common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and if a dividend or other distribution is declared by PacWest in respect of the PacWest common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of PacWest common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing shares of El Dorado common stock until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof as provided) or book-entry shares, there will be issued and/or paid to the holder of a certificate or evidence of shares in book-entry form, as applicable, representing whole shares of PacWest common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of PacWest common stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of PacWest common stock with a record date after the effective time but with a payment date subsequent to surrender.

Fractional Shares of PacWest Common Stock

        No fractional shares of PacWest common stock will be issued to any shareholder of El Dorado upon completion of the merger. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share (rounded to the nearest thousandth) of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the PacWest average closing price. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Representations and Warranties

        The merger agreement contains representations and warranties on the part of El Dorado as to, among other things:

  •
  organization, standing and authority;

  •
  capital stock;

  •
  the organization and existence of any subsidiaries;

  •
  power;

  •
  authority;

  •
  no conflicts, third party consents and governmental and regulatory approvals required to complete the merger;

  •
  required filings;

  •
  availability, accuracy and compliance with GAAP of financial reports and filings with regulatory authorities;

  •
  timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

  •
  absence of litigation;

  •
  compliance with restrictive agreements with regulators;

  •
  compliance with 12 U.S.C. § 1851 and the regulations promulgated thereunder, known as the Volcker Rule;

  •
  compliance with laws and permits;

  •
  material contracts;

  •
  no broker's or finder's fees, except as contemplated by the merger agreement;

  •
  employee benefit plans;

  •
  labor matters;

  •
  environmental matters;

  •
  tax matters;

  •
  interest rate risk management instruments, such as swaps and options;

  •
  proper and accurate maintenance of books and records;

  •
  insurance coverage;

  •
  validity and status of loans;

  •
  adequacy of its allowance for loan losses under established regulatory and accounting standards;

  •
  transactions with affiliates;

  •
  conditions of and title to real and personal property;

  •
  intellectual property and IT assets;

  •
  no broker-dealer or investment adviser subsidiary;

  •
  exemptions from takeover statutes; and

  •
  mortgage-lending business.

        The merger agreement also contains representations and warranties on the part of PacWest as to, among other things:

  •
  organization, standing and authority;

  •
  capital stock;

  •
  corporate power;

  •
  corporate authority;

  •
  no conflicts, third party consents and governmental and regulatory approvals required to complete the merger;

  •
  required filings;

  •
  availability, accuracy and compliance with GAAP and filings with the SEC and regulatory authorities;

  •
  absence of litigation;

  •
  absence of restrictive agreements with regulators;

  •
  compliance with laws and permits;

  •
  no broker's or finder's fees, except as contemplated by the merger agreement; and

  •
  tax matters.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect" with respect to PacWest or El Dorado, as the case may be, means any effect, circumstance, occurrence or change that (i) is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, or condition (financial or otherwise) of El Dorado and its subsidiaries or PacWest and its subsidiaries, as the case may be, or (ii) materially impairs the ability of such party to consummate the merger and the transactions contemplated by the merger agreement on a timely basis. However, none of the following effects, circumstances, occurrences or changes will be considered when determining if a material adverse effect has occurred:

  •
  any change in law or GAAP or interpretations thereof (except to the extent that such effect, circumstance, occurrence or change disproportionately adversely affects El Dorado and its subsidiaries or PacWest and its subsidiaries, as the case may be, compared to other companies of similar size and operating in the commercial banking industry in which such party operates, in which case only the disproportionate effect will be taken into account);

  •
  effects resulting from worsening of geopolitical conditions in the United States or any other country in which El Dorado or PacWest and any of its respective subsidiaries conduct material operations or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which either party and any of its respective subsidiaries conduct material operations;

  •
  in the case of PacWest, any change in market price or trading volume of PacWest common stock (except that the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect pursuant to any other clause of the definition);

  •
  any action taken by either party with the other party's express written consent or any action taken by either party that such party was expressly required to take pursuant to the terms of the merger agreement;

  •
  any failure, in and of itself, by El Dorado or PacWest to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except that the facts or circumstances giving rise or contributing to the failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect pursuant to any other clause of the definition);

  •
  changes in economic conditions affecting commercial banks generally (except to the extent that such change in economic conditions disproportionately adversely affects El Dorado and its subsidiaries or PacWest and its subsidiaries, as the case may be, compared to other companies of similar size and operating in the commercial banking industry in which such party operates, in which case only the disproportionate effect will be taken into account);

  •
  for purposes of the conditions set forth in the merger agreement that there not be a material adverse effect on the other party since the date of the merger agreement, those matters disclosed in the PacWest disclosure schedules and El Dorado disclosure schedules, respectively, in each case, consistent with the standard set forth in the merger agreement and based on the information on those matters made available on or prior to the date of the merger agreement (except to the extent of any adverse developments with respect to such matters arising after the date of the merger agreement); or

  •
  changes in relationships with customers or employees of the respective parties and their respective subsidiaries that were primarily the result of the announcement or public disclosure of the merger agreement and the transactions contemplated thereby.

        The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled "Termination of the Merger Agreement," if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of PacWest or El Dorado, or otherwise under the merger agreement, unless PacWest or El Dorado willfully and intentionally breached the merger agreement.

Conduct of Business Prior to the Completion of the Merger

        El Dorado has agreed that, prior to the effective time, except as approved in writing by PacWest, as expressly contemplated by the merger agreement or as required by law, El Dorado and its subsidiaries' respective businesses will be conducted in the ordinary and usual course and El Dorado and its subsidiaries will use its reasonable best efforts to preserve its business organizations and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with governmental authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of El Dorado and its subsidiaries' present employees and agents, and subject to the covenants relating to regulatory applications, as described under "Regulatory Matters" below, El Dorado and its subsidiaries will take no action that would reasonably be expected to adversely affect or materially delay El Dorado's ability to obtain any necessary approvals of any regulatory authorities or other governmental authority required for the transactions contemplated by the merger agreement or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

        In addition to the general covenants above, El Dorado has agreed that until the effective time, except as otherwise expressly required by the merger agreement or as required by law, or as PacWest may approve in writing (such approval not to be unreasonably withheld or delayed), subject to certain exceptions (including those set forth in El Dorado's disclosure schedules), El Dorado will not and will not permit its subsidiaries to:

Capital Stock

  •
  issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any rights;

  •
  permit any shares of capital stock of El Dorado or any of its subsidiaries to become subject to grants of employee or director stock options, other rights or similar stock-based employee rights;

Dividends and Stock Repurchases

  •
  make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock except for (i) customary quarterly cash dividends on shares of El Dorado common stock at a rate not in excess of $4.25 per share of El Dorado common stock and (ii) dividends paid by any wholly-owned subsidiary to El Dorado or to any other wholly-owned subsidiary;

  •
  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

Compensation

  •
  enter into, renew, terminate, amend or otherwise modify any employment, retention, change in control, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or independent contractor (who is a natural person) of El Dorado or any of its subsidiaries; enter into any collective bargaining or similar agreement; pay or award, or commit to pay or award, any bonus or incentive compensation, grant any salary or wage increase or increase any employee compensation or benefit (including incentive or bonus payments); or forgive any loans or issue any loans to any employee or consultant of El Dorado, except (i) for increases in annual base salary or wage rates for employees who are below the level of senior vice president in the ordinary and usual course of business consistent with past practice that do not exceed eight percent individually or four and a half percent in the aggregate, (ii) to the extent required by the terms of an existing benefit plan as in effect as of the date of the merger agreement or (iii) for other changes that are required by applicable law;

  •
  grant or approve the grant of any new equity-based awards;

Hiring

  •
  hire any person as an employee of El Dorado or any of its subsidiaries or engage any independent contractor or promote any employee, other than (i) any person hired or promoted to fill any vacancies below the level of senior vice president arising on or after the date of the merger agreement in the ordinary course of business on ordinary course terms and conditions; (ii) any person hired as an employee or any employee promoted to a position with an annual base salary or wage rate and target cash bonus opportunity of no more than $100,000 in the aggregate; and (iii) any person engaged as an independent contractor (who is a natural person) with consulting fees of no more than $50,000 per annum;

  •
  neither El Dorado nor any of its subsidiaries may terminate the employment of any executive officer other than for cause;

Benefit Plans

  •
  enter into, terminate, establish, adopt or amend any benefit plan, any arrangement that would have been a benefit plan had it been entered into prior to the date of the merger agreement or any other employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of El Dorado or any of its subsidiaries;

  •
  take any action to accelerate the vesting or lapsing of restrictions under any benefit plan, other than actions required pursuant to the merger agreement;

  •
  fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by applicable law or the terms of an existing benefit plan as in effect as of the date of the merger agreement;

Dispositions

  •
  sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to El Dorado and its subsidiaries, taken as a whole;

Acquisitions

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other person (other than purchases of loans and loan participations as permitted by the terms of the merger agreement);

Mergers

  •
  merge or consolidate El Dorado or any of its subsidiaries with any other person, except for any such transaction among its wholly owned subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

Capital Expenditures

  •
  make any capital expenditures other than maintenance capital expenditures made in the ordinary course of business;

Governing Documents

  •
  amend either the El Dorado charter or bylaws, or the organizational documents of any of its subsidiaries;

Accounting Methods

  •
  implement or adopt any change in El Dorado's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred by El Dorado's independent public accountants, or as required by the merger agreement;

  •
  except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets;

Contracts

  •
  except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice, enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claim under, any material contract (as defined in the merger agreement) or any contract which would be a material contract if it were in existence on the date of the merger agreement in each case which is not terminable at will or with 30 calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination;

Claims

  •
  enter into any settlement, compromise or similar agreement with respect to any action, suit, proceeding, order or investigation to which El Dorado or any of its subsidiaries is or becomes a party after the date of the merger agreement, involving a payment by El Dorado or any subsidiary of an amount that exceeds $75,000 individually or $250,000 in the aggregate or would impose any material restriction on the business of the surviving bank or create adverse precedent for claims that are reasonably likely to be material to El Dorado and its subsidiaries, taken as a whole;

Adverse Actions

  •
  take any action or omit to take any action that is intended to or would reasonably be likely to result in: (i) any of El Dorado's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time; (ii) a condition to the merger not being satisfied; (iii) the merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code; or (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law;

Risk Management

  •
  except as required by law or regulation or by the OCC: (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (ii) fail to follow in all material respects El Dorado's or its applicable subsidiary's existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable efforts to avoid any material increase in El Dorado's aggregate exposure to interest rate risk;

Indebtedness

  •
  incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

Loans

  •
  forgive any loans to directors, officers or employees or make any loan that is not made in conformity with the Company's ordinary course lending policies and guidelines in effect as of the date of the merger agreement;

  •
  make any loan or loan commitment to any person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such person and to El Dorado's knowledge, such person's affiliates and immediate family members, exceed $1,000,000;

  •
  purchase or sell any loan or loan participation in excess of $1,000,000;

  •
  without, in the case of the second and third bullets above, first submitting a copy of the loan write up containing the information customarily submitted to the loan committee of El Dorado, to the chief credit officer of PacWest two business days prior to taking such action; provided that, if PacWest objects in writing to such action within two business days after receiving such loan write up, El Dorado will obtain the approval of a majority of the members of the loan committee of El Dorado prior to making such loan or loan commitment or such purchase or sale;

Deposits

  •
  increase interest rates payable or offered on any deposits in a manner that would cause the cumulative increase in such interest rates to exceed an amount equal to the sum of (i) (A) 0.10%, in the case of any deposits other than time deposits, 0.20%, in the case of time deposits with a term of less than 24 months, 0.80%, in the case of time deposits with a term equal to or greater than 24 months (provided that rates on time deposits with a term in excess of 24 months may be offered at a rate equal to the highest calculated rate for a shorter term), and (B) in each case under clause (A), the difference between the federal funds rate as of the date of the merger agreement (which was 1.92%) and the then effective federal funds rate multiplied by (ii) 35%;

  •
  book any "brokered deposits" or any listing service certificates of deposit;

Investments

  •
  other than the purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America in accordance with the investment policies of El Dorado or any of its subsidiaries in effect on the date of the merger agreement with a remaining maturity at the time of purchase of 24 months or less, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person or purchase or acquire securities of any type;

  •
  except that in the case of investment securities, El Dorado may purchase investment securities if, within two business days after El Dorado requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that PacWest consent to making of any such purchase, PacWest has approved such request in writing or has not responded in writing to such request;

Taxes

  •
  commence or settle any litigation or proceeding with respect to any liability for taxes, or take any action which is reasonably likely to have a material adverse impact on the tax position of El Dorado, or, after the merger, which is reasonably likely to have a material adverse impact on the tax position of the surviving bank;

  •
  except in the ordinary course of business consistent with past practice, make or change any express or deemed tax election or file any tax return;

  •
  file any amended tax return;

  •
  change any of its methods of reporting income or deductions for tax purposes;

  •
  change the entity classification of El Dorado or any of its subsidiaries;

  •
  consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment; or

  •
  take any other action with respect to taxes that is outside the ordinary and usual course of business or inconsistent with past practice;

  •
  in each case referred to in the bullet points above, except to the extent that the action is taken in response to changes enacted by the Tax Cuts and Jobs Act and the action is reasonably determined to be in the best interests of El Dorado or any of its subsidiaries;

Branches

  •
  apply for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of El Dorado or any of its subsidiaries;

New Business

  •
  enter into any new line of business or change in any material respect El Dorado's lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable, except as required by applicable law or policies imposed by any governmental authority;

Lending Practices

  •
  other than in the ordinary course of business consistent with past practice, make any material changes in El Dorado's policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a governmental authority; or

Commitments

  •
  agree or commit to do any of the foregoing.

PacWest Forbearance

        PacWest has agreed as to itself and its subsidiaries that, prior to the effective time (unless El Dorado shall otherwise approve in writing, and except as otherwise expressly contemplated by the merger agreement and except as required by applicable law), it will not and will cause each of its subsidiaries not to:

Adverse Actions

  •
  take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of PacWest's representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time; (ii) any of the conditions to the merger not being satisfied; or (iii) a material violation of any provision of the merger agreement, except as may be required by applicable law;

Governing Documents

  •
  amend PacWest's certificate of incorporation or bylaws, or the organizational documents of any of its subsidiaries, in each case in a manner that would adversely affect the holders of shares of El Dorado common stock relative to and disproportionately to all other holders of PacWest common stock; or

Commitments

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Regulatory Matters

        PacWest and El Dorado have agreed to prepare and file this document, and PacWest has agreed to prepare and file with the SEC the registration statement on Form S-4 in connection with the issuance of shares of PacWest common stock in the merger, as promptly as practicable, of which this document is a part. Each party has agreed to use its reasonable best efforts to have the S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing.

        PacWest and El Dorado have agreed to cooperate and use their respective reasonable best efforts to prepare and file, or in the case of PacWest cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or governmental authorities in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

        Nothing contained in the merger agreement will be deemed to require PacWest to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would reasonably be likely to be a materially burdensome regulatory condition.

Shareholder Approval

        El Dorado has agreed to convene a meeting of its shareholders as soon as practicable after the S-4 registration statement is declared effective, and will in any event use reasonable best efforts to convene such meeting no later than 50 calendar days after the S-4 registration statement is declared effective, to consider and vote upon the approval of the merger. Subject to certain limited exceptions, the El Dorado board of directors will recommend to El Dorado shareholders that they approve the merger. Unless the merger agreement is terminated in accordance with its terms, El Dorado will convene such meeting regardless of whether or not (i) the El Dorado board of directors has changed its recommendation that El Dorado shareholders approve the merger or (ii) an acquisition proposal from a third party has been made (discussed in more detail below).

Employee Matters

        For a period of one year following the effective time, PacWest will provide, or cause to be provided, to each of the employees of El Dorado and its subsidiaries as of immediately prior to the effective time who continue employment with PacWest or any of its subsidiaries following the effective time with a base salary or base wage, short-term cash bonus opportunities and pension and welfare opportunities that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of PacWest and its subsidiaries.

        PacWest has agreed to use commercially reasonable efforts to give El Dorado employees full credit for their service with El Dorado for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans that such employees may be eligible to participate in after the closing to the same extent recognized by El Dorado immediately prior to the closing, except to the extent it would result in the duplication of benefits for the same period of service and other than (i) for benefit accrual purposes under any defined benefit pension plan of PacWest or its subsidiaries and (ii) for purposes of qualifying for subsidized early retirement benefits.

        PacWest has agreed to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions (to the extent such conditions were covered or satisfied under the applicable plans of El Dorado) with respect to participation and coverage requirements applicable to the El Dorado employees under any life, disability, medical, dental, vision or health plans that such employees may be eligible to participate in after the closing; (ii) provide each El Dorado employee with full credit under medical, dental and health plans for any co-payments, deductibles and out-of-pocket expenses incurred by such employees (and their beneficiaries) under analogous plans of El Dorado or any of its subsidiaries during the portion of the applicable plan year prior to such employee's participation in any medical, dental or health plans of PacWest after the closing; and (iii) waive any waiting period limitations or actively-at-work requirements previously satisfied by an El Dorado employee (or their beneficiaries, as applicable), under an analogous plan of El Dorado prior to the closing.

Indemnification and Directors' and Officers' Insurance

        Pursuant to the terms of the merger agreement, following the effective time, PacWest has agreed to, or will cause the surviving bank to, indemnify present and former directors, officers and, to the extent required by El Dorado's charter and bylaws (in each case, as in effect as of the date of the merger agreement), each employee of El Dorado (determined as of the effective time) in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent permitted under law and under El Dorado's charter and bylaws (in each case, as in effect as of the date of the merger agreement).

        For a period of six years from the effective time, PacWest has agreed to, or cause the surviving bank to, provide, the portion of directors' and officers' liability insurance that serves to reimburse the present and former directors and officers of El Dorado on terms and conditions no less advantageous to such officers and directors than those provided by El Dorado; provided, however, that PacWest and the surviving bank are not required to spend more than 250% of the current annual amount spent by El Dorado to procure such insurance coverage. In lieu thereof, PacWest may, or may cause the surviving bank to, purchase a six-year tail policy subject to the limitation on cost described in the preceding sentence.

Acquisition Proposals

        Under the terms of the merger agreement, El Dorado has agreed that neither it nor its subsidiaries nor any of their respective officers, directors, employees and affiliates will, and that El Dorado will direct and use its reasonable best efforts to cause its and its subsidiaries' agents and representatives not to, directly or indirectly:

  •
  initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to an acquisition proposal; or

  •
  engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

        For purposes of the merger agreement, "acquisition proposal" means:

  •
  any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving El Dorado or any of its subsidiaries that if consummated would result in any person (or such person's shareholders) owning 15% or more of the total voting power of El Dorado or the surviving entity in a merger involving El Dorado or the resulting parent company; and

  •
  any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of El Dorado or those of any of its subsidiaries or 15% or more of El Dorado's consolidated total assets.

        However, the above restriction would not prevent El Dorado or its board of directors from:

  •
  at any time before, but not after the El Dorado shareholder approval is obtained, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if El Dorado receives from the person so requesting such information, an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between PacWest and El Dorado; or

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;

only if, however, in each case referred to in the bullet points above, the El Dorado board of directors determines in good faith (after consultation with outside legal counsel) that (i) based on the information then available (and after consultation with its financial advisor) such acquisition proposal constitutes a superior proposal (as defined below) or would reasonably be expected to result in a superior proposal and (ii) the failure to take such action would reasonably be expected to violate the directors' fiduciary duties under applicable law.

        Further, the merger agreement provides that the El Dorado board of directors and each committee thereof will not:

  •
  except as expressly permitted by the merger agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to PacWest, the recommendation of its board of directors that its shareholders approve the merger; or

  •
  cause or permit El Dorado to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement enter into in compliance with the merger agreement) relating to any acquisition proposal.

        Notwithstanding the above, prior to the time the El Dorado shareholder approval is obtained, the El Dorado board of directors may withhold, withdraw or adversely modify the recommendation of its board of directors or approve, recommend or otherwise declare advisable any superior proposal (as defined below) made to El Dorado after the date of the merger agreement that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement, if (i) an unsolicited bona fide written offer is made to El Dorado and is not withdrawn and the El Dorado board of directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal, and (ii) the El Dorado board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a violation of the directors' fiduciary duties under applicable law; provided, however, that no such change of recommendation may be made until after (a) at least five business days following PacWest's receipt of notice from El Dorado advising that the El Dorado board of directors intends to take such action and the basis therefor and (b) El Dorado has negotiated in good faith to permit PacWest to modify the merger agreement during such five business day period. In determining whether to make a change of recommendation, the El Dorado board of directors will take into account any changes to the terms of the merger agreement proposed by PacWest and any other information provided by PacWest in response to such notice.

        As used in the merger agreement, "superior proposal" means an unsolicited bona fide acquisition proposal (provided that for purposes of the definition of "superior proposal" the references to "15%" in the definition of "acquisition proposal" will instead refer to "50%") that the El Dorado board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to El Dorado shareholders from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the merger and the time likely to be required to consummate such acquisition proposal).

Conditions to Consummation of the Merger

        The respective obligation of each party to effect the merger is subject to the satisfaction or written waiver at or prior to the closing of each of the following conditions:

  •
  El Dorado having obtained the El Dorado shareholder approval;

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement; and

  •
  the S-4 registration statement having become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 registration statement, of which this document is a part, having been issued and remaining in effect, and no proceedings for that purpose having commenced or been threatened in writing by the SEC and remaining in effect.

        El Dorado's obligation to effect the merger is also subject to the fulfillment or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of PacWest set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and El Dorado's receipt of a certificate signed on behalf of PacWest by an executive officer of PacWest, dated as of the closing date, to such effect;

  •
  performance by PacWest in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing, and receipt by El Dorado of a certificate signed by an executive officer of PacWest, dated as of the closing date, to such effect;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FDIC and the CDBO which are necessary to consummate the merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on El Dorado or PacWest (measured on a scale relative to El Dorado), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

  •
  since September 11, 2018, no event having occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to PacWest;

  •
  all filings required to be made with NASDAQ in respect of the issuance of PacWest common stock in the merger having been completed and made in compliance with applicable NASDAQ rules; and

  •
  receipt by El Dorado of an opinion of its counsel, in form and substance reasonably satisfactory to El Dorado, dated as of the date of the merger, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, for U.S. federal income tax purposes, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        PacWest's obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of El Dorado set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and PacWest's receipt of a certificate signed on behalf of El Dorado by an executive officer of El Dorado, dated as of the closing date, to such effect;

  •
  performance by El Dorado in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing, and receipt by PacWest of a certificate signed by an executive officer of El Dorado, dated as of the closing date, to such effect;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FDIC and the CDBO which are necessary to consummate the merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on El Dorado or PacWest (measured on a scale relative to El Dorado), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and none of such consents, registrations, approvals, permits and authorizations containing any materially burdensome regulatory condition;

  •
  as of the last day of the month immediately preceding the month in which the closing date occurs, which is referred to as the measurement date (except if the closing date occurs within the first 10 days of any month, the measurement date will be the last day of the second month immediately preceding the month in which the closing date occurs), the sum of the adjusted El Dorado shareholders' equity (defined below) and allowance for loan losses not being less than $235,100,000, in each case determined in accordance with generally accepted accounting principles in the United States, referred to as GAAP; "adjusted El Dorado shareholders' equity" means the consolidated equity of El Dorado as set forth in the closing financial statements, minus any unrealized gains or plus any unrealized losses (as the case may be in accordance with GAAP) in El Dorado's securities portfolio due to mark-to-market adjustments as of the measurement date, and adding the sum of (i) the amount of any real property adjustment, (ii) all amounts paid or accrued in connection with certain actions taken to conform certain policies and practices to those of PacWest to the extent that such actions were not necessary to bring El Dorado into conformity with GAAP or any applicable law of any governmental authority, (iii) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents, including the title company and environmental consultant engaged in connection with the title and environmental reviews described under "The Merger Agreement—Merger Consideration," for El Dorado for services rendered solely in connection with the transactions contemplated by the merger agreement paid by El Dorado prior to the effective time and which do not exceed in the aggregate $9,000,000 (exclusive of reasonable costs incurred or advanced by such advisors), (iv) any costs incurred in connection with complying with the requirements in the merger agreement with respect to environmental assessments and (v) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in the merger agreement) or any retention bonuses paid in accordance with the merger agreement or otherwise approved by PacWest, and any costs incurred in connection with the termination of El Dorado's contracts pursuant to the merger agreement;

  •
  El Dorado's average total deposits for the calendar month immediately preceding the closing date not being less than $1.956 billion;

  •
  since September 11, 2018, no event having occurred or circumstance arisen that, individually or taken together with all other facts, has had or is reasonably likely to have a material adverse effect with respect to El Dorado;

  •
  receipt by PacWest of the opinion of its counsel, in form and substance reasonably satisfactory to PacWest, dated as of the date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  holders of not more than 10% of outstanding shares of El Dorado common stock having duly exercised their dissenters' rights under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a; and

  •
  all applicable time periods set forth in the merger agreement relating to the determination of the costs associated with any title defects or environmental conditions for each of El Dorado's owned real properties having expired.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned:

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, by action of the board of directors of PacWest and El Dorado, in the event that both parties mutually consent in writing to terminate the merger agreement;

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, by action of the board of directors of either party, in the event that the merger is not consummated by June 30, 2019, which date is referred to as the end date, except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, by action of the board of directors of either party if: (i) the approval of any governmental authority required for consummation of the merger or the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority or (ii) the El Dorado shareholder approval is not obtained at the duly convened special meeting or any adjournment or postponement thereof taken in accordance with the merger agreement;

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, by action of the board of directors of either party if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the end date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

  •
  by action of PacWest's board of directors at any time prior to the El Dorado shareholder approval, in the event: (i) El Dorado has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals; (ii) the El Dorado board of directors has effected a change of recommendation; or (iii) at any time following receipt of a public acquisition proposal (other than a tender offer or exchange offer), the El Dorado board of directors has failed to reaffirm its recommendation that the El Dorado shareholders approve the merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by PacWest (or, if earlier, by the close of business on the business day immediately preceding the special meeting);

  •
  at any time prior to the effective time, whether before or after the El Dorado shareholder approval, (i) by action of El Dorado's board of directors if the real property adjustment amount exceeds $15,000,000 (unless PacWest agrees that the real property adjustment amount will be $15,000,000), or (ii) by action of PacWest's board of directors if the real property adjustment amount exceeds $25,000,000; or

  •
  by action of El Dorado's board of directors, by written notice to PacWest on the business day immediately following the price determination date, effective as of three business days following the date of such written notice, in the event that: (i) the PacWest average closing price is less than $42.80 per share (with a proportionate adjustment for any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the merger agreement and the price determination date) and (ii) the PacWest average closing price underperforms the average price of the KBW Index during the determination period by more than 15%.

    If El Dorado elects to terminate the merger agreement and provides written notice thereof to PacWest, then within two business days following PacWest's receipt of such notice, PacWest may elect to reinstate the merger and related transactions, and adjust the exchange ratio to equal the lesser of (i) the quotient of $2,491.71 divided by the PacWest average closing price and (ii) the quotient of $2,491.71 divided by the PacWest average closing price, multiplied by the index ratio. Alternatively, PacWest may elect not to adjust the exchange ratio, and, in lieu thereof, may increase the cash consideration per share of El Dorado common stock such that the value of the total consideration received for each share is the same as if the exchange ratio had been adjusted as described above.

Termination Fee

        El Dorado must pay PacWest a termination fee of $18,669,000 in the following circumstances:

  •
  PacWest terminates the merger agreement because (i) El Dorado has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals; (ii) the El Dorado board of directors has effected a change of recommendation; or (iii) at any time following receipt of a public acquisition proposal (other than a tender offer or exchange offer), the El Dorado board of directors has failed to reaffirm its recommendation that the El Dorado shareholders approve the merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by PacWest (or, if earlier, by the close of business on the business day immediately preceding the special meeting); or

  •
  (i) (a) an acquisition proposal has been made to El Dorado or its shareholders generally or (b) any person has publicly announced an intention to make an acquisition proposal with respect to El Dorado; (ii) thereafter the merger agreement is terminated by either party because (A) the merger was not consummated on or before the end date and the El Dorado shareholder approval has not been obtained or (B) the El Dorado shareholder approval was not obtained at the special meeting and (iii) within 12 months after the termination of the merger agreement, El Dorado enters into a definitive agreement with respect to or consummates an acquisition proposal (except that for purposes of the foregoing, references to "15%" in the definition of the term "acquisition proposal" will instead refer to "50%").

Waiver and Amendment of the Merger Agreement

        Prior to the effective time, any provision of the merger agreement may be: (i) waived in whole or in part in writing by the party benefited by the provision or by both parties; or (ii) amended or modified at any time, by an agreement in writing between the parties thereto executed in the same manner as the merger agreement, except that after the El Dorado shareholder approval is obtained, the merger agreement may not be amended if it would reduce the aggregate value of the consideration to be received by El Dorado shareholders in the merger without any subsequent approval by such shareholders or be in violation of applicable law. No failure or delay by and party in exercising any right, power or privilege under the merger agreement or under applicable law shall operate as a waiver of such rights and, except as otherwise expressly provided in the merger agreement, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Expenses

        Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Voting Agreements

        Each of the directors of El Dorado, in his capacity as a holder of any shares of common stock of El Dorado, has entered into a voting agreement with PacWest in which each such director has agreed to vote all shares of El Dorado common stock that he beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of El Dorado to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any acquisition proposal. As of the close of business on the record date, El Dorado's directors beneficially owned, in the aggregate, 8,469 shares of

El Dorado common stock, allowing them to exercise approximately 6.06% of the voting power of shares of El Dorado common stock.

        In addition, each shareholder who executed a voting agreement agreed not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any shares of El Dorado common stock or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of their shares of El Dorado common stock, and not commit or agree to take any of the foregoing actions, subject in each case to certain limited exceptions.

        The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.

        The foregoing description of the voting agreements is only a summary, and shareholders are urged to read the form of voting agreement attached as Appendix B to this document, which is incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER

        This section describes the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of shares of El Dorado common stock.

        For purposes of this discussion, a U.S. holder is a beneficial owner of shares of El Dorado common stock who for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States or any state or political subdivision thereof;

  •
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds shares of El Dorado common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of El Dorado common stock, you should consult your tax advisor about the tax consequences of the merger to you.

        This discussion applies only to those El Dorado shareholders who hold their shares of El Dorado common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances or to El Dorado shareholders that are subject to special rules, such as:

  •
  financial institutions;

  •
  investors in pass-through entities;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold shares of El Dorado common stock as part of a straddle, hedge, constructive sale or conversion transaction;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  certain expatriates or persons that have a functional currency other than the U.S. dollar;

  •
  persons who are not U.S. holders; and

  •
  shareholders who exercise dissenters' rights.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax.

        The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

        PacWest and El Dorado have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of PacWest to complete the merger is conditioned upon the receipt of an opinion from Sullivan & Cromwell LLP, counsel to PacWest, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of El Dorado to complete the merger is conditioned upon the receipt of an opinion from Manatt, Phelps & Phillips, LLP, counsel to El Dorado, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by PacWest and El Dorado. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. PacWest and El Dorado have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, each El Dorado shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of Shares of El Dorado Common Stock

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In such case:

  •
  An El Dorado holder who receives PacWest common stock and cash (other than cash received in lieu of a fractional share of PacWest common stock) in exchange for shares of El Dorado common stock pursuant to the merger, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PacWest common stock received pursuant to the merger over such holder's adjusted tax basis in the shares of El Dorado common stock surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of PacWest common stock);

  •
  The aggregate tax basis in the PacWest common stock received by a holder of shares of El Dorado common stock in the merger, including any fractional share interests deemed received and redeemed (as described below), will equal such holder's aggregate adjusted tax basis in the shares of El Dorado common stock surrendered in the exchange, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by such holder (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange; and

  •
  the holding period of PacWest common stock received in exchange for shares of El Dorado common stock will include the holding period of the shares of El Dorado common stock for which it is exchanged.

        If U.S. holders of shares of El Dorado common stock acquired different blocks of shares of El Dorado common stock at different times or at different prices, such holders' basis and holding period may be determined with reference to each block of shares of El Dorado common stock. Any such holders should consult their tax advisors regarding the manner in which PacWest common stock received in the exchange should be allocated among different blocks of shares of El Dorado common stock and with respect to identifying the bases or holding periods of the particular shares of PacWest common stock received in the merger.

Cash Received In Lieu of a Fractional Share of PacWest Common Stock

        An El Dorado shareholder who receives cash in lieu of a fractional share of PacWest common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by PacWest. As a result, an El Dorado shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

 COMPARISON OF SHAREHOLDERS' RIGHTS

General

        El Dorado is a federal savings association chartered under the laws of the United States, and the rights of El Dorado shareholders are governed by federal law, El Dorado's charter and El Dorado's bylaws. As a result of the merger, El Dorado shareholders will receive shares of PacWest common stock and will become PacWest stockholders. PacWest is incorporated under the laws of the State of Delaware, and the rights of PacWest stockholders are governed by the laws of the State of Delaware, PacWest's certificate of incorporation and PacWest's bylaws. Thus, following the merger, the rights of El Dorado shareholders who become PacWest stockholders in the merger will no longer be governed by federal law and El Dorado's charter and bylaws and instead will be governed by the laws of the State of Delaware and PacWest's certificate of incorporation and bylaws.

Comparison of Shareholders' Rights

        Set forth below is a summary comparison of material differences between the rights of El Dorado shareholders under federal law and El Dorado's charter and bylaws (left column) and the rights of PacWest stockholders under Delaware law and PacWest's certificate of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of El Dorado's shareholders and those of PacWest's stockholders, this summary does not include a complete description of all the differences between the rights of the stockholders. Copies of the full text of PacWest's certificate of incorporation and bylaws currently in effect are available, without charge, by following the instructions in the section entitled "Where You Can Find More Information."

El Dorado	PacWest
Authorized Capital Stock

El Dorado's charter states that the authorized capital stock of El Dorado consists of 1 million common shares, no par value per share. As of October 31, 2018, there were 139,685.5 common shares issued and outstanding.
PacWest's certificate of incorporation states that the authorized capital stock of PacWest consists of 200 million shares of common stock and 5 million shares of preferred stock. As of October 31, 2018, there were 121,770,415 shares of PacWest common stock outstanding and no shares of PacWest preferred stock outstanding.

El Dorado	PacWest
Number of Directors

El Dorado's charter state that the number of directors that may serve on El Dorado's board of directors cannot be less than five nor more than 15 except when a greater or lesser number is approved by the OCC, as successor to the Director of the Office of Thrift Supervision.
PacWest's bylaws state that the number of directors comprising the board of directors will be from seven to 15, with the exact number to be determined from time to time by the PacWest board of directors. There are currently 12 members of the PacWest board of directors.

El Dorado	PacWest
Election of Directors

El Dorado's bylaws provide that directors will be elected by a plurality of the votes of the shareholders at each annual meeting. Directors will be elected for terms of three years, but provision will be made for the election of approximately one-third of the board of directors at each annual meeting. If any such election is not held, or the directors not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose. Each director, including a director elected to fill a vacancy, will hold office until the expiration of the term for which elected and until a successor has been elected and qualified.
PacWest's certificate of incorporation provides that each stockholder is entitled to one vote for each share of stock held by such stockholder. Cumulative voting is permitted so long as the name of the candidates for whom such votes would be cast has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting prior to the voting of such stockholder's intention to cumulate votes. Cumulative voting provides each stockholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares of common stock held by such stockholder, which such stockholder can then vote in favor of one or more nominees.

PacWest's bylaws provide that directors will be elected by the vote of the majority of the votes cast (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present for which (i) the secretary of PacWest receives a notice pursuant to PacWest's bylaws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date PacWest first mails its notice of meeting for such meeting to the stockholders.

El Dorado	PacWest
Removal of Directors

Under El Dorado's bylaws, at a meeting of shareholders called expressly for the purpose of removing a director, any director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.
Under PacWest's bylaws, any director may be removed, with or without cause, at any meeting of stockholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if the certificate of incorporation provides for cumulative voting (as it currently does) and less than the entire board of directors is to be removed, then no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of directors.

El Dorado	PacWest
Filing Vacancies on the Board of Directors

El Dorado's bylaws provide that the shareholders may elect a director at any time to fill a vacancy not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal will require the consent of a majority of the outstanding shares entitled to vote. If the shareholders fail to elect a director to fill each vacancy created by an increase in the number of directors, the current directors may fill the vacancy by electing a director to serve until the next annual meeting of stockholders at which time a director shall be elected to fill the vacancy for the unexpired term for the class of directors in which the vacancy exists. Any vacancy on the board of directors, not filled by the shareholders, may be filled by a majority vote of the remaining directors, though less than a quorum, by electing a director to serve until the next annual meeting of shareholders, at which time a director shall be elected to fill the vacancy for the unexpired term for the class of director in which the vacancy exists. If, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office, any holder(s) of 5% or more of the total number of shares of stock at the time outstanding having the right to vote for such directors may call a special meeting of stockholders to be held to elect the entire board of directors.
PacWest's bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected or appointed to fill a vacancy will hold office until the expiration of the term of the director which such director replaced.

El Dorado	PacWest
Nomination of Director Candidates by Stockholders

El Dorado's bylaws provide that El Dorado's board of directors shall act as a nominating committee for selecting the management nominees for election as directors. No nominations for director except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the Secretary at least twenty days prior to the date of the annual meeting. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee should fail or refuse to act at least 20 days prior to the annual meeting, nominations for director may be made at the annual meeting by any shareholder entitled to vote, and shall be voted upon.
PacWest's bylaws permit stockholders who are entitled to vote in the meeting of stockholders and who are stockholders of record at the time notice is delivered to the corporate secretary of PacWest to nominate a director for election if notice is delivered to the corporate secretary not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

El Dorado	PacWest
Stockholder Proposals

El Dorado's bylaws provide that any shareholder may make any proposal at the annual shareholder's meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary at least twenty days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place 30 days or more thereafter.
PacWest's bylaws provide that in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must give notice of the proposal to the secretary not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

El Dorado	PacWest
Stockholder Action Without a Meeting

El Dorado's bylaws provide that the transactions of any meeting of shareholders, however called and noticed, and wherever held, are as valid as though made at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or consent to the holding of the meeting or an approval of the minutes thereof.
According to PacWest's bylaws, any action required or permitted to be taken at any annual or special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is delivered to PacWest, setting forth the action to be taken, and is signed by the number of stockholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action (other than the election of directors) which may be taken at any annual meeting or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unless consents of all shareholders entitled to vote have been solicited in writing, any action without meeting where less than unanimous consent is obtained for such action shall be permitted only if notice of any such action authorized shall be given to all shareholders at least 10 days before the consummation of such action. Subject to the provisions in the bylaws regarding filling vacancies in the board of directors, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

El Dorado	PacWest
Special Meetings of Stockholders

According to El Dorado's bylaws, a special meeting of the shareholders for any purpose or purposes whatsoever may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, by a majority of the board of directors or by one or more of the shareholders holding at least 25% of the shares entitled to vote.
According to PacWest's bylaws, PacWest may call a special stockholders meeting upon the written request of the board of directors, the chairman of the board of directors, the chief executive officer or the vice chairman of the board of directors, or at the request of PacWest stockholders who together hold not less than 10% of the outstanding shares of PacWest stock that would be entitled to vote at such a meeting.

El Dorado	PacWest
Indemnification of Directors and Officers

Pursuant to El Dorado's bylaws, El Dorado will, to the maximum extent and in the manner permitted by the Home Owners' Loan Act, and any successor statute, and the regulations of the OCC, indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of El Dorado, for (i) any amount for which that person becomes liable under a judgment in such action, and (ii) reasonable costs and expenses, including reasonable attorneys' fees actually paid or incurred by such that person in defending or settling such action, or in enforcing his legal rights to such indemnification under the regulations of the OCC if that person attains a favorable judgment in such action.
PacWest's certificate of incorporation provides that a director of PacWest will not be liable to PacWest or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law. Delaware law would not allow for exoneration of liability of a director (i) for any breach of the director's duty of loyalty to PacWest or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware, referred to as the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

PacWest's bylaws also provide that PacWest will indemnify any person who is or was a director or officer of PacWest who was or is made a party to or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of PacWest, to the fullest extent permitted by law.

El Dorado	PacWest
Amendments to Charter, Certificate of Incorporation and Bylaws

Except as otherwise provided in El Dorado's charter, no amendment, addition, alteration, change or repeal of the charter will be made, unless such is (i) proposed by the board of directors; (ii) approved by El Dorado's shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required; and (iii) approved or preapproved by the OCC, as successor to the Office of Thrift Supervision.
PacWest's certificate of incorporation may be amended in any manner allowed under Delaware law.

PacWest's bylaws may be amended by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

New bylaws may be adopted and the bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote.

Subject to the rights of the shareholders as provided in the bylaws, bylaws, other than a bylaw or an amendment of a bylaw changing the authorized number of directors, may be adopted, amended or repealed by the board of directors. In the event that the board of directors fails to meet its quorum requirements solely due to vacancies on the board of directors, then the affirmative vote of a majority of the sitting board of directors will be required to amend the bylaws.

El Dorado	PacWest
Approval of Mergers
An affirmative vote of two-thirds of El Dorado's outstanding voting stock is required for approval of any consolidation or merger, except as otherwise required by federal law.
An affirmative vote of a majority of PacWest's outstanding voting stock entitled to vote thereon is required for approval of any agreement to merge or consolidate, except as otherwise provided under Delaware law.

El Dorado	PacWest
Business Combination Restrictions
None.
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" (as defined under Delaware law) with a person owning 15% or more of the corporation's voting stock for three years following the time that a person becomes a 15% stockholder, with certain exceptions. PacWest, in its certificate of incorporation, has opted out of Section 203 and is not subject to these restrictions.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of the capital stock of PacWest does not purport to be complete and is qualified in its entirety by reference to PacWest's certificate of incorporation and bylaws, as well as the DGCL. Pursuant to PacWest's certificate of incorporation, PacWest has the authority to issue up to 200 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share. Each share of PacWest common stock has the same relative rights, and is identical in all respects, with each other share of PacWest common stock. PacWest common stock is traded on NASDAQ under the symbol "PACW." PacWest common stock represents non-withdrawable capital and will not be insured by the FDIC. All of the outstanding shares of stock are, and any stock issued pursuant to the merger agreement will be, fully paid and nonassessable.

Limitation of Liability and Indemnification Matters

        PacWest's certificate of incorporation provides that a director of PacWest will not be liable to PacWest or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law. PacWest's bylaws also provide that, to the maximum extent permitted by law, PacWest will indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of PacWest or serves or served at the request of PacWest as a director, officer or employee of any other enterprise. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by PacWest promptly upon receipt by PacWest of a commitment from such person to repay such expenses if it will ultimately be determined that such person is not entitled to be indemnified by PacWest. The bylaws do not limit the power of PacWest or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons as otherwise pursuant to the bylaws.

Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws

        Certain provisions of PacWest's certificate of incorporation and bylaws could make it less likely that PacWest's management would be changed or someone would acquire voting control of PacWest without the consent of PacWest's board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock

        PacWest's board of directors can at any time, under PacWest's certificate of incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of PacWest through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring PacWest's management could stop a takeover by preventing the person trying to take control of PacWest from acquiring enough voting shares necessary to take control.

Nomination Procedures

        Holders of PacWest common stock can nominate candidates for PacWest's board of directors. A stockholder must follow the advance notice procedures described in PacWest's bylaws. In general, to nominate a person for election to PacWest's board of directors at a meeting of PacWest's stockholders, a stockholder must submit a written notice of the proposed nomination to PacWest's corporate secretary at least 90 but not more than 120 days before the meeting.

Amendment of Bylaws

        Under PacWest's bylaws, PacWest's board of directors can adopt, amend or repeal the bylaws, subject to limitations under the DGCL. PacWest's stockholders also have the power to change or repeal PacWest's bylaws.

Common Stock

Voting Rights

        Holders of PacWest common stock will be entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors. Cumulative voting is permitted so long as the name of the candidates for whom such votes would be cast has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting prior to the voting of such stockholder's intention to cumulate votes. In an election of directors under cumulative voting, each share of voting stock is entitled to vote the number of votes to which such share would normally be entitled, multiplied by the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors. Without cumulative voting, the holders of a majority of the shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of a majority of the stockholders voting. Without cumulative voting, any director or the entire board of directors of a corporation may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors.

Dividends

        Holders of PacWest common stock may receive dividends when, as and if declared by PacWest's board of directors out of funds legally available for payment of dividends, subject to any restrictions imposed by Federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Other restrictions on PacWest's ability to pay dividends are described below under "—Restrictions on Dividends."

Liquidation Preference

        Holders of common stock are not entitled to a liquidation preference in respect of those shares. Upon liquidation, dissolution or winding up of PacWest, holders of PacWest common stock will be entitled to share ratably in all assets remaining after the payment of all liabilities of PacWest and of preferential amounts to which any preferred stock may be entitled.

Other Matters

        The holders of the PacWest common stock will have no preemptive or other subscription rights. PacWest common stock will not be subject to call or redemption.

Restrictions on Dividends

        PacWest's ability to pay dividends or to repurchase its common stock, and the ability of Pacific Western Bank to pay dividends to PacWest, are restricted by several factors. First, PacWest is incorporated in Delaware and is governed by the DGCL. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and/or for the preceding fiscal year. Under Delaware law, however, PacWest cannot pay dividends out of net profits if, after PacWest pays the dividend, PacWest's capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        In addition, PacWest's ability to pay cash dividends or to repurchase shares of common stock may be limited by certain covenants contained in the indentures governing trust preferred securities issued by PacWest or entities that it has acquired, and the debentures underlying the trust preferred securities. Generally the indentures provide that if an event of default (as defined in the indentures) has occurred and is continuing, or if PacWest is in default with respect to any obligations under its guarantee agreement which covers payments of the obligations on the trust preferred securities, or if PacWest gives notice of any intention to defer payments of interest on the debentures underlying the trust preferred securities, then PacWest may not, among other restrictions, declare or pay any dividends with respect to its common stock or repurchase shares of common stock.

        Furthermore, notification to the Federal Reserve Bank, referred to as the FRB, is required prior to PacWest's declaring and paying a cash dividend to its stockholders during any period in which its quarterly and/or cumulative twelve-month net earnings are insufficient to fund the dividend amount, among other requirements. Under such circumstances, PacWest may not pay a dividend should the FRB object until such time as PacWest receives approval from the FRB or no longer needs to provide notice under applicable regulations.

        Finally, PacWest's ability to pay dividends depends largely on its receipt of cash dividends from Pacific Western Bank, which are limited by various statutes and regulations. Dividends paid by Pacific Western Bank are regulated by the CDBO and the FDIC under their general supervisory authority as it relates to a bank's capital requirements. Pacific Western Bank may declare a dividend without the approval of the CDBO and the FDIC as long as the total dividends declared in a calendar year do not exceed either the retained earnings or the total of net earnings for three previous fiscal years less any dividend paid during such period. During the year ended December 31, 2017, PacWest received $265 million in dividends from Pacific Western Bank. Since Pacific Western Bank had a retained deficit of $434.8 million at December 31, 2017, for the foreseeable future, any further cash dividends from Pacific Western Bank to PacWest will continue to require CDBO and FDIC approval.

        Refer to "Business—Supervision and Regulation" in PacWest's most recent Annual Report on Form 10-K and similar sections in PacWest's future filings for more information about restrictions on the ability of Pacific Western Bank to pay PacWest dividends.

Restrictions on Ownership of PacWest's Common Stock

        Under the BHC Act, any person or company is required to obtain the approval of the FRB before acquiring control of PacWest, which, among other things, includes the acquisition of ownership of or control over 25% or more of any class of voting securities of PacWest or the power to exercise a "controlling influence" over PacWest. In the case of an acquirer that is a bank or bank holding company, the BHC Act requires approval of the FRB for the acquisition of ownership or control of any voting securities of PacWest, if the acquisition results in the bank or bank holding company controlling more than 5% of the outstanding shares of any class of PacWest's voting securities. The Change in Bank Control Act prohibits a person, entity, or group of persons or entities acting in concert, from acquiring "control" of a bank holding company such as PacWest unless the FRB has been given prior notice and has not objected to the transaction. Under FRB regulations, the acquisition of 10% or more of a class of voting stock of PacWest would generally be deemed an acquisition of control of PacWest.

Transfer Agent

        The transfer agent for PacWest common stock is EQ Shareowner Services.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth, as of November 15, 2018, holdings of El Dorado common stock by (i) each person who is known to El Dorado to be the beneficial owner of more than five percent of El Dorado common stock; (ii) each director of El Dorado; (iii) each executive officer of El Dorado; and (iv) all directors and executive officers of El Dorado as a group. The information contained herein has been obtained from El orado's records and from information furnished directly to El Dorado by each individual or entity. Applicable percentage ownership in each of the tables is based on 139,685.5 shares of El Dorado common stock outstanding as of November 15, 2018. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual's spouse with respect to shares owned as community property). Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act; however, the inclusion of shares of the El Dorado common stock in the tables below shall not be deemed an admission of beneficial ownership of all the reported shares for any purpose. The address for each director listed below is c/o El Dorado Savings Bank, F.S.B., 4040 El Dorado Road, Placerville, California 95667.

Directors and Executive Officers

        The following table sets forth the number and percentage of shares of El Dorado common stock beneficially owned, as of November 15, 2018, by: (i) each of El Dorado's directors; (ii) each of El Dorado's executive officers; and (iii) all directors and executive officers of El Dorado as a group.

Name of Beneficial Owners	Position	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock
William H. Blucher	Chief Financial Officer, Director	0		*
John N. Cefalu	Director	0		*
David Combellack	Director	0		*
John A. Cook	President and Chief Operating Officer	2,250		1.61%
George L. Cook, Jr.	Chief Executive Officer, Director	3,041	(2)	2.18%
Jack L. Cornelius, Jr.	Director	0		*
James D. Coyle, III	Director	0		*
Thomas C. Meuser	Chairman of the Board	4,410	(3)	3.16%
Thomas J. Naygrow	Director	0		*
Frederick A. Teichert	Director	1,018	(4)	*
All Directors and Executive Officers as a group (10 in number)		10,719		7.67%

*
Less than 1.0%.

(1)
Includes all shares beneficially owned, whether directly or indirectly. Includes any shares owned, whether jointly or as community property, with a spouse.

(2)
Includes: (i) 2,250 shares held individually by George L. Cook, Jr. and (ii) 791 shares held in a trust with respect to which Mr. G. Cook shares voting and investment power with his spouse, Susan P. Cook, as co-trustees.

(3)
Includes: (i) 2,250 shares held individually by Thomas C. Meuser's spouse, Jane C. Meuser, with respect to which Mr. Meuser may have a community property interest and (ii) 2,160 shares held in a trust with respect to which Mr. Meuser shares voting and investment power with Mrs. Meuser, as co-trustees.

(4)
Includes: (i) 372 shares held individually by Frederick A. Teichert and (ii) 646 shares held in a trust with respect to which Mr. Teichert shares voting and investment power with his spouse, Nancy Teichert, as co-trustees.

Principal Shareholders

        The following table sets forth the number and percentage of shares of El Dorado common stock beneficially owned, as of November 15, 2018, by each person who is known to El Dorado to be the beneficial owner of more than 5% of El Dorado common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Common Stock
Jane O. Cook c/o El Dorado Savings Bank, F.S.B. 4040 El Dorado Road Placerville, CA 95667	31,270	(1)	22.39%

(1)
Includes shares held in three trusts, with respect to which Ms. Cook has sole voting and investment power as trustee.

EXPERTS

        The consolidated financial statements of PacWest and its subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

        Sullivan & Cromwell LLP, New York, New York, and Manatt, Phelps & Phillips, LLP, San Francisco, California, will deliver at the effective time their opinions to PacWest and El Dorado, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger." The validity of the PacWest common stock to be issued in connection with the merger will be passed upon for PacWest by Sullivan & Cromwell LLP, Los Angeles, California.

EL DORADO ANNUAL MEETING SHAREHOLDER PROPOSALS

        El Dorado intends to hold an annual meeting of shareholders in 2019 only if the merger is not completed. In the event that the merger is not completed in 2019, or at all, any shareholder nominations or proposals intended to be presented at El Dorado's next annual meeting must be submitted in accordance with El Dorado's bylaws and applicable law.

        If the merger is completed, El Dorado shareholders will become stockholders of PacWest. Any stockholder nominations or proposals which a stockholder wishes to have included in PacWest's proxy statement and form of proxy relating to its 2019 annual meeting of stockholders must be received by the date, and must otherwise comply with the requirements, described in PacWest's proxy statement for its 2018 annual meeting of shareholders filed with the SEC.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows PacWest to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

        This document incorporates by reference the following documents that have previously been filed with the SEC by PacWest (File No. 001-36408):

  •
  Annual Report on Form 10-K for the year ended December 31, 2017, as amended;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018;

  •
  Current Reports on Form 8-K filed February 16, 2018, April 24, 2018, April 27, 2018, May 16, 2018, September 12, 2018, October 16, 2018 and November 6, 2018 (other than the portions of those documents not deemed to be filed); and

  •
  The description of PacWest's common stock contained in Registration Statement No. 000-30747 on Form 8-A filed on June 2, 2000, including any amendment or report filed for the purpose of updating such description.

        In addition, PacWest is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the El Dorado shareholders, provided, however, that PacWest is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        PacWest files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials PacWest files with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information."

        Neither PacWest nor El Dorado has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER
dated as of September 11, 2018
by and between
PACWEST BANCORP
and
EL DORADO SAVINGS BANK, F.S.B.

A-i

Company Disclosure Schedule

Parent Disclosure Schedule

A-ii

        AGREEMENT AND PLAN OF MERGER, dated as of September 11, 2018 (this "Agreement"), by and between PacWest Bancorp, a Delaware corporation ("Parent"), and El Dorado Savings Bank, F.S.B., a federal savings association (the "Company") (collectively hereinafter referred to as the "Parties").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of Section 4880 et seq. of the CFC, 12 U.S.C. § 1467a(s), 12 U.S.C. § 1828(c) and 12 C.F.R. § 5.33(g)(7), the Company will merge (the "Merger") with and into Pacific Western Bank, a California state-chartered bank and a wholly-owned subsidiary of Parent ("Parent Bank"), with Parent Bank as the surviving bank in the Merger (sometimes referred to in such capacity as the "Surviving Bank");

        WHEREAS, the respective boards of directors of each of Parent and the Company have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, as applicable, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, each member of the Company Board (as defined below) has simultaneously herewith entered into a Voting Agreement (each a "Voting Agreement" and collectively, the "Voting Agreements") in connection with the Merger, in the form of Exhibit A hereto;

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, (i) each member of the Company Board who does not own any shares of Company Common Stock is entering into a non-solicitation agreement with Parent, in the form of Exhibit B hereto (each, a "Non-Solicitation Agreement" and collectively, the "Non-Solicitation Agreements"), (ii) each other member of the Company Board is entering into a non-solicitation and non-competition agreement with Parent, in the form of Exhibit C hereto (each, a "Non-Competition Agreement" and collectively, the "Non-Competition Agreements") and (iii) certain key members of the Company's management team are entering into consulting agreements with Parent; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" means (i) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization,

  reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that if consummated, would result in any Person (or the shareholders of any Person) owning 15% or more of the total voting power of the Company or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries or 15% or more of the Company's consolidated total assets (including equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

          "Adjusted Shareholders' Equity" has the meaning set forth in Section 6.03(d).

          "Advisors" has the meaning set forth in Section 6.03(d).

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, "control" of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Aggregate Cash Consideration" means (i) the product of (A) $427.92 and (B) the number of shares of Company Common Stock outstanding at the Effective Time, less the Real Property Adjustment Amount; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, if the Real Property Adjustment Amount exceeds $7,000,000 (the amount of such excess, if any, the "Excess Adjustment Amount"), then, in lieu of reducing the Aggregate Cash Consideration by 100% of the Excess Adjustment Amount, the Merger Consideration shall be reduced as follows: (x) 12.5% of the Excess Adjustment Amount shall be applied to reduce the Aggregate Cash Consideration; and (y) the remaining 87.5% of the Excess Adjustment Amount shall be applied to reduce the Stock Consideration by reducing the Exchange Ratio to reflect the reduction in the Merger Consideration pursuant to clause (y) of this definition.

          "Agreement" has the meaning set forth in the Preamble.

          "ALL" has the meaning set forth in Section 4.02(v).

          "Alternative Acquisition Agreement" has the meaning set forth in Section 5.05(c)(B).

          "Anti-Bribery and Anti-Corruption Laws" means the FCPA and all other applicable anti-bribery and anti-corruption Laws.

          "Average Total Deposits" means, for any calendar month, the average daily balance of Total Deposits for such calendar month as calculated by Fidelity National Information Services Inc. and as reported in the month to date column of the Company's general ledger. For reference purposes, the Average Total Deposits as of August 31, 2018 is $1.956 billion.

          "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.

          "Bankruptcy and Equity Exception" has the meaning set forth in Section 4.02(e).

          "Benefit Plans" has the meaning set forth in Section 4.02(n).

          "Book-Entry Share" has the meaning set forth in Section 3.01(a).

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California, or the California Authority, are authorized or obligated to close.

          "California Authority" means the California Department of Business Oversight.

          "Cash Consideration" means the quotient obtained by dividing (i) the Aggregate Cash Consideration by (ii) the number of shares of Company Common Stock outstanding at the Effective Time.

          "Certificate" has the meaning set forth in Section 3.01(a).

          "CFC" means the California Financial Code.

          "Claim" has the meaning set forth in Section 5.10(a).

          "Closing" has the meaning set forth in Section 2.02.

          "Closing Date" has the meaning set forth in Section 2.02.

          "Closing Financial Statements" has the meaning set forth in Section 5.14.

          "Code" has the meaning set forth in the Recitals.

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Company" has the meaning set forth in the Preamble of this Agreement.

          "Company Board" means the board of directors of the Company.

          "Company Board Recommendation" has the meaning set forth in Section 5.04.

          "Company Bylaws" means the bylaws of the Company, as amended.

          "Company Change of Recommendation" has the meaning set forth in Section 5.05(c)(A).

          "Company Charter" means the charter of the Company, as amended.

          "Company Common Stock" means the common stock, no par value, of the Company.

          "Company Disclosure Schedule" has the meaning set forth in Section 4.01(a).

          "Company Financial Statements" has the meaning set forth in Section 4.02(g)(i).

          "Company Loan Property" has the meaning set forth in Section 4.02(p).

          "Company Material Adverse Effect" means any effect, circumstance, occurrence or change that is: (i) material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) that materially impairs the ability of the Company to consummate the Merger and the transactions contemplated hereby on a timely basis; provided, however, that none of the following effects, circumstances, occurrences or changes shall be considered when determining if a Company Material Adverse Effect has occurred: (A) any change in Law or GAAP or interpretations thereof (except to the extent that, with respect to this clause (A), such effect, circumstance, occurrence or change disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the commercial banking industry in which the Company operates, in which case only the disproportionate effect will be taken into account); (B) effects resulting from worsening of geopolitical conditions in the United States or any other country in which the Company and any of its Subsidiaries conduct material operations or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which the Company and any of its Subsidiaries conduct material operations; (C) any action taken by the Company with Parent's express written consent or any action taken by the Company that the Company was expressly required to take pursuant to the terms of this Agreement; (D) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (D), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Company Material Adverse Effect pursuant to any other clause of this definition); (E) changes in economic conditions affecting commercial banks generally (except to the extent that, with respect to this clause (E), such change in economic condition disproportionately adversely affects the Company and its Subsidiaries, compared to other companies of similar size operating in the commercial banking industry in which the Company operates, in which case only the disproportionate effect will be taken into account); (F) for purposes of the condition set forth in Section 6.03(e), those matters disclosed in the Company Disclosure Schedule consistent with the standard set forth in Section 4.01(a) and based on the information on those matters provided on or prior to the date hereof (for the avoidance of doubt, except to the extent of any adverse developments with respect to such matters that arise after the date hereof); or (G) changes in relationships with customers or employees of the Company and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.

          "Company Meeting" has the meaning set forth in Section 5.04.

          "Company Profit Sharing Plan" has the meaning set forth in Section 5.11(d).

          "Company Shareholder Approval" means the approval of the Merger by the affirmative vote or requisite consent of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.

          "Confidentiality Agreement" has the meaning set forth in Section 5.06(c).

          "Continuing Employees" has the meaning set forth in Section 5.11(a).

          "Contract" or "Contracts" has the meaning set forth in Section 4.02(f)(ii).

          "CRA" has the meaning set forth in Section 4.02(k)(iv).

          "Deposit Insurance Fund" means the Deposit Insurance Fund administered by the FDIC.

          "Determination Period" has the meaning set forth in Section 7.01(g).

          "Disapproved Title Condition" has the meaning set forth in Section 5.17(b).

          "Dissenting Shares" means any share of Company Common Stock that is owned by a shareholder who has perfected its dissenters' rights in accordance with and as contemplated by 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a.

          "D&O Insurance" has the meaning set forth in Section 5.10(c).

          "Effective Time" has the meaning set forth in Section 2.02.

          "End Date" has the meaning set forth in Section 7.01(b).

          "Environmental Laws" means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

          "Environmental Consultant" has the meaning set forth in Section 5.18(a).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 4.02(n)(iv).

          "Excess Adjustment Amount" has the meaning set forth in the definition of Aggregate Cash Consideration.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.03(a).

          "Exchange Fund" has the meaning set forth in Section 3.03(a).

          "Exchange Ratio" has the meaning set forth in Section 3.01(a).

          "Excluded Shares" has the meaning set forth in Section 3.01(c).

          "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

          "FCPA" means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1 et seq.), as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum (based on a 360 day year) equal, for each day of such period, to the average of the rates of interest charged on overnight federal funds transactions with member banks of the Federal Reserve System only, as published for any day which is a Business Day on the Economic Data website of the Federal Reserve of St. Louis at https://fred.stlouisfed.org/series/DFF.

          "Federal Reserve Act" means the Federal Reserve Act of 1913, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "Final Index Price" has the meaning set forth in Section 7.01(g).

          "GAAP" means generally accepted accounting principles in the United States, consistently applied over the period involved.

          "Governmental Authority" means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including any Regulatory Authorities), agency, commission, body or other governmental entity or instrumentality.

          "Hazardous Substance" means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          "HOLA" has the meaning set forth in Section 4.02(a).

          "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

          "Indemnified Party" or "Indemnified Parties" has the meaning set forth in Section 5.10(a).

          "Index Ratio" has the meaning set forth in Section 7.01(g).

          "Initial Index Price" has the meaning set forth in Section 7.01(g).

          "Initial Parent Stock Price" has the meaning set forth in Section 7.01(g).

          "Insurer" means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans originated or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans' Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Mortgage Loans or the related collateral.

          "Intellectual Property Rights" has the meaning set forth in Section 4.02(z)(ii).

          "IRS" has the meaning set forth in Section 4.02(n)(i).

          "IT Assets" means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

          "Knowledge" means the actual knowledge, after reasonable inquiry under the circumstances, of the persons set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule.

          "Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

          "Leases" has the meaning set forth in Section 4.02(x)(ii).

          "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

          "Loan" has the meaning set forth in Section 4.02(u)(i).

          "Material Contract" has the meaning set forth in Section 4.02(l).

          "Materially Burdensome Regulatory Condition" has the meaning set forth in Section 5.09(a).

          "Measurement Date" means the last day of the month immediately preceding the month in which the Closing Date occurs; provided, however if the Closing Date occurs within the first ten (10) days of any month, the Measurement Date shall be the last day of the second month immediately preceding the month in which the Closing Date occurs.

          "Merger" has the meaning set forth in the Recitals to this Agreement.

          "Merger Certificates" has the meaning set forth in Section 2.02.

          "Merger Consideration" has the meaning set forth in Section 3.01(a).

          "Mortgage Loans" means Loans secured by real property or interests in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries.

          "Multiemployer Plan" has the meaning set forth in Section 4.02(n)(v).

          "Multiple Employer Plan" has the meaning set forth in Section 4.02(n)(v).

          "NASDAQ" means The NASDAQ Stock Market, LLC.

          "Non-Competition Agreements" has the meaning set forth in the Recitals to this Agreement.

          "Non-Solicitation Agreements" has the meaning set forth in the Recitals to this Agreement.

          "OCC" means the Office of the Comptroller of the Currency.

          "OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

          "Order" has the meaning set forth in Section 6.01(b).

          "OREO" means real property designated as "other real estate owned" by the Company.

          "Owned Real Property" means all real property or premises owned by the Company or any of its Subsidiaries.

          "Parent" has the meaning set forth in the Preamble to this Agreement.

          "Parent Bank" has the meaning set forth in the Recitals to this Agreement.

          "Parent Average Closing Price" means the volume weighted average price of shares of Parent Common Stock quoted on NASDAQ for the Determination Period.

          "Parent Board" means the board of directors of Parent.

          "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

          "Parent Disclosure Schedule" has the meaning set forth in Section 4.01(a).

          "Parent Material Adverse Effect" means any effect, circumstance, occurrence or change that is (i) material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (ii) that materially impairs the ability of Parent to consummate the Merger and the transactions contemplated hereby on a timely basis; provided, however, that none of the following effects, circumstances, occurrences or changes shall be considered when determining if a Parent Material Adverse Effect has occurred: (A) any change in Law or GAAP or interpretations thereof (except to the extent that, with respect to this clause (A), such effect, circumstance, occurrence or change disproportionately adversely affects Parent and its Subsidiaries compared to other companies of similar size operating in the commercial banking industry in which Parent operates, in which case only the disproportionate effect will be taken into account); (B) effects resulting from worsening of geopolitical conditions in the United States or any other country in which Parent and any of its respective Subsidiaries conduct material operations or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which Parent and any of its Subsidiaries conduct material operations; (C) any change in market price or trading volume of Parent Common Stock (except to the extent that, with respect to this clause (C), the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (D) any action taken by Parent with the Company's express written consent or any action taken by Parent that Parent was expressly required to take pursuant to the terms of this Agreement; (E) any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (E), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (F) changes in economic conditions affecting commercial banks generally (except to the extent that, with respect to this clause (F), such change in economic condition disproportionately adversely affects Parent and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the commercial banking industry in which Parent operates, in which case only the disproportionate effect will be taken into account); (G) for the purposes of Section 6.02(d), those matters disclosed in the Parent Disclosure Schedule consistent with the standard set forth in Section 4.01(a) and based on the information on those matters provided on or prior to the date hereof (for the avoidance of doubt, except to the extent of any adverse developments with respect to such matters that arise after the date hereof); or (H) changes in relationships with customers or employees of Parent and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.

          "Parent PRSU" means each performance restricted stock unit that is subject to performance based vesting criteria representing the right to receive Parent Common Stock under the Parent Stock Plans or otherwise.

          "Parent Reports" has the meaning set forth in Section 4.03(f)(i).

          "Parent Stock Plans" means Parent's 2017 Stock Incentive Plan, as amended and Parent's 2003 Stock Incentive Plan, as amended.

          "Parties" has the meaning set forth in the Preamble to this Agreement.

          "Permitted Liens" means, with respect to any Real Property: (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property, existing bond or special district assessments or installments, personal property taxes, water and/or meter charges, sewer taxes, charges or rents which are not due and payable as of the Closing Date, or which are being contested in good faith; (ii) mechanics, carriers' workers', repairers' liens and similar Liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which would not, individually or in the aggregate, have a material effect on the business or which are being contested by appropriate proceedings; (iii) zoning, entitlement, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or any violation of which would not materially impair current business operations at such Real Property; (iv) easements, covenants, encumbrances, conditions and restrictions of record and other similar matters of record affecting title to such Real Property which do not materially impair the value or use or occupancy of such Real Property or otherwise materially impair the operation of the current business conducted thereon; (v) Liens made or created by, on behalf of or through Parent, including liens arising as a result of any act (including the failure to pay Parent's agents, contractors or representatives amounts owing) of Parent or Parent's agents, contractors or representatives; (vi) standard printed exclusions set forth in the standard ALTA 2006 form of Owner's policy of title insurance (except for exceptions to be deleted by an extended coverage endorsement); (vii) matters which would be disclosed by an inspection or accurate survey of such Real Property, which do not materially interfere with the Company's uses, operation or occupancy of such Real Property; and (viii) any other leases, Liens, encumbrances or other exceptions which are approved in writing by Parent in accordance with Section 5.17 herein.

          "Person" means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

          "Personal Information" means any information that identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Law or the Company's or its Subsidiaries' Privacy and Security Policies.

          "Phase I" has the meaning set forth in Section 5.18(a).

          "Phase II" has the meaning set forth in Section 5.18(b).

          "Price Determination Date" has the meaning set forth in Section 7.01(g).

          "Privacy and Security Policies" has the meaning set forth in Section 4.02(z)(iv).

          "Professional Fees" has the meaning set forth in Section 6.03(d).

          "Prospectus/Proxy Statement" has the meaning set forth in Section 5.05(a).

          "Qualified Plans" has the meaning set forth in Section 4.02(n)(iii).

          "Real Property" has the meaning set forth in Section 4.02(x)(iv).

          "Real Property Adjustment Amount" has the meaning set forth in Section 5.18(d).

          "Registration Statement" has the meaning set forth in Section 5.05(a).

          "Regulatory Agreement" has the meaning set forth in Section 4.02(i)(i).

          "Regulatory Authorities" has the meaning set forth in Section 4.02(i)(i).

          "Remediation Estimate" has the meaning set forth in Section 5.18(c).

          "Rights" means, with respect to any Person, the stock options, stock appreciation rights, restricted stock units, performance stock units, phantom stock units, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

          "Sandler O'Neill" means Sandler O'Neill & Partners, L.P.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Share" and "Shares" has the meaning set forth in Section 3.01(a).

          "Stock Consideration" has the meaning set forth in Section 3.01(a).

          "Subsidiary" means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Superior Proposal" means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of "Superior Proposal" the references to "15%" in the definition of "Acquisition Proposal" shall instead refer to "50%") that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.05(b) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

          "Survey" has the meaning set forth in Section 5.17(a).

          "Surviving Bank" has the meaning set forth in the Recitals to this Agreement.

          "Takeover Statute" has the meaning set forth in Section 4.02(bb).

          "Tax" (including, with correlative meanings, the terms "Taxes" and "Taxable") means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unclaimed property, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

          "Tax Returns" means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

          "Termination Fee" has the meaning set forth in Section 7.02(b)(i).

          "Third-Party Intellectual Property Rights" has the meaning set forth in Section 4.02(z)(ii).

          "Title Commitment" has the meaning set forth in Section 5.17(a).

          "Title Commitment Exceptions" has the meaning set forth in Section 5.17(a).

          "Title Company" has the meaning set forth in Section 5.17(a).

          "Title Defect Amount" has the meaning set forth in Section 5.17(c).

          "Title Defect Conditions" has the meaning set forth in Section 5.17(c).

          "Title Notice" has the meaning set forth in Section 5.17(b).

          "Title Review Period" has the meaning set forth in Section 5.17(b).

          "Total Deposits" means all deposits of the Company and its Subsidiaries.

          "USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).

          "Volcker Rule" has the meaning set forth in Section 4.02(j).

          "Voting Agreements" has the meaning set forth in the Recitals to this Agreement.

ARTICLE 2

THE MERGER

        2.01    The Merger.

        (a)    The Combination.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent Bank in accordance with the provisions of Section 4880 et seq. of the CFC, 12 U.S.C. § 1467a(s), 12 U.S.C. § 1828(c) and 12 C.F.R. § 5.33(g)(7), and the separate existence of the Company shall cease. Parent Bank shall be the Surviving Bank in the Merger and shall continue unaffected by the Merger. The name of the Surviving Bank shall be "Pacific Western Bank."

        (b)    Articles of Incorporation and Bylaws.     The articles of incorporation and bylaws of Parent Bank as in effect immediately prior to the Effective Time shall be those of the Surviving Bank. The directors and officers of Parent Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, until such time as their successors shall be duly elected and qualified.

        (c)    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in § 1107 of the California General Corporation Law, § 4889 of the CFC and any other applicable provisions of the CFC, 12 U.S.C. § 1828(c) and 12 C.F.R. § 5.33(g)(7), including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of the Company shall cease and the Surviving Bank shall succeed, without other transfer, to all the rights and property of the Company and shall be subject to all the debts and liabilities of the Company in the same manner as if the Surviving Bank had itself incurred them. Following the Effective Time, any reference to the Company in any writing, whether executed or taking effect before or after the Merger, shall be deemed a reference to the Surviving Bank.

        2.02    Closing; Effective Time.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at such time and place as the Company and Parent shall agree, on a date that is no later than three (3) Business Days after the satisfaction or waiver of the last to occur of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), unless another date is agreed to by the Company and Parent in writing (such date, the "Closing Date"). Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and the Company shall execute and cause to be filed applicable articles, certificates of merger, agreements and other documents as are necessary to make the Merger effective (the "Merger Certificates"). The Merger provided for herein shall become effective at the time provided in § 4887 of the CFC (the time the Merger becomes effective being the "Effective Time").

ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES

        3.01    Effect on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of any Person:

        (a)    Outstanding Company Common Stock.     Subject to adjustment as provided in Section 3.03(h), each share of Company Common Stock (each, a "Share" and, collectively, "Shares"), excluding Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive (i) the Cash Consideration and (ii) 58.2209 (the "Exchange Ratio") shares of Parent Common Stock (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration"), without interest thereon. At the Effective Time, all Shares (other than Excluded Shares and Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a "Certificate") and each holder of a Share not represented by a Certificate (a "Book-Entry Share"), other than any Excluded Shares and Dissenting Shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration plus (i) any dividends declared on Company Common Stock in accordance with Section 5.01(b) but not yet paid, (ii) dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.03(c) and (iii) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.03(d).

        (b)    Outstanding Parent Stock.     Each share of Parent Common Stock, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

        (c)    Cancellation of Excluded Shares.     (i) Any shares of Company Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Excluded Shares") and (ii) subject to Section 3.01(d), any Dissenting Shares shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

        (d)    Dissenting Shares.

            (i)  Holders of Dissenting Shares shall be entitled to receive in cash the value of their Shares, as determined pursuant to 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a; provided, that no such payment shall be made to any holder of Dissenting Shares unless and until such holder has complied with all applicable requirements of such provisions of Law and surrendered to the Company, or after the Effective Time to Parent, Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares representing the shares for which payment is being made.

           (ii)  Notwithstanding any provision of this Agreement to the contrary, to the extent dissenters' rights under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a are applicable to the Merger, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, but the holder of such Dissenting Shares shall only be entitled to such dissenters' rights to the extent granted by 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a. If a holder of shares of Company Common Stock who demands that the Company purchase such shares under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders' dissenters' rights with respect to such shares of Company Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Company Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with this Section 3.01, the Merger Consideration for such shares set forth in this ARTICLE 3.

          (iii)  The Company and Parent shall comply, and Parent shall cause Parent Bank to comply, in all respects with the provisions of 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. § 214a with respect to the Dissenting Shares.

        3.02    Rights as Shareholders; Stock Transfers.     At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor). After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Bank of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

        3.03    Exchange Procedures.

        (a)    Exchange Agent.     Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company's prior approval (such approval not to be unreasonably withheld or delayed) (the "Exchange Agent"), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares and Dissenting Shares), an amount in cash equal to the Cash Consideration multiplied by the number of Shares (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time plus any cash due in lieu of fractional shares pursuant to Section 3.03(d) and certificates or, at Parent's option, evidence of shares in book-entry form representing the shares of Parent Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this ARTICLE 3, and after the Effective Time, if applicable, any dividends or other distributions with respect to shares of Parent Common Stock (such amount in cash and certificates for shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund"). The Company shall notify Parent in writing prior to the Effective Time of the number of Shares, Excluded Shares and, to the extent practicable, Dissenting Shares outstanding immediately prior to the Effective Time, and shall deliver to the Exchange Agent on or prior to the Closing Date a list of the holders of Company Common Stock in a format that is reasonably acceptable to the Exchange Agent and otherwise reasonably cooperate with the Exchange Agent.

        (b)    Exchange Procedures.     Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares and Dissenting Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.03(f)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an "agent's message" with respect to Book-Entry Shares and to be in such form and have such provisions as Parent and the Company may reasonably agree). Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a certificate (or evidence of shares in book-entry form, as applicable) representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this ARTICLE 3 and (ii) a check in the amount (after giving effect to any required tax withholdings as provided in Section 3.03(g)) equal to (A) the Cash Consideration that such holder is entitled to receive pursuant to this ARTICLE 3 plus (B) any cash in lieu of fractional shares plus (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this ARTICLE 3, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

        (c)    Distributions with Respect to Unexchanged Shares; Voting.     All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares are surrendered for exchange in accordance with this ARTICLE 3. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares, there shall be issued and/or paid to the holder of a certificate or evidence of shares in book-entry form, as applicable, representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

        (d)    Fractional Shares.     Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(d) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

        (e)    Termination of Exchange Fund.     The Exchange Fund shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. None of the Surviving Bank, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (f)    Lost, Stolen or Destroyed Certificates.     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

        (g)    Withholding Rights.     Each of Parent and the Surviving Bank shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law; provided, however, Parent and the Surviving Bank shall advise the Company at least ten (10) Business Days prior to the Effective Time of any information that Parent and the Surviving Bank would otherwise need from the holders of Company Common Stock to the extent such information would satisfy any requirements to avoid any deductions or withholding obligations under Tax Law to allow the Company sufficient time to obtain such information. To the extent that amounts are so withheld by the Surviving Bank or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Bank to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Bank or Parent, as the case may be.

        (h)    Adjustments.     Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Exchange Ratio and the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Exchange Ratio and the Merger Consideration, respectively, for purposes of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

        4.01    Disclosure Schedules; Standards.

        (a)    Disclosure Schedules.     On or prior to the date hereof, each of the Company and Parent shall have delivered to the other a schedule (the "Company Disclosure Schedule" and "Parent Disclosure Schedule", respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or, with respect to the Company Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 4.02 or to one or more covenants contained in Section 5.01 or, with respect to the Parent Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 4.03 (provided that (i) any information set forth in any one section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission by such applicable Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable).

        (b)    Standards.     No representation or warranty of a Party contained in Section 4.02 or 4.03 (other than the representations and warranties in (i) Sections 4.02(b) or 4.03(b), which shall be true and correct with respect to it (except for such failures to be true and correct which are de minimis), (ii) Sections 4.02(d), 4.02(e), 4.03(c) and 4.03(d), which shall be true and correct in all material respects with respect to it, and (iii) Sections 4.02(g)(vi)(B) and 4.03(f)(iv), which shall be true and correct in all respects with respect to it), shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the conditions set forth in Section 6.02(a) and 6.03(a) hereof, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Sections 4.02 or 4.03, as applicable, has had or is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided, that solely for purposes of determining whether the Company has breached a representation or warranty as of the date hereof (and not for any other purpose, including the conditions set forth in Section 6.03(a)), the representations and warranties made in Sections 4.02(h) and 4.02(k) shall be true and correct in all material respects with respect to it; provided, further, that for purposes of determining whether a representation or warranty is untrue or incorrect for all purposes hereunder, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Company Material Adverse Effect," "Parent Material Adverse Effect" or similar terms or phrases) in any representation or warranty (other than Section 4.02(g)(vi)(B), Section 4.02(l)(vii), the last sentence of Section 4.03(f)(i) and Section 4.03(f)(iv)) shall be disregarded.

        4.02    Representations and Warranties of the Company.     Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent:

        (a)    Organization, Standing and Authority.     It is a federal savings association duly organized, validly existing and in good standing under the Home Owners' Loan Act of 1933, as amended ("HOLA") and a member of the Federal Home Loan Bank of San Francisco. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company's deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Company's Knowledge, no proceedings for the termination or revocation of the FDIC's insurance are pending or threatened. The Company and each of its Subsidiaries is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent a complete and correct copy of the Company Charter and the Company Bylaws and the organizational documents of its Subsidiaries, each as amended prior to the date hereof. The Company Charter and the Company Bylaws and such organizational documents made available to Parent are in full force and effect.

        (b)    Company Capital Stock.     The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which 139,685.5 shares were issued and outstanding as of the date hereof. As of the date hereof, no shares of Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company or any Subsidiary of the Company. There are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue, grant, sell, redeem, repurchase or otherwise acquire, or to register with the SEC, any Company Common Stock or Rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Section 4.02(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of the name of each holder of Company Common Stock and the number of shares of Company Common Stock held by each such person.

        (c)    Subsidiaries.

            (i)  Section 4.02(c)(i) of the Company Disclosure Schedule sets forth each of the Company's Subsidiaries, and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Company authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.

             (ii)  Section 4.02(c)(i) of the Company Disclosure Schedule sets forth, other than in respect of the Subsidiaries of the Company, any equity securities or similar interests of any other Person or any interests of any other Person or any interest in a partnership or joint venture of any kind, in each case, beneficially owned, directly or indirectly, by the Company or any of its Subsidiaries.

        (d)    Power.     The Company and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and the Company has all requisite power and authority and, other than receiving the Company Shareholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

        (e)    Authority.     As of the date hereof, the Company Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matters be submitted for approval by its shareholders at a special meeting of such shareholders and that such matters be recommended to its shareholders for approval at such special meeting. The Company has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by Parent) is a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or to general equity principles (the "Bankruptcy and Equity Exception"). The Company Board has received an opinion of its financial advisor, Sandler O'Neill, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

        (f)    Regulatory Approvals; No Violations.     (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby except for (A) filings of applications or notices with, and approvals or waivers of, certificates from or non-objection by the FDIC and the California Authority, as may be required, (B) notices to the OCC pursuant to 12 C.F.R. § 5.33(k), (C) those required to be made under the Exchange Act and the Securities Act and (D) the filing of the Merger Certificates as described in Section 2.02. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 4.02(f) and in Section 6.03(c) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.03(c).

           (ii)  Subject to receipt of the approvals referred to in the preceding paragraph and the Company Shareholder Approval, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by it of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, excluding any Benefit Plan, a "Contract" and, collectively, "Contracts") binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which the Company or any Subsidiary of the Company is subject, (B) constitute or result in a breach or violation of, or a default under, the Company Charter, the Company Bylaws or the organizational documents of any Subsidiary of the Company or (C) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

        (g)    Reports; Financial Statements.

            (i)  The Company has previously provided to Parent complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Crowe Horwath LLP, its independent auditor) for the years ended December 31, 2015, 2016 and 2017, and (B) its unaudited consolidated balance sheet, and unaudited consolidated statements of income, comprehensive income (loss) and changes in shareholders' equity as of and for the three (3) and six (6) month periods ended June 30, 2018; it will provide Parent when available (1) the unaudited consolidated statements of cash flows for the three (3) and six (6) month periods ended June 30, 2018 and (2) unaudited interim consolidated balance sheets, and unaudited interim consolidated statements of income, comprehensive income (loss), changes in shareholders' equity and cash flows (in each case, without any related notes and schedules) for each of the quarterly and annual periods ended thereafter (all of the foregoing audited and unaudited financial statements referred to collectively as the "Company Financial Statements").

           (ii)  The Company Financial Statements (including, where applicable, any notes thereto) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (A) as may be indicated in the notes thereto, (B) in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP or (C) with respect to the Company Financial Statements for the quarter ended and as of June 30, 2018 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Company Financial Statements), were or will be prepared from and in accordance with, the books and records of the Company and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

          (iii)  The Company has disclosed, based on its most recent evaluation prior to the date hereof and to the Company's Knowledge, to the Company auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company's internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation financial statements for external purposes in accordance with GAAP and includes policies and procedures that (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements.

          (iv)  The Company and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2015 with (A) the OCC and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by it since December 31, 2015, including under the rules and regulations of the OCC or any other Regulatory Authority, as applicable, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Company's Knowledge, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2015. There (x) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since December 31, 2015.

           (v)  Except for those liabilities that are reflected or reserved against on the consolidated balance sheet as of June 30, 2018 included in the Company Financial Statements, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

          (vi)  Since December 31, 2015, (A) the Company and each of its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise) has had, or is reasonably likely to have, a Company Material Adverse Effect.

         (vii)  Since December 31, 2015, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company other than as set forth in the Company Financial Statements for the periods prior to the date hereof, (C) any change by the Company in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

        (h)    Litigation.     No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to the Company's Knowledge, threatened against it or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such, and there are no facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company, any of its Subsidiaries or any of their respective officers or directors acting in their capacity as such. Neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.

        (i)    Regulatory Matters.

            (i)  None of the Company, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each, a "Regulatory Agreement") from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including the FDIC and the OCC) or the supervision or regulation of any Party or any of its Subsidiaries (collectively, the "Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority on or prior to the deadline with respect thereto.

           (ii)  None of the Company or any of its Subsidiaries has been advised by, and the Company does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Agreement.

        (j)    Volcker Rule.     Each of the Company and its Subsidiaries has complied in all material respects with, and is not in material default or violation under, 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the SEC in connection therewith (collectively, the "Volcker Rule") since April 1, 2015. Section 4.02(j) of the Company Disclosure Schedule sets forth (i) all Company Subsidiaries engaged in activities that require the use of an exemption in 12 C.F.R. §§ 44.4-44.6, 248.4-248.6, or 17 C.F.R. §§ 255.4-255.6, and (ii) all covered funds that the Company or any of its Subsidiaries sponsors, or in which the Company or any of its Subsidiaries holds an ownership interest (as defined in the Volcker Rule), as well as all the applicable exemptions or exclusions in 12 C.F.R. §§ 44.11-44.13, 248.11-248.13, or 17 C.F.R. § 255.11-255.13 that the Company and its Subsidiaries rely upon with respect to such covered funds.

        (k)    Compliance With Laws.

            (i)  The Company and its Subsidiaries are, and have been since December 31, 2015, in compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Investment Advisers Act, the Volcker Rule, Regulation W of the Federal Reserve Board or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC. Without limiting the generality of the foregoing, the Company has not been advised in writing of any governmental or regulatory concerns regarding its compliance with the Anti-Bribery and Anti-Corruption Laws, anti-money laundering Laws, including the Bank Secrecy Act, any Order issued with respect to anti-money laundering by OFAC and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

           (ii)  The Company has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance) and, to the Company's Knowledge, is in compliance with such Laws in all material respects. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect; and, to the Company's Knowledge, no suspension or cancellation of any of them is threatened.

          (iii)  No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Company's Knowledge, threatened, nor has the Company or any Subsidiary of the Company received any notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's Knowledge, do any grounds for any of the foregoing exist).

          (iv)  As of June 30, 2018, the Company is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary banking regulator), and the Company's rating under the Community Reinvestment Act of 1997 (the "CRA") is no less than "outstanding".

           (v)  The Company does not engage, directly or indirectly, in any activity, or beneficially own any shares of capital stock or other equity interests in any person that engages in any activity, not expressly permitted for a federal savings bank under HOLA or a national bank under the National Bank Act, and in each case the rules and regulations of the OCC thereunder.

        (l)    Material Contracts; Defaults.     None of the Company or any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (any such Contract in the following categories, a "Material Contract"):

            (i)  (A) containing covenants binding upon the Company or its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of Parent, the Surviving Bank or its Subsidiaries) to compete in any business or geographic area or which grant "most favored nation" status that, following the Merger, would apply to the Surviving Bank or any of its Subsidiaries; (B) that could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, the Surviving Bank or any of its Subsidiaries; or (C) that prohibits or limits the right of the Company or any of its Subsidiaries to sell or distribute any products or services in any material respect;

           (ii)  (A) involving commitments to others to make capital expenditures or capital asset purchases or capital asset sales in excess of $200,000; or (B) involving any expenditures or commitments to purchase relating to information technology in excess of $25,000;

          (iii)  relating to any direct or indirect indebtedness for borrowed money of the Company or any of its Subsidiaries (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit, but excluding deposits received in the ordinary course of business), or any conditional sales Contracts, chattel mortgages and other security arrangements with respect to personal property and any equipment lease agreements involving payments to or by the Company or any of its Subsidiaries in excess of $100,000 over the remaining term;

          (iv)  providing for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof;

           (v)  that may not be cancelled by the Company or any of its Subsidiaries (or, following the consummation of the Merger, Parent, the Surviving Bank or its Subsidiaries) without payment of a penalty or termination fee equal to or greater than $100,000 (assuming such Contract was terminated on the Closing Date);

          (vi)  containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

         (vii)  that would prevent, materially delay or materially impede the Company's ability to consummate the Merger or the other transactions contemplated hereby;

        (viii)  providing for indemnification by the Company or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the ordinary course of business;

          (ix)  that was not negotiated and entered into on an arm's-length basis;

           (x)  that is entered into, or has been entered into in the two (2) years prior to the date hereof, with (A) any Affiliate of the Company, (B) any current or former director or officer or any Person beneficially owning five percent (5%) or more of the outstanding Shares or (C) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (A) or (B) of this subsection;

          (xi)  that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

         (xii)  which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

        (xiii)  that involves performance of services or delivery of goods or materials to, or expenditures by, the Company or any of its Subsidiaries of an amount or value in excess of $100,000 over its remaining term, other than loans, funding arrangements, OREO-related arrangements and other transactions made in the ordinary course of the banking or trust business;

        (xiv)  relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2015 (other than Contracts relating to the acquisition or sale of OREO;

         (xv)  granting to a Person any right, license, covenant not to sue or other right in Intellectual Property Rights or granting to the Company or any of its Subsidiaries a license or other right to any Intellectual Property Rights (including licenses to software, other than licenses to shrink-wrap or click-wrap software), in each case that involves the payment of more than $25,000 per annum or is material to the conduct of the business of the Company or any of its Subsidiaries;

        (xvi)  relating to the lease of real property or for the lease of personal property providing for annual payments of $100,000 or more; and

       (xvii)  otherwise not entered into in the ordinary course of business or that is material to the Company or its financial condition or results of operations.

        None of the Company or any of its Subsidiaries is in default under any Material Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Section 4.02(l) of the Company Disclosure Schedule sets forth a true and complete list of

(x) all Material Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

        (m)    No Brokers.     None of the Company, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Sandler O'Neill as its financial advisor, the fee arrangements with which have been disclosed in writing to Parent prior to the date hereof.

        (n)    Employee Benefit Plans.

            (i)  Section 4.02(n)(i) of the Company Disclosure Schedule lists all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, stock based, incentive, retention, deferred compensation, retiree medical or life insurance, supplemental retirement, termination, severance, employment or other compensation or benefit plans, programs, arrangements, contracts or agreements to or with respect to which the Company or any of its Subsidiaries is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, the "Benefit Plans"). The Company has heretofore made available to Parent true and complete copies of each of the Benefit Plans (or a written description of such Benefit Plan if such plan is not set forth in a written document) and the following related documents (if applicable): (i) all summary plan descriptions, amendments, modifications or material supplements to any Benefit Plan, (ii) any trust instruments, insurance contracts or other funding vehicles and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Benefit Plan, (iii) the annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") for the last two (2) plan years, (iv) the most recently received determination letter from the IRS relating to a Benefit Plan, (v) the most recently prepared actuarial report for each Benefit Plan for each of the last two (2) years and (vi) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available by the Company to Parent, there are no amendments to the Company's Benefit Plans that have been adopted or approved.

           (ii)  Each Benefit Plan of the Company has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Within the past three (3) years, none of the Company or any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Benefit Plan.

          (iii)  Section 4.02(n)(iii) of the Company Disclosure Schedule identifies each Benefit Plan of the Company that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan of the Company and the related trust, or each Qualified Plan is the adoption of a prototype or volume submitter plan for which the prototype or volume submitter sponsor has received a favorable opinion letter from the IRS upon which the Company may rely, which letter has not been revoked, and, to the Company's Knowledge, there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (iv)  None of the Company, any of its Subsidiaries or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") maintains or contributes to or has within the past six (6) years maintained or contributed to an "employee benefit plan" within the meaning of Section 3(2) of ERISA that is subject to Subtitles C or D of Title IV of ERISA. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

           (v)  None of the Company, any of its Subsidiaries or any ERISA Affiliate has, at any time during the past six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and, within the past six (6) years, none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (vi)  None of the Company or any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar provisions of state or local Law.

         (vii)  Each Benefit Plan of the Company that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, is in documentary compliance with, and has been maintained and operated in all respects in compliance with, Section 409A of the Code and the guidance issued by the Internal Revenue Service thereunder.

        (viii)  None of the Company or any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 4999 or 409A of the Code.

          (ix)  All contributions required to be made to any Benefit Plan of the Company by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements for the periods prior to the date hereof to the extent required by GAAP. All unused paid vacation time accrued by the Company for the periods prior to the date hereof, have been fully and properly reflected in the Company Financial Statements.

           (x)  There are no pending or, to the Company's Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company's Knowledge, no set of circumstances exists which could reasonably be expected to give rise to a claim or lawsuit, against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Benefit Plan, or any other party.

          (xi)  None of the Company, any of its Subsidiaries, any ERISA Affiliate or any other Person, including any fiduciary of a Benefit Plan, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), that would subject any of the Benefit Plans of the Company or their related trusts, the Company, any of its Subsidiaries, or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 or 4976 of the Code or Section 502 of ERISA. None of the Company or any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 409 or 502 of ERISA.

         (xii)  There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year by more than a de minimis amount.

        (xiii)  None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (1) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, (2) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside assets to fund any material benefits under any Benefit Plan, (3) otherwise give rise to a material liability under any Benefit Plan or (4) limit or restrict the right of the Company or any of its Subsidiaries to amend, merge, or terminate any Benefit Plan of the Company or related trust.

        (xiv)  None of the execution and delivery of this Agreement, approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, result in the payment of any amount that would, individually or in combination with any other such payment, constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

        (o)    Labor Matters.     There are no pending or, to the Company's Knowledge, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor union or labor organization, or work rules or practices agreed to with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Company's Knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries. There is no pending or, to the Company's Knowledge, threatened, nor has there been at any time during the past five (5) years any, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company has no Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including pursuant to the California Fair Pay Act), equal opportunity, harassment, plant closures and layoffs, workers' compensation, labor relations and unemployment insurance.

        (p)    Environmental Matters.     (i) The Company and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws since December 31, 2015; (ii) to the Company's Knowledge, no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries (including any property in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, a "Company Loan Property"), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time in violation of any applicable Environmental Laws or requiring remediation under any Environmental Law; (iii) none of the Company or any of its Subsidiaries have been, or, to the Company's Knowledge, could reasonably be expected to be deemed by any Governmental Authority to be the owner or operator under any Environmental Law of Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance in violation of any applicable Environmental Laws or requiring remediation under Environmental Law; (iv) to the Company's Knowledge, none of the Company or any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) none of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information concerning any alleged violation of, or liability under, any Environmental Law which has not been fully resolved; (vi) none of the Company or any of its Subsidiaries is subject to any written order, decree, injunction or agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (vii) to the Company's Knowledge, there are no circumstances or conditions involving the Company, any Subsidiary of the Company, any currently or formerly owned or operated property or any Company Loan Property that could reasonably be expected to result in any claim, liability, investigation, cost or restriction under any Environmental Law against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any applicable Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property pursuant to any applicable Environmental Law and (viii) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings with Governmental Authorities and other environmental information in its possession or control relating to the Company, any of its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

        (q)    Tax Matters.     (i) (A) The Company and its Subsidiaries (x) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate; (y) have paid in full or accrued all Taxes that are required to have been paid or accrued; (z) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that it is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; (aa) in the case of any Tax Return required to be retained by it prior to the Effective Time in respect of any information reporting or other Tax requirements, have retained properly completed Tax Returns in its files; and (bb) have complied with all information reporting (and related withholding) requirements related to any payments subject to one or more information reporting requirements set forth in the Code, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised with the Company by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) none of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) there are no pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) the Company has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by the Company or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

           (ii)  There are no Liens on any of the Company's assets or on any assets of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for statutory Liens for Taxes not yet due and payable) nor, to the Company's Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

          (iii)  None of the Company or any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

          (iv)  None of the Company or any of its Subsidiaries is party to any Tax allocation or sharing agreement. None of the Company or any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of its Subsidiaries).

           (v)  No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

          (vi)  None of the Company or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

         (vii)  None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

        (viii)  Neither the Company nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

          (ix)  Neither the Company nor any of its Subsidiaries is a "U.S. shareholder" of any foreign corporation, within the meaning of Section 951(b) of the Code.

        (r)    Risk Management Instruments.     None of the Company or any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) and do not own any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

        (s)    Books and Records.     The books and records of the Company and its Subsidiaries (and any predecessor entities) have been fully, properly and accurately maintained, there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of the Company and its Subsidiaries.

        (t)    Insurance.     Section 4.02(t) of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies (including related applications and tail insurance policies), binders or bonds maintained by the Company or any of its Subsidiaries and all insurance claims filed by the Company or any of its Subsidiaries under such policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. Section 4.02(t) of the Company Disclosure Schedule also lists all claims or potential claims meeting the applicable reporting thresholds under such policies that have not been reported thereunder as of the date hereof. All such policies of the Company are with reputable insurers and provide full and adequate coverage for all normal risks incidental to the business of the Company and its Subsidiaries and each of their respective properties and assets and are in character and amount reasonably consistent with industry practice. All such policies of the Company are in full force and effect; none of the Company or any of its Subsidiaries are in material default thereunder; and all claims thereunder have been filed, and all premiums due thereunder have been paid, in due and timely fashion.

        (u)    Loan Matters.

            (i)  Each loan, loan agreement, note, borrowing arrangement or other extension of credit (including leases, home equity lines of credit, enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of the Company is a creditor (collectively, "Loans") currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Company's Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries.

           (ii)  Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company's written underwriting standards, in each case, in compliance with all applicable requirements of applicable Law and the Company's policies and procedures. There are no oral modifications or amendments or additional agreements related to the Loans. All such Loans are owned by the Company or its Subsidiaries free and clear of any Liens. No claims of defense as to the enforcement of any Loan have been asserted against the Company or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and the Company has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination. No Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing. None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (A) Loans or pools of Loans or (B) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries.

          (iii)  Neither the Company nor any of its Subsidiaries (A) has, since December 31, 2008, sold or since December 31, 2015, has purchased any Loans or pools of Loans, or participations in Loans or pools of Loans, or (B) is a party to a Contract that requires the Company or any of its Subsidiaries to sell or purchase any Loans or pools of Loans, or participations in Loans or pools of Loans.

          (iv)  Section 4.02(u)(iii) of the Company Disclosure Schedule sets forth a list of (A) each Loan that (x) as of August 31, 2018 was contractually past due ninety (90) calendar days or more in the payment of principal and/or interest, (y) as of July 31, 2018 was on non-accrual status, (z) was classified as "substandard," "doubtful," "loss," "classified," "criticized," "credit risk assets," "concerned loans," "watch list," "impaired" or "special mention" (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Authority (aa) for which a specific reserve allocation existed in connection therewith, (bb) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (B) each Loan that, as of August 31, 2018, had a total outstanding balance and/or unfunded commitment of $200,000 or more and that, as of such date, (x) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (y) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (z) where a specific reserve allocation exists in connection therewith, and (C) each asset of the Company or any of its Subsidiaries that, as of August 31, 2018, was classified as "other real estate owned," "other repossessed assets" or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 4.02(u)(iii) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of August 31, 2018.

           (v)  Section 4.02(u)(v) of the Company Disclosure Schedule sets forth a list of all Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no executive officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

          (vi)  Neither the Company nor any of its Subsidiaries is (A) now nor has it ever been since December 31, 2015 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by any Governmental Authority relating to the origination or servicing of Loans or (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

         (vii)  Since December 31, 2015, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (B) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, loan investor or insurer, on the other hand; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Authority, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

        (viii)  Since December 31, 2015, the Company and each of its Subsidiaries have not engaged in, and, to the Company's Knowledge, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (A) any foreclosures in violation of any applicable

  Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (B) the conduct referred to as "robo-signing" or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

          (ix)  Since December 31, 2015, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset's value.

        (v)    Allowance For Loan Losses.     The Company's allowance for loan losses ("ALL") is, and shall be as of the Effective Time, in compliance with its existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

        (w)    Transactions With Affiliates.     The Company has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act. All agreements between the Company or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the Federal Reserve Board.

        (x)    Real Property.

            (i)  Section 4.02(x)(i) of the Company Disclosure Schedule contains a complete and correct list of all Owned Real Property, OREO and other real property or premises operated by the Company or any of its Subsidiaries as of the date hereof.

            (A)  Other than as disclosed in Section 4.02(x)(i) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property on the date hereof in whole or in part.

            (B)  Neither the Company nor any of its Subsidiaries has granted any options or rights of first refusal to purchase any Owned Real Property (or any portion thereof or interest therein).

            (C)  Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or granted occupancy rights in any portion or any parcel of Owned Real Property, and, to the Company's Knowledge, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement.

            (D)  The Owned Real Property is occupied under a valid certificate of occupancy or similar permit. The Merger will not require the issuance of any new or amended certificate of occupancy and, to the Company's Knowledge, there are no facts that would prevent the Owned Real Property from being occupied by Parent Bank after the Closing in the same manner as occupied by the Company immediately prior to the Closing.

            (E)  To the Company's Knowledge, (x) all improvements on the Owned Real Property are wholly within the lot limits of such Owned Real Property and do not encroach on any adjoining premises or easement or similar property right benefiting such Owned Real Property, and (y) there are no encroachments on any Owned Real Property or any easement of property, right or benefit appurtenant thereto by any improvements located on any adjoining property which detract from the use therefrom.

           (ii)  Section 4.02(x)(ii) of the Company Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries, and together with a list of all applicable leases or subleases and the name of the lessor, sublessor or sublessee (the "Leases"). The Company has provided to Parent the same copies of the Leases as contained in the Company's files, without modification.

            (A)  Each of the leases referred to in the Company Disclosure Schedule (x) is valid and existing and in full force and effect and (y) constitutes a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms (in each case, subject to the Bankruptcy and Equity Exception), and no party thereto is, to the Company's Knowledge, in default, and no claim of notice of default has been delivered to or sent by the Company or any of its Subsidiaries, in each case, that has not been cured and there does not exist any event that with notice or the passing of time, or both, would result in a party thereto committing a new default, provided that with respect to matters relating to any party other than the Company or one of its Subsidiaries, the foregoing representation is based on the Company's Knowledge.

            (B)  Since December 31, 2015, neither the Company nor any of its Subsidiaries has received or sent any written notice of termination, cancellation, breach or default from another party under any of the Leases that has not since been rescinded.

            (C)  None of the Leases referred to in the Company Disclosure Schedule will expire prior to the Effective Time pursuant to their terms.

            (D)  Neither the Company nor any of its Subsidiaries has (x) assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in any of the Leases or (y) collaterally assigned or granted any other security interests in any Lease or any interest therein.

          (iii)  Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority of a pending or threatened condemnation of any of the Owned Real Property or real property underlying the Leases. None of the Owned Real Property or real property underlying the Leases is subject to any restrictions or limitations that would impair or be inconsistent with the current use of such property by the Company or such Subsidiary.

          (iv)  The Owned Real Property and any real property underlying the Leases (together, the "Real Property") presently used by any of the Company or its Subsidiaries in their respective businesses are in good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective businesses in the ordinary course of business consistent with their past practice.

           (v)  Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority that the Real Property is not in material compliance with applicable health and safety related requirements for the Owned Real Property, including those requirements under the American with Disabilities Act of 1990, as amended.

        (y)    Title.     Each of the Company and its Subsidiaries has good and marketable and indefeasible title to its respective properties and assets (other than property as to which it is lessee), free and clear of all Liens, except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2015, (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held and (E) with respect to Real Property, Permitted Liens.

        (z)    Intellectual Property; IT Assets.

            (i)  The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are material to the business of the Company or any of its Subsidiaries as currently conducted.

           (ii)  (A) None of the Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights"); (B) no written claims with respect to (x) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the "Intellectual Property Rights"); or (y) Third-Party Intellectual Property Rights are currently pending or, to the Company's Knowledge, are threatened by any Person; and (C) the Company has no Knowledge of any valid grounds for any bona fide claims (x) against the use by the Company or any of its Subsidiaries of any Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (y) challenging the ownership, validity or enforceability of any Intellectual Property Rights; or (z) challenging the Company's or any of its Subsidiaries' license or legally enforceable right to use any Third-Party Intellectual Property Rights.

          (iii)  The IT Assets owned, used or held for use by the Company or any of its Subsidiaries are sufficient for the current and currently anticipated needs of the businesses of the Company and its Subsidiaries, and, to the Company's Knowledge, in the prior three (3)-year period there has been no unauthorized access to or unauthorized use of (A) any such IT Assets, (B) any information stored on or processed by such IT Assets or (C) any confidential or proprietary information of any Person that is in the Company's or any of its Subsidiaries' possession or control.

          (iv)  The Company and its Subsidiaries have established and implemented written policies regarding privacy, cyber security and data security that are commercially reasonable, and, to the Company's Knowledge, consistent with (A) reasonable practices in the industry, and (B) any commitments of the Company or any of its Subsidiaries (such policies, collectively, the "Privacy and Security Policies").

           (v)  Within the prior three (3)-year period, the Company and each of its Subsidiaries have (A) complied with all of their respective Privacy and Security Policies and contractual obligations, and all applicable Law, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer, disclosure and protection of Personal Information, and (B) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Information, and to the Company's Knowledge, no Person has gained unauthorized access to or misused any Personal Information.

        (aa)    No Broker-Dealer or Investment Adviser Subsidiary.     None of the Company nor any of its Subsidiaries (i) is a broker-dealer or investment adviser required to be registered under the Exchange Act or the Investment Advisers Act of 1940, respectively, with the SEC or (ii) is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any Laws.

        (bb)    Takeover Statutes.     No "fair price," "moratorium," "control share acquisition," "takeover," "interested shareholder," or other similar anti-takeover statute or regulation (each, a "Takeover Statute") or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company. The Company does not have any shareholder rights plan, "poison pill" or similar plan or arrangement in effect.

        (cc)    Mortgage Lending Business.

            (i)  The Company and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Mortgage Loan originated or serviced by the Company and its Subsidiaries satisfied, (A) all applicable Law with respect to the origination, insuring, pooling, servicing, subservicing or filing of claims in connection with Mortgage Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to Mortgage Loans set forth in any agreement between the Company and any Insurer, (C) the applicable guidelines, handbooks and other requirements of any Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each Mortgage Loan;

           (ii)  To the Company's Knowledge, no Mortgage Loans were originated by any Person other than the Company or any of its Subsidiaries or referred by any broker or agent. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company's Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans; and

          (iii)  No Insurer has (A) imposed in writing any restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (B) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company's or any of its Subsidiaries' compliance with Laws.

        (dd)    No Other Representations or Warranties.

            (i)  Except for the representations and warranties in this Section 4.02, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by the Company in this Section 4.02, neither the Company nor any Person makes or has made any representation to Parent or any of Parent's Affiliates or representatives with respect to any oral or written information presented to Parent or any of Parent's Affiliates or representatives in the course of their due diligence investigation of the Company (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

           (ii)  The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 4.03, and the Company specifically disclaims reliance on any such other representations or warranties.

        4.03    Representations and Warranties of Parent.     Except as (i) set forth in the Parent Disclosure Schedule, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by Parent, as applicable, since December 31, 2015 but prior to the date hereof (excluding any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), Parent hereby represents and warrants to the Company:

        (a)    Organization, Standing and Authority.     It is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Parent Bank is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the State of California. Parent Bank is a California state-chartered non-member bank and a member of the Federal Home Loan Bank of San Francisco. Parent Bank's deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To Parent's Knowledge, no proceedings for the termination or revocation of the FDIC's insurance are pending or threatened. Each of Parent and Parent Bank is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. Parent has made available to the Company a complete and correct copy of its charter and bylaws and the organizational documents of Parent Bank, each as amended prior to the date hereof, which are in full force and effect. The outstanding shares of capital stock of Parent Bank have been duly authorized and are validly issued, fully paid and nonassessable, are not subject to preemptive rights (and were not issued in violation of any preemptive rights) and are owned of record and beneficially by Parent.

        (b)    Capital Stock.     As of the date hereof, the authorized capital stock of Parent consists solely of 200,000,000 shares of Parent Common Stock, of which 123,283,450 shares were issued and outstanding (including 1,529,273 shares subject to vesting, repurchase or other lapse restrictions pursuant to the Parent Stock Plans) at the close of business on September 7, 2018, and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of September 7, 2018, there were 364,050 units outstanding of Parent PRSUs and 15,353,107 shares of Parent Common Stock are reserved for issuance under the Parent Stock Plans. As of September 7, 2018, 1,848,787 shares of Parent Common Stock are held in treasury by Parent or otherwise owned directly or indirectly by Parent or any Subsidiary of Parent. Except as set forth in this Section 4.03(b), as of the date hereof, there are no shares of Parent Common Stock authorized and reserved for issuance, Parent does not have any other Rights issued or outstanding with respect to Parent Common Stock, and Parent does not have any commitment to authorize, issue or sell any Parent Common Stock or Rights, except pursuant to this Agreement. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Neither Parent nor any of its Subsidiaries owns any Shares.

        (c)    Corporate Power.     Parent and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

        (d)    Corporate Authority.     As of the date hereof, (i) the Parent Board has, by resolutions duly adopted at a meeting duly called and held, (A) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its shareholders, and (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (ii) Parent has approved this Agreement, the Merger and the other transactions contemplated hereby as the sole shareholder of Parent Bank. Parent has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by the Company) is a valid and legally binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (e)    Regulatory Approvals; No Violations.

            (i)  No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by Parent in connection with the execution, delivery and performance by Parent of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby except for (A) filings of applications or notices with, and approvals or waivers of, certificates from or non-objection by the FDIC and the California Authority, as may be required, (B) those required to be made under the Exchange Act and the Securities Act, (C) the filing of the Merger Certificates as described in Section 2.02 and (D) those required to be made with NASDAQ. As of the date hereof, Parent is not aware of any reason why the approvals set forth in this Section 4.03(e) and in Section 6.03(c) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.03(c).

           (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent does not, and the consummation of the Merger and the other transactions contemplated hereby by Parent will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, (B) constitute or result in a breach or violation of, or a default under, the organizational documents of Parent or any of its Subsidiaries or (C) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

        (f)    Parent Reports; Financial Statements.

            (i)  Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2016 (the forms, statements, reports and documents filed or furnished since December 31, 2016 and those filed or furnished subsequent to the date hereof including any amendments thereto, the "Parent Reports"). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent Reports did not, and any of the Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

           (ii)  Parent's consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of Parent and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

          (iii)  Parent and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2015 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by it since December 31, 2015, including under the rules and regulations of the FDIC, the California Authority or any other Regulatory Authority, as applicable, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to Parent's Knowledge, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2015. There (x) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since December 31, 2015.

          (iv)  Since December 31, 2015, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.03 or otherwise) has had, or is reasonably likely to have, a Parent Material Adverse Effect.

           (v)  Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and that are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent's auditor and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Since December 31, 2017, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent's or its Subsidiaries' employees regarding questionable accounting or auditing matters, have been received by Parent to Parent's Knowledge. Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in the Parent Reports, neither Parent nor any of its Subsidiaries has incurred any material obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

        (g)    Litigation.     No civil, criminal or administrative litigation, action, suit, hearing or other proceeding before any Governmental Authority is pending or, to Parent's Knowledge, threatened against it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for those that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding which is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (h)    Regulatory Matters.

            (i)  None of Parent, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

           (ii)  None of Parent or any of its Subsidiaries has been advised in writing by, and Parent does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (i)    Compliance With Laws.

            (i)  Parent and its Subsidiaries are, and have been since December 31, 2015, in compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Investment Advisers Act, the Volcker Rule or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC, except for violations that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

           (ii)  Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent's Knowledge, no suspension or cancellation of any of them is threatened, except in each case those the absence of which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (iii)  No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to Parent's Knowledge, threatened, nor has Parent or any Subsidiary of Parent received any written notification or communication from any Governmental Authority (A) asserting that Parent or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's Knowledge, do any grounds for any of the foregoing exist).

          (iv)  As of June 30, 2018, each of Parent and Parent Bank is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary banking regulator), and Parent Bank's rating under the CRA is no less than "outstanding".

        (j)    No Brokers.     None of Parent, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Keefe, Bruette & Woods, A Stifel Company, as its financial advisor.

        (k)    Tax Matters.     None of Parent or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (l)    No Other Representations or Warranties.

            (i)  Except for the representations and warranties in this Section 4.03, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Parent in this Section 4.03, neither Parent nor any Person makes or has made any representation to the Company or any of the Company's Affiliates or representatives with respect to any oral or written information presented to the Company or any of the Company's Affiliates or representatives in the course of their due diligence investigation of Parent (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

           (ii)  Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 4.02, and Parent specifically disclaims reliance on any such other representations or warranties.

ARTICLE 5

COVENANTS

        5.01    Interim Operations.     The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Law, (a) the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course, (b) each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organizations and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the Company and its Subsidiaries' present employees and agents, and (c) subject to Section 5.09, the Company and its Subsidiaries shall take no action that would reasonably be expected to adversely affect or materially delay the ability of the Company to obtain any necessary approvals of any Regulatory Authorities or other Governmental Authority required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as otherwise expressly required by this Agreement or as required by Law, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (iii) as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not and shall not permit its Subsidiaries to:

        (a)    Capital Stock.     (i) Issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights, or (ii) permit any shares of capital stock of the Company or any of its Subsidiaries to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

        (b)    Dividends; Etc.     (i) Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except for (A) customary quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of $4.25 per share of Company Common Stock and (B) dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

        (c)    Compensation; Employment Agreements; Etc.     Enter into, renew, terminate, amend or otherwise modify any employment, retention, change in control, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or independent contractor (who is a natural person) of the Company or any of its Subsidiaries; enter into any collective bargaining or similar agreement; pay or award, or commit to pay or award, any bonus or incentive compensation, or grant any salary or wage increase or increase any employee compensation or benefit (including incentive or bonus payments); or forgive any loans or issue any loans to any employee or consultant of the Company, except (i) for increases in annual base salary or wage rates for employees who are below the level of senior vice president in the ordinary and usual course of business consistent with past practice that do not exceed eight percent (8%) individually or four and a half percent (4.5%) in the aggregate, (ii) to the extent required by the terms of an existing Benefit Plan as in effect as of the date hereof and set forth on Sections 4.02(n)(xiii) or 5.01(c) of the Company Disclosure Schedule, or (iii) for other changes that are required by applicable Law. Without limiting the generality of the foregoing, the Company shall not grant or approve the grant of any equity-based awards.

        (d)    Hiring.     Hire any person as an employee of the Company or any of its Subsidiaries or engage any independent contractor or promote any employee (other than (i) any person hired or promoted to fill any vacancies below the level of senior vice president arising on or after the date hereof in the ordinary course of business on ordinary course terms and conditions, (ii) any person hired as an employee or any employee promoted to a position with an annual base salary or wage rate and target cash bonus opportunity of no more than $100,000 in the aggregate or (iii) any person engaged as an independent contractor (who is a natural person) with consulting fees of no more than $50,000 per annum). Neither the Company nor any of its Subsidiaries may terminate the employment of any executive officer other than for cause.

        (e)    Benefit Plans.     (i) Enter into, terminate, establish, adopt or amend any Benefit Plan, any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement or any other employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (ii) take any action to accelerate the vesting or lapsing of restrictions under any Benefit Plan, other than actions required pursuant to Sections 5.11(d) and (e), or (iii) fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by (A) applicable Law or (B) the terms of an existing Benefit Plan as in effect as of the date hereof and set forth on Section 4.02(n)(i) of the Company Disclosure Schedule.

        (f)    Dispositions.     Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations pursuant to Section 5.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, taken as a whole.

        (g)    Acquisitions.     Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 5.01(q)).

        (h)    Mergers.     Merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.

        (i)    Capital Expenditures.     Make any capital expenditures other than maintenance capital expenditures made in the ordinary course of business.

        (j)    Governing Documents.     Amend either the Company Charter or the Company Bylaws, or the organizational documents of any of its Subsidiaries.

        (k)    Accounting Methods.     (i) Implement or adopt any change in the Company's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company's independent public accountants, or as required by Section 5.08 of this Agreement or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any Contract that would be a Material Contract as a result of entering into, modifying or amending such Contract), other than in the ordinary course of business consistent with past practice.

        (l)    Contracts.     Except with respect to Contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 5.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Material Contract or any Contract which would be a Material Contract if it were in existence on the date hereof in each case which is not terminable at will or with thirty (30) calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

        (m)    Claims.     Enter into any settlement, compromise or similar agreement with respect to, any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by the Company or any Subsidiary of an amount that exceeds $75,000 individually or $250,000 in the aggregate or would impose any material restriction on the business of the Surviving Bank or create adverse precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

        (n)    Adverse Actions.     Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in ARTICLE 6 not being satisfied, (iii) the Merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code or (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law.

        (o)    Risk Management.     Except as required by applicable Law, the OCC or the California Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in all material respects, the Company's or its applicable Subsidiary's existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in the Company's aggregate exposure to interest rate risk.

        (p)    Indebtedness.     Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

        (q)    Loans.     (i) Make any Loan or Loan commitment to any Person which would, when aggregated with all outstanding Loans or Loan commitments or any renewals or extensions thereof made to such Person and, to the Company's Knowledge, such Person's Affiliates and immediate family members, exceed $1,000,000 or (ii) purchase or sell any Loan or Loan participation in excess of $1,000,000, in each case, without first submitting a copy of the Loan write up containing the information customarily submitted to the loan committee of the Company, to the chief credit officer of Parent two (2) full Business Days prior to taking such action; provided that, if Parent objects in writing to such Loan or Loan commitment or such purchase or sale within two (2) Business Days after receiving such Loan write up, the Company shall obtain the approval of a majority of the members of the loan committee of the Company prior to making such Loan or Loan commitment or such purchase or sale. The Company shall not forgive any Loans to directors, officers or employees or make any Loan that is not made in conformity with the Company's ordinary course lending policies and guidelines in effect as of the date hereof.

        (r)    Deposits.     Increase interest rates payable or offered on any deposits of the Company in a manner that would cause the cumulative increase in such interest rates, during the period from the date hereof to through the Closing Date, to exceed an amount equal to the sum of (i) (A) ten basis points (0.10%), in the case of any deposits other than time deposits, twenty basis points (0.20%), in the case of time deposits with a term of less than 24 months, and eighty basis points (0.80%), in the case of time deposits with a term equal to or greater than 24 months (provided that rates on time deposits with a term in excess of 24 months may be offered at a rate equal to the highest calculated rate for a shorter term), and (B) in each case under clause (A), the difference between the Federal Funds Rate as of the date hereof, as set forth on Section 5.01(r)(i) of the Company Disclosure Schedule, and the then effective Federal Funds Rate multiplied by (ii) thirty-five percent (35%), or book any "brokered deposits", as such term is defined in 12 C.F.R. § 337.6, or any listing service certificates of deposit.

        (s)    Investments.     Other than the purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date hereof with a remaining maturity of twenty-four (24) months or less, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within two (2) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

        (t)    Taxes.     In each case, except to the extent such action is taken in response to changes enacted by the Tax Cuts and Jobs Act and such action is reasonably determined to be in the best interests of the Company or any of its Subsidiaries, (i) commence or settle any litigation or proceeding with respect to any liability for Taxes, take any action which is reasonably likely to have a material adverse impact on the Tax position of the Company, or, after the Merger, which is reasonably likely to have a material adverse impact on the Tax position of the Surviving Bank, (ii) except in the ordinary course of business consistent with past practice, make or change any express or deemed Tax election or file any Tax Return, (iii) file any amended Tax Return, (iv) change any of its methods of reporting income or deductions for Tax purposes, (v) change the entity classification of the Company or any of its Subsidiaries, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or (vii) take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

        (u)    Branches.     Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of the Company or any of its Subsidiaries.

        (v)    New Business.     Enter into any new line of business or change in any material respect the Company's lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Authority.

        (w)    Lending Practices.     Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) the Company's hedging practices and policies, in each case except as required by Law or requested by a Governmental Authority.

        (x)    Commitments.     Agree or commit to do any of the foregoing.

        5.02    Parent Forbearance.     Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement and except as required by applicable Law), it shall not and shall cause each of its Subsidiaries not to:

        (a)    Adverse Actions.     Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Parent's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in ARTICLE 6 not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law; provided that nothing in this Section 5.02(a) shall preclude Parent from exercising its rights under the Voting Agreements;

        (b)    Governing Documents.     Amend Parent's charter or bylaws, or the organizational documents of any of its Subsidiaries, in each case in a manner that would adversely affect the holders of Company Common Stock relative to and disproportionately to all other holders of Parent Common Stock; or

        (c)    Commitments.     Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        5.03    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE 6 hereof.

        5.04    Shareholder Approval.     The Company agrees to take, in accordance with applicable Law and the Company Charter and the Company Bylaws, all action necessary to convene as soon as practicable after the Registration Statement is declared effective (and will in any event use reasonable best efforts to convene such meeting no later than fifty (50) calendar days after the Registration Statement is declared effective), a special meeting or meetings of its shareholders duly called and held for such purposes (the "Company Meeting") to consider and to obtain the Company Shareholder Approval. Subject to Section 5.05(b), the Company Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the "Company Board Recommendation"). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company's shareholders at the Company Meeting whether or not (i) the Company Board shall have effected a Company Change of Recommendation or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Meeting (A) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Prospectus/Proxy Statement, or (C) after consultation with Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Parent may require the Company to adjourn, delay or postpone the Company Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is four (4) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Charter or the Company Bylaws or in connection with a postponement or adjournment of the Company Meeting permitted by this Section 5.04. Without the prior written consent of Parent, approval of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure (including a customary adjournment proposal to solicit additional proxies if necessary to obtain the Company Shareholder Approval) and matters required by applicable Law to be voted on by the Company's shareholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the shareholders of the Company at the Company Meeting.

        5.05    Registration Statement; Proxy Statement; Change of Recommendation; Press Releases.

        (a)   Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof, the "Registration Statement"), as promptly as practicable, and in any event within forty-five (45) Business Days after the date hereof. Parent and the Company agree to cooperate, and cause their Subsidiaries to cooperate, with the other party, its counsel and accountants, in the preparation of the Registration Statement and the Prospectus/Proxy Statement and each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter the Company shall mail the Prospectus/Proxy Statement to the holders of Company Common Stock. Parent shall reasonably promptly provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement to the Registration Statement prior to filing such with the SEC.

        (b)   The Company and Parent each agrees, as to itself and its Subsidiaries, that (i) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to Company shareholders and at the time of the Company Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. The Company and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of the Company and Parent agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

        (c)    Company Change of Recommendation.     (i) The Company Board and each committee thereof shall not:

          (A)  except as expressly permitted by, and after compliance with, Section 5.05(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation with respect to the Merger (a "Company Change of Recommendation"); or

          (B)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 5.07 entered into in compliance with Section 5.07) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal made to the Company.

             (ii)  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Shareholder Approval contemplated by this Agreement is obtained, the Company Board may withhold, withdraw or adversely modify the Company Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made to the Company after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if (A) an unsolicited bona fide written offer is made to the Company and is not withdrawn and the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal, and (B) the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a violation of the directors' fiduciary duties under applicable Law; provided, however, that no such Company Change of Recommendation may be made until after (x) at least five (5) Business Days following Parent's receipt of notice from the Company advising that the Company Board intends to take such action and the basis therefor, including all necessary information under Section 5.07 and (y) the Company has negotiated in good faith to permit Parent to modify this

    Agreement during such five (5) Business Day period. In determining whether to make a Company Change of Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.05, including with respect to the notice period referred to in this Section 5.05.

        (d)    Press Releases.     The Company and Parent shall consult with each other before issuing any press release with respect to the Merger and this Agreement and (except with respect to a Company Change of Recommendation, subject to compliance with Section 5.05(c)) and shall not issue any such press release or make any such public statements without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of NASDAQ or the SEC applicable to it. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.

        5.06    Access; Information.

        (a)   The Parties agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information and in each case subject to the requirements that such requests or access shall not unreasonably interfere with the business or operations of the Party, it shall afford the other Party and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as such other Party may reasonably request and, during such period, the Parties shall furnish to the other Party promptly all information concerning its business, properties and personnel as the other Party may reasonably request.

        (b)   The Company agrees that, subject to applicable Laws, it shall cooperate in good faith with Parent on preparing for the development of mutually agreed operating issues to be implemented after the Effective Time, which the Parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.

        (c)   Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 5.06 in accordance with the terms of the Confidentiality Agreement, dated as of July 5, 2018 (the "Confidentiality Agreement"), between Parent and the Company.

        (d)   No investigation by Parent of the business and affairs of the Company or its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent's obligation to consummate the transactions contemplated by this Agreement.

        5.07    Acquisition Proposals.     The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) at any time prior, but not after, the Company Shareholder Approval is obtained, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement; or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if and only to the extent that, in each such case referred to in clauses (A) or (B) above, the Company Board determines in good faith (after consultation with outside legal counsel) that, (x) based on the information then available (and after consultation with its financial advisor) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (y) the failure to take such action would reasonably be expected to violate the directors' fiduciary duties under applicable Law. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals or activities, discussions or negotiations that would reasonably be expected to lead to an Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 5.07. The Company agrees that it will notify Parent promptly, but in any event within twenty-four (24) hours, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

        5.08    Certain Policies.     Immediately prior to the Effective Time and provided that Parent has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, the Company shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the California Authority, the FDIC, the OCC and applicable banking Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent Bank; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such modification or change is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.

        5.09    Regulatory Applications.

        (a)   Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of Parent cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental

Authorities in order to consummate the Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof and in any event within forty-five (45) calendar days of the date hereof. Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other on, all written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such Parties agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it shall consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of the non-confidential portions of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons). Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to (i) have a Parent Material Adverse Effect (measured on a scale relative to the Company) or a Company Material Adverse Effect, (ii) require Parent, Parent Bank or the Surviving Bank to raise additional capital in an amount that would, in the good faith judgment of Parent, materially reduce the economic benefits of the Merger to Parent or the holders of Parent Common Stock (including the Company shareholders in respect of shares of Parent Common Stock received by them in the Merger) or (iii) require the sale by the Company or Parent or the Surviving Bank of any material portion of their respective assets (a "Materially Burdensome Regulatory Condition").

        (b)   Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party to any third party and/or Governmental Authority.

        5.10    Indemnification; Director's and Officer's Insurance.

        (a)   Parent agrees that from and after the Effective Time, Parent will, or will cause the Surviving Bank to, indemnify and hold harmless each present and former director, officer and, to the extent required by the Company Charter or the Company Bylaws (in each case, as in effect as of the date of this Agreement), each employee of the Company (determined as of the Effective Time) (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (each a "Claim"), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law, the Company Charter and the Company Bylaws (in the case of the Company Charter and the Company Bylaws in each case as in effect as of the date of this Agreement) and Parent shall, or shall cause the Surviving Bank to, also advance expenses as incurred to the fullest extent permitted under applicable Law, the Company Charter and the Company Bylaws (in the case of the Company Charter and the Company Bylaws, in each case as in effect as of the date of this Agreement); provided, however, the

Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Further, Parent shall, or shall cause the Surviving Bank to, assume, perform and observe the obligations of the Company under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of the Company for their acts and omissions occurring at or prior to the Effective Time in their capacity as officers or directors.

        (b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Bank thereof, but the failure to so notify shall not relieve Parent or the Surviving Bank of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent or the Surviving Bank. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Bank shall have the right to assume the defense thereof and Parent or the Surviving Bank shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Bank and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to Parent and the Surviving Bank, and Parent shall, or shall cause Surviving Bank to, pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest and so long as the Indemnified Parties provide an undertaking to repay such fees and expenses if it is ultimately determined that such Indemnified Parties are not entitled to indemnification); provided, however, Parent shall not, and shall not permit the Surviving Bank to, settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent and the Surviving Bank shall not be liable for any settlement effected without its prior written consent; provided, however, that Parent and the Surviving Bank shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

        (c)   For a period of six (6) years from the Effective Time, Parent shall, or shall cause the Surviving Bank to, provide that portion of director's and officer's liability insurance ("D&O Insurance") that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such officers and directors, as that coverage currently provided by the Company; provided, however, that in no event shall Parent or the Surviving Bank be required to expend in the aggregate for such six (6)-year period more than 250% of the current amount expended on an annual basis by the Company to maintain or procure such D&O Insurance; provided, further, that if Parent or the Surviving Bank is unable to maintain or obtain the D&O Insurance called for by this Section 5.10, Parent shall, or shall cause the Surviving Bank to, obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 250% of the current annual premium; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent's insurance carrier for the purpose of obtaining such D&O Insurance. In lieu of the foregoing, Parent shall, or shall cause the Surviving Bank to, purchase, at or prior to the Effective Time, a six (6)-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors' and officers' liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 250% of the current annual premium for such insurance. If such prepaid "tail" policy has been obtained prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it or the Surviving Bank, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.10(c).

        (d)   If the Surviving Bank or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Bank shall assume the obligations set forth in this Section 5.10.

        5.11    Benefit Plans.

        (a)   From the Effective Time through the first anniversary thereof, Parent shall provide, or cause to be provided, to each of the employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent or any of its Subsidiaries following the Effective Time (such employees "Continuing Employees") with a base salary or base wage, short-term cash bonus opportunities and pension and welfare opportunities that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of Parent and its Subsidiaries.

        (b)   Parent will use commercially reasonable efforts to cause each of its employee benefit and compensation plans to take into account, for purposes of eligibility, vesting, levels of benefits and benefit accrual thereunder, the service of the Continuing Employees with the Company and its Subsidiaries (including any predecessor entities) as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits for the same period of service and other than for benefit accrual purposes under any defined benefit pension plan of Parent or its Subsidiaries and for purposes of qualifying for subsidized early retirement benefits).

        (c)   From and after the Effective Time, without limiting the generality of Section 5.11(a), with respect to each Continuing Employee (and their beneficiaries) Parent shall use commercially reasonable efforts to cause each life, disability, medical, dental, vision or health plan of Parent or its Subsidiaries in which each such Continuing Employee becomes eligible to participate to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental, vision, or health plans of the Company or any of its Subsidiaries; (ii) provide full credit under medical, dental and health plans for and deductibles, co-payment and out-of-pocket expenses incurred by the Continuing Employees (and their beneficiaries) under analogous plans of the Company or any of its Subsidiaries prior to the Effective Time during the portion of the applicable plan year prior to participation; and (iii) waive any waiting period limitation or actively-at-work requirement which would otherwise be applicable to such employee and his or her beneficiaries and dependents on or after the Effective Time to the extent such employee or beneficiary or dependent had satisfied any similar limitation or requirement under an analogous plan of the Company or any of its Subsidiaries prior to the Effective Time.

        (d)   Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company's Profit Sharing Plan (the "Company Profit Sharing Plan") to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company Profit Sharing Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time; provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. In the event that Parent requests that the Company Profit Sharing Plan be terminated, Continuing Employees shall be permitted to roll over their Company Profit Sharing Plan account distributions (including any distributed plan loans) received on termination of the Company Profit Sharing Plan to a tax-qualified retirement plan maintained by Parent or the Surviving Bank.

        (e)   Prior to the Effective Time, the Company shall take all actions necessary to cause certain salary continuation agreements maintained by the Company and listed on Section 5.11(e) of the Company's Disclosure Schedule to be terminated effective at or upon the Effective Time pursuant to Treasury Regulation Section 1.409A-3(j)(4)(ix(B) in compliance with Section 409A of the Code.

        (f)    Parent shall provide the benefits set forth in Section 5.11(f) of the Company Disclosure Schedule for Continuing Employees and employees who are not Continuing Employees.

        (g)   Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

        (h)   Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Bank or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan in accordance their terms, (iii) prevent Parent, the Surviving Bank or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Bank or any of their Affiliates or under any benefit plan which Parent, the Surviving Bank or any of their Affiliates may maintain.

        5.12    Notification of Certain Matters.     Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        5.13    Third-Party Agreements.

        (a)   The Parties shall use their reasonable best efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties (including at Parent's request, with respect to the termination of Contracts following the Effective Time) to effect a smooth transition in accordance with the Parties' timetable at or after the Effective Time.

        (b)   Without limiting the generality of Section 5.13(a), each of the Parties shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent's production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the Parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, the Company shall:

            (i)  reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

           (ii)  use its commercially reasonable efforts to have the Company's outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

          (iii)  provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion, as soon as reasonably practicable;

          (iv)  provide reasonable access to the Company's personnel and facilities and, with the consent of its outside contractors, its outside contractors' personnel and facilities, to enable the conversion effort to be completed on schedule; and

           (v)  give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or any of its Subsidiaries are bound when directed to do so by Parent.

        (c)   Parent agrees that all actions taken pursuant to this Section 5.13 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

        5.14    Closing Financial Statements.     At least eight (8) Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with (a) a calculation of the Average Total Deposits for the calendar month immediately preceding the Closing Date, together with reasonable supporting documentation and (b) the Company's consolidated financial statements presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the Measurement Date and the Company's consolidated results of operations for (i) the period from January 1, 2018 through the close of business on the Measurement Date, if the Closing Date occurs in fiscal year 2018, or (ii) for the period from January 1, 2019 through the close of business on the Measurement Date, if the Closing Date occurs in fiscal year 2019 (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifteenth (15th) Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company's chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the Company's chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 5.14.

        5.15    Takeover Statute.     At all times prior to the Effective Time, the Company shall: (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby and thereby, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger.

        5.16    Company Debt.     The Company shall cooperate with Parent to effect the discharge of the Company's borrowings from the Federal Home Loan Bank of San Francisco as of the Effective Time.

        5.17    Title Surveys.

        (a)   Parent shall order, at the Company's sole cost and expense, within five (5) Business Days after the date of this Agreement, with respect to all Owned Real Property, (i) an ALTA survey made in accordance with the 2016 minimum standard detail requirements for ALTA/NSPS surveys (each a "Survey"), certified to Parent, Parent Bank, the applicable owner of the Owned Real Property and Chicago Title Insurance Company with the office location and title officer mutually acceptable to both parties (the "Title Company"); provided that prior to engagement, Parent shall ensure that each surveyor engaged agrees to provide the applicable Survey(s) such surveyor is preparing within 30 days of the date of engagement, (ii) a preliminary title report or commitment for issuance of an ALTA 2006 Owner's Policy of Title Insurance (each a "Title Commitment") dated subsequent to the date of this Agreement but prior to the Closing Date issued by the Title Company and (iii) copies of all underlying documents to the title exceptions referenced in the Title Commitment exceptions (the "Title Commitment Exceptions"). Parent shall use commercially reasonable efforts to cause (A) the delivery to the Company of a Survey and (B) the Title Company to deliver to Parent a Title Commitment and copies of all Title Commitment Exceptions as soon as reasonably practicable following the date of this Agreement, and in any event within thirty (30) days after the date hereof (and, in each case, promptly provide copies of all of such foregoing documents to Company).

        (b)   For each Owned Real Property, Parent will have a period of ten (10) Business Days from Parent's receipt of the last of the Survey, the Title Commitment and the Title Commitment Exceptions (provided that the Title Company's delivery of the best available copies of the Title Commitment Exceptions shall satisfy this delivery requirement) ("Title Review Period") in which to review such documents and provide the Company with written notice ("Title Notice") of any condition disclosed in such Survey or Title Commitment that is not reasonably approved by Parent (each, a "Disapproved Title Condition"); provided, however, Parent shall be deemed to approve any condition that is a Permitted Lien.

        (c)   If a Title Notice is timely given by Parent, the Company shall use its commercially reasonable efforts to promptly (but in any event within forty-five (45) days of the date of the Title Notice) cure or remove, to Parent's reasonable satisfaction, each Disapproved Title Condition set forth on the Title Notice without the payment of any funds. In the event the Company is unable to cure or remove, to Parent's reasonable satisfaction, all conditions listed on all Title Notices without the payment of any funds ("Title Defect Conditions"), Parent and the Company shall, within twenty (20) days after the expiration of the forty-five (45) day period, (i) come to a reasonable agreement as to the amount (A) necessary to cure or remove, to Parent's reasonable satisfaction, all Title Defect Conditions that are capable of cure or removal and (B) of the diminution of fair market value resulting from Title Defect Conditions that are not capable of cure or removal (collectively, the "Title Defect Amount"). In the event Parent and Company cannot come to reasonable agreement on the Title Defect Amount, (i) Parent and Company shall mutually agree upon an independent third party who shall promptly determine the Title Defect Amount and whose determination, solely for purposes of this Agreement, shall be final, and (ii) if Parent and Company cannot agree on such independent third party, each of Parent and Company shall select one reputable and experienced independent third party, each whom shall promptly determine the Title Defect Amount, and the final Title Defect Amount shall be the arithmetic mean of the two determinations.

        (d)   Parent shall cause the Title Company to issue updates to the Commitments as of fifteen (15) Business Days immediately prior to the Closing Date. In the event that the updates discloses any defect not included in the original Title Commitment, the procedure set forth in Sections 5.17(b) and 5.17(c) above shall apply and a new Title Review Period shall begin; provided that Parent shall have three (3) Business Days to provide the Company with a Title Notice, the Company shall have five (5) Business Days to cure or remove, to Parent's reasonable satisfaction, each Disapproved Title Condition without the payment of any funds, and, in the event of any Title Defect Conditions, Parent and the Company shall come to a reasonable agreement as the Title Defect Amount within three (3) Business Days of the Company's failure to cure or remove each Disapproved Title Condition.

        (e)   At Closing, Parent may cause the Title Company to issue ALTA 2006 Owner's Policy of Title Insurance for each Owned Real Property based upon the applicable Title Commitments with such adjustments necessary to reflect any deletions to the title exceptions agreed to by the parties, each with title coverage in the amount of the greater of the value of such Owned Real Property as shown on the Company's books and records or the fair market value of such Owned Real Property as determined by a third party mutually agreed to by Parent and Company at least 10 Business Days prior to the Closing Date at the Company's sole cost and expense.

        (f)    Notwithstanding anything in this Section 5.17 to the contrary, Parent shall keep the Company promptly apprised of all activities and actions contemplated by this Section 5.17, and the Company and Parent shall reasonably cooperate with one another with respect to the matters required by this Section 5.17.

        (g)   Notwithstanding anything to the contrary in this Agreement, all matters that are included in the Company Disclosure Schedules shall have no effect on the determination of any Title Defect Condition, Title Defect Amount or the Real Property Adjustment Amount.

        5.18    Environmental Assessments.

        (a)   Parent hereby agrees to obtain within forty-five (45) days after the date of this Agreement, a Phase I Environmental Site Assessment ("Phase I") of any Owned Real Property at the Company's cost and expense, conducted by Partner Engineering & Science ("Environmental Consultant"). Parent shall provide the Company, within two (2) Business Days after receipt of same by Parent, copies of final drafts of any such Phase I.

        (b)   In the event any Phase I (including a Phase I that the Company caused to be performed within three (3) years prior to the date hereof and that has been previously made available to Parent) discloses any Recognized Environmental Conditions (as defined by ASTM E1527-13) that in the reasonable belief of Parent would result in material liability to the Company, Parent or any of their Subsidiaries and warrants further review or investigation, Parent shall reasonably promptly give notice of the same to the Company no later than five (5) Business Days following Parent's receipt of the relevant Phase I. The Parent may then, in its reasonable discretion, within an additional ten (10) day period retain the Environmental Consultant to conduct a Phase II Environmental Site Assessment ("Phase II") of the relevant property or facility subject to approval of the Company in its reasonable discretion; provided, however, that such Phase II shall be completed no later than forty-five (45) days following Parent's commissioning of such Phase II work. The scope of the Phase II shall be mutually determined by Parent and the Company in their reasonable discretion after consultation with the other party and all reasonable costs and expenses associated with such Phase II testing and report shall be borne by the Company. Parent shall provide copies of the draft and final Phase I reports and Phase II reports, if any, to the Company promptly following the receipt of any such report by the Company.

        (c)   In the event any Phase II assessment confirms the presence of any environmental contamination, including, without limitation, a release from an abandoned underground storage tank or the presence of any other Hazardous Substance, in each case in concentrations above relevant standards under applicable Environmental Laws, or if the Company chooses to forego any Phase II as reasonably requested by Parent pursuant to Section 5.18(b), Parent may elect to obtain within twenty (20) days after Parent's receipt of the relevant Phase I or Phase II assessment and prior to the Closing Date at the Company's sole cost and expense, from the Environmental Consultant or another nationally-recognized contractor (mutually acceptable to the parties), as appropriate, a good faith estimate of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise address such Recognized Environmental Condition or environmental contamination to the extent required by and in accordance with Environmental Laws and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued commercial or industrial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable (a "Remediation Estimate"). Following receipt of the Remediation Estimate, Company may elect, at its sole cost and expense, to obtain from a nationally-recognized contractor (mutually acceptable to the parties, or if the parties cannot agree, an independent, nationally-recognized contractor selected by the Environmental Consultant), a second good faith estimate (the "Second Remediation Estimate") of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise address such Recognized Environmental Condition or environmental contamination to the extent required by and in accordance with Environmental Laws and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued commercial or industrial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable, in which case the mean of the Remediation Estimate and the Second Remediation Estimate shall constitute the final "Remediation Estimate" for purposes of this Agreement.

        (d)   In the event that the sum of the Title Defect Amount and all Remediation Estimates (to the extent such Title Defect Amounts or Remediation Estimates will or are reasonably expected to be incurred by the Company, Parent or any of their Subsidiaries and taking into account any Tax credits, deductions or benefits or insurance coverage, in each case, that the parties mutually agree is reasonably likely to be available to Company, Parent or any of their Subsidiaries in connection with the incurrence of such costs) in the aggregate exceeds $2,000,000 (such excess being the "Real Property Adjustment Amount"), the Real Property Adjustment Amount shall reduce the Aggregate Cash Consideration pursuant to the definition thereof. If the Real Property Adjustment Amount is greater than $15,000,000, Company may, in its sole discretion, terminate the Agreement pursuant to Section 7.01(h) of this Agreement. If the Real Property Adjustment Amount is greater than $25,000,000, Parent may, in its sole discretion, terminate the Agreement pursuant to Section 7.01(h) of this Agreement.

        (e)   The Company (i) pursuant to an access agreement to be agreed upon by and between Company and Parent, shall grant to both Parent and the Environmental Consultant a non-exclusive license to access the Owned Real Property in a customary manner during regular business hours for the purpose of conducting the Phase I and any Phase II assessments as set forth above and upon reasonable advance notice from Parent including proposed work plans and written authorization by the Company; and (ii) shall reasonably cooperate in connection with the performance of any such assessments.

        (f)    Notwithstanding anything in this Section 5.18 to the contrary, Parent shall keep the Company promptly apprised of all activities and actions contemplated by this Section 5.18, and the Company and Parent shall reasonably cooperate with one another with respect to the matters required by this Section 5.18.

        (g)   Notwithstanding anything to the contrary in this Agreement, all matters that are included in the Company Disclosure Schedules shall have no effect on the determination of any Remediation Estimate or the Real Property Adjustment Amount.

        5.19    Certain Tax Matters.

        (a)   Each of Parent and the Company acknowledge and agree that it intends for U.S. federal income tax purposes that Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The Parties hereto hereby adopt this Agreement for purposes of Section 368(a) of the Code as a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

        (b)   Notwithstanding any other provision in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule to the contrary, none of the Parties shall (and each Party shall cause its respective Subsidiaries not to) take or agree to take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Each of the Parties shall use its commercially reasonable efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company's and/or Parent's counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with the tax opinions referenced in Sections 6.02(e) and 6.03(g). The Parties intend to report and, except to the extent otherwise required, shall report, for U.S. federal income tax purposes, the Merger as a "reorganization" within the mean of Section 368(a) of the Code.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

        6.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Closing of each of the following conditions:

        (a)    Shareholder Approval.     The Company shall have obtained the Company Shareholder Approval.

        (b)    No Injunction.     No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order").

        (c)    Registration Statement.     The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened in writing by the SEC and remain in effect.

        6.02    Conditions to Obligation of the Company.     The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Closing of each of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of Parent set forth in Section 4.03, after giving effect to Section 4.01 and the lead-in to Section 4.03, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent, dated as of the Closing Date, to such effect.

        (b)    Performance of Obligations of Parent.     Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to such effect.

        (c)    Regulatory Approvals.     (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from the FDIC and the California Authority which are necessary to consummate the Merger and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (measured on a scale relative to the Company) or a Company Material Adverse Effect shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

        (d)    No Material Adverse Effect.     Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Parent Material Adverse Effect.

        (e)    NASDAQ Listing.     All filings required to be made with the NASDAQ in respect of the issuance of Parent Common Stock in the Merger shall have been completed and made in compliance with applicable NASDAQ rules.

        (f)    Tax Opinion.     The Company shall have received an opinion of Manatt, Phelps & Phillips,  LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the date the Merger, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        6.03    Conditions to Obligation of Parent.     The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing of each of the following conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of the Company set forth in Section 4.02, after giving effect to Section 4.01 and the lead-in to Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to such effect.

        (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to such effect.

        (c)    Regulatory Approvals.     (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from the FDIC and the California Authority which are necessary to consummate the Merger and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (measured on a scale relative to the Company) or a Company Material Adverse Effect shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

        (d)    Shareholders' Equity.     As of the Measurement Date, the sum of the Adjusted Shareholders' Equity and the Company's ALL shall not be less than $235.1 million, in each case determined in accordance with GAAP. For purposes of this Section 6.03(d), "Adjusted Shareholders' Equity" means the consolidated equity of the Company as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be in accordance with GAAP) in the Company's securities portfolio due to mark-to-market adjustments as of the Measurement Date, and adding the sum of (A) the amount of any Real Property Adjustment, (B) all amounts paid or accrued in connection with any actions taken pursuant to Section 5.08 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable Law of any Governmental Authority, (C) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents, including the Title Company and the Environmental Consultant ("Advisors") for the Company for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, "Professional Fees") paid by the Company prior to the Effective Time and which do not exceed in the aggregate $9.0 million (exclusive of reasonable costs incurred or advanced by such Advisors); (D) any costs incurred in connection with complying with Section 5.18; and (E) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein) or any retention bonuses paid in accordance with this Agreement or otherwise approved by Parent, and any costs incurred in connection with the termination of Contracts pursuant to Section 5.13(a). For the avoidance of doubt, any unrealized gain or loss on held-to-maturity securities in the Company's securities portfolio shall be excluded from the calculation of Adjusted Shareholders' Equity entirely, in accordance with GAAP.

        (e)    Average Total Deposits.     The Average Total Deposits for the calendar month immediately preceding the Closing Date, as provided to Parent pursuant to Section 5.14, shall not be less than $1.956 billion.

        (f)    No Material Adverse Effect.     Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Company Material Adverse Effect.

        (g)    Tax Opinion.     Parent shall have received an opinion of Sullivan & Cromwell LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the date the Merger, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        (h)    Dissenting Shareholders.     Holders of not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have duly exercised their dissenters' rights under 12 C.F.R. § 5.33(g)(7)(iii) and 12 U.S.C. 214a.

        (i)    Title and Environmental Review.     All applicable time periods set forth in Section 5.17 and Section 5.18 relating to the determination of any Title Defect Amount or Remediation Estimate, respectively, shall have expired.

ARTICLE 7

TERMINATION

        7.01    Termination.     This Agreement may be terminated and the Merger may be abandoned:

        (a)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the boards of directors of Parent and the Company, in the event that both Parties mutually consent in writing to terminate the Agreement;

        (b)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the board of directors of either Parent or the Company, in the event that the Merger is not consummated by June 30, 2019 (the "End Date"), except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 7.01(b) which action or inaction is in violation of its obligations under this Agreement;

        (c)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the board of directors of either Parent or the Company if (i) the approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of Parent and the Company at the request or suggestion of a Governmental Authority, or (ii) the Company Shareholder Approval is not obtained at the duly convened Company Meeting or any adjournment or postponement thereof taken in accordance with this Agreement;

        (d)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent, such that if continuing on the Closing Date, one of Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by the Company (or such shorter period as remaining prior to the End Date); provided that the Company is not then in material breach of any representation, warranty, covenant or agreement;

        (e)   at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Parent Board if there has been a breach of any representation, warranty, covenant or agreement made by the Company, such that if continuing on the Closing Date, one of Sections 6.03(a) or 6.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by Parent (or such shorter period as remaining prior to the End Date); provided that Parent is not then in material breach of any representation warranty, covenant or agreement;

        (f)    at any time prior to the Company Shareholder Approval, by action of the Parent Board, in the event (i) the Company shall have breached in any material respect Section 5.07; (ii) the Company Board shall have effected a Company Change of Recommendation; or (iii) at any time following receipt of a public Acquisition Proposal (other than a tender offer or an exchange offer), the Company Board shall have failed to reaffirm its Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent (or, if earlier, by the close of business on the Business Day immediately preceding the Company Meeting).

        (g)   by action of the Company Board, by written notice to Parent on the Business Day immediately following the Price Determination Date, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

            (i)  The Parent Average Closing Price is less than $42.80 (with a proportionate adjustment in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Price Determination Date); and

           (ii)  The number obtained by dividing the Parent Average Closing Price by the Initial Parent Stock Price is less than the number obtained by subtracting (A) the Index Ratio minus (B) 0.15.

        If the Company elects to terminate pursuant to this Section 7.01(g) and provides such written notice to Parent, then within two (2) Business Days following Parent's receipt of such notice, Parent may elect by written notice to the Company to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (x) a quotient (rounded to the nearest ten-thousandth), the numerator of which is $2,491.71 and the denominator of which is the Parent Average Closing Price and (y) a quotient (rounded to the nearest ten-thousandth), the numerator of which is $2,491.71 and the denominator of which is the Parent Average Closing Price, multiplied by the Index Ratio, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu thereof, add an amount in cash to the Cash Consideration such that each holder of Company Common Stock would be entitled to receive, in respect of each share of Company Common Stock, the equivalent value, based on the Parent Average Closing Price, for each such share of Company Common Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A). If Parent makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 7.01(g) and this Agreement will remain in effect according to its terms (except as to the adjusted Merger Consideration).

        For purposes of this Agreement, the following terms have the meanings indicated below:

        "Determination Period" means the period beginning on the day that is twenty (20) consecutive trading days prior to the Price Determination Date and ending on the Price Determination Date.

        "Final Index Price" means the average closing price of the KBW Regional Banking Index as quoted on Bloomberg.com (KRX:IND) during the Determination Period.

        "Index Ratio" means the Final Index Price divided by the Initial Index Price.

        "Initial Index Price" means 115.73.

        "Initial Parent Stock Price" means $50.35 per share.

        "Price Determination Date" means the fifth (5th) Business Day immediately prior to the Closing Date.

        If Parent or any company belonging to the KBW Regional Banking Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Price Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 7.01(g).

        (h)    Real Property Adjustment Amount.     At any time prior to the Effective Time, whether before or after the Company Shareholder Approval (i) by action of the Company Board if the Real Property Adjustment Amount exceeds $15,000,000, unless Parent agrees that the Real Property Adjustment Amount shall equal $15,000,000, or (ii) by action of the Parent Board, if the Real Property Adjustment Amount exceeds $25,000,000.

        7.02    Effect of Termination and Abandonment.

        (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE 7, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 7.02(b) and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and intentional breach of this Agreement.

        (b)   (i) The Company shall pay a termination fee of $18,669,000 (the "Termination Fee") to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:

          (A)  in the event that (x) an Acquisition Proposal shall have been made to the Company or its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, (y) thereafter this Agreement is terminated by either Parent or the Company pursuant to (1) Section 7.01(b) for failure of the Merger to be consummated by the End Date and the Company Shareholder Approval has not been obtained or (2) Section 7.01(c)(ii), and (z) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal; provided, that for purposes of this Section 7.02(b)(i)(A), the references to "15%" in the definition of "Acquisition Proposal" shall instead refer to "50%"; or

          (B)  this Agreement is terminated by Parent pursuant to Section 7.01(f).

             (ii)  Any Termination Fee required by this Section 7.02 shall be paid promptly, but in no event later than two Business Days after the date of termination; provided that with respect to clause (A) above, the Termination Fee shall be paid prior to the Company's entering into a definitive agreement with respect to or consummating an Acquisition Proposal.

        (c)   The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys' fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

ARTICLE 8

MISCELLANEOUS

        8.01    Survival.     This ARTICLE 8 and the agreements of the Company and Parent contained in Sections 5.10 and 5.11 shall survive the consummation of the Merger. This ARTICLE 8, the agreements of the Company and Parent contained in Sections 4.02(dd)(ii), 4.03(l)(ii), 5.06(c) and 7.02 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        8.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part in writing by the Party benefited by the provision or by all Parties or (ii) amended or modified at any time, by an agreement in writing among the Parties hereto executed in the same manner as this Agreement, except that after the Company Shareholder Approval is obtained, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        8.03    Counterparts.     This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

        8.04    Governing Law and Venue.     This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement and any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

        8.05    Waiver of Jury Trial.     The Parties acknowledge and agree that any controversy which may arise under this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, to the extent permitted under applicable Law, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The Parties to this Agreement certify and acknowledge that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.05.

        8.06    Expenses.     Except as otherwise provided in Section 7.02(c), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

        8.07    Notices.     All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), mailed by registered or certified mail, postage prepaid (return receipt requested) or emailed (with confirmation) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party; provided, that if given by email, such notice, request, instructions and other communication shall be confirmed within one (1) Business Day by dispatch pursuant to one of the other methods described herein.

        If to the Company to:

    El Dorado Savings Bank, F.S.B.
    4040 El Dorado Road
    Placerville, CA 95667
    Attention: George L. Cook, Jr.
    Facsimile: (530) 626-8607
    Email: gcook@eldoradosavings.com

        With a copy to:

    Manatt, Phelps & Phillips, LLP
    One Embarcadero Center, 30th Floor
    San Francisco, CA 94111
    Attention: Craig D. Miller
    Facsimile: (415) 291-7474
    Email: cmiller@manatt.com

        If to Parent to:

    PacWest Bancorp
    5404 Wisconsin Avenue, Second Floor
    Chevy Chase, Maryland 20815
    Attention: Kori L. Ogrosky
    Facsimile: (301) 272-3423
    Email: kogrosky@pacwestbancorp.com

        With a copy to:

    Sullivan & Cromwell LLP
    1888 Century Park East
    Los Angeles, California 90067
    Attention: Patrick S. Brown
    Facsimile: (310) 712-8800
    Email: brownp@sullcrom.com

        8.08    Entire Understanding; No Third Party Beneficiaries.     This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Voting Agreements, the Non-Solicitation Agreements, Non-Competition Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Sections 5.10 and 5.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.09    Effect.     No provision of this Agreement shall be construed to require the Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

        8.10    Severability.     Except to the extent that application of this Section 8.10 would have a Company Material Adverse Effect or a Parent Company Material Adverse Effect or would prevent, materially delay or materially impair the ability of the Company or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.11    Enforcement of the Agreement.     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.12    Interpretation.     The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        8.13    Assignment.     This Agreement shall not be assignable by operation of law or otherwise.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACWEST BANCORP
By:	/s/ PATRICK J. RUSNAK Name: Patrick J. Rusnak Title: Executive Vice President and Chief Financial Officer

EL DORADO SAVINGS BANK, F.S.B.
By:	/s/ THOMAS C. MEUSER Name: Thomas C. Meuser Title: Chairman of the Board
By:	/s/ GEORGE L. COOK, JR. Name: George L. Cook, Jr. Title: Chief Executive Officer

Appendix B

September 11, 2018

PacWest Bancorp
9701 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90212

Ladies and Gentlemen:

        As a holder of shares of Company Common Stock (as defined below), the undersigned on behalf of [    •    ] (the "Shareholder") understands that El Dorado Savings Bank, F.S.B., a federal savings association (the "Company"), and PacWest Bancorp, a Delaware corporation ("Parent"), are concurrently entering into an Agreement and Plan of Merger, dated as of September 11, 2018 (as it may be from time to time amended, the "Merger Agreement"), which was previously approved by the boards of directors of the Company and Parent, providing for, among other things, a merger of the Company with and into Parent Bank (the "Merger"), in which each of the issued and outstanding shares of common stock, no par value, of the Company (the "Company Common Stock") (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

        The Shareholder acknowledges that, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that the Shareholder enter into this letter agreement and the Shareholder is willing to enter into this letter agreement.

        The Shareholder confirms his or her agreement with Parent, and Parent confirms its agreement with the Shareholder, as follows:

          1.     As used in this letter agreement, "Shares" means the shares of the Company Common Stock which the Shareholder owns of record or beneficially and has the power to vote as of the date of this letter agreement, which are listed on Schedule I hereto. The Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder's obligations under this letter agreement. The Shareholder represents and warrants that the Shareholder has the sole or shared power to vote or direct the vote of all Shares.

          2.     Subject to paragraph 17 of this letter agreement, at every meeting of the shareholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, the Shareholder agrees to vote, or cause to be voted, the Shares (a) in favor of (i) approval of the Merger and (ii) any other matter that is required to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to approval of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a shareholder vote pursuant to applicable Law, any proposal, transaction, agreement, amendment of the Company's charter, as amended, or bylaws, as amended, or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) as directed by Parent with respect to any postponement, recess, adjournment or other procedural matter at any meeting of the shareholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

          3.     The Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Shareholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing Parent, Matthew P. Wagner, Patrick J. Rusnak and Kori L. Ogrosky, and each of them, but each with full power of substitution, as the Shareholder's attorney-in-fact and proxy, for and in the Shareholder's name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Shareholder pursuant to this paragraph 3 is granted in consideration of Parent entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Shareholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then Parent shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The proxy granted by the Shareholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.

          4.     The Shareholder represents and warrants (a) that the Shareholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement; (b) that, assuming the due authorization, execution and delivery of this letter agreement by Parent, this letter agreement is the Shareholder's legal, valid and binding agreement and is enforceable against the Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity; and (c) that if the Shareholder is married and the Shares set forth next to such Shareholder's name on Schedule I constitute community property under applicable Law, this letter agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder's spouse, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity.

          5.     The Shareholder further represents and warrants that the execution and delivery of this letter agreement by the Shareholder does not, and the performance of his or her obligations under this letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Shareholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent, impair, delay or adversely affect the performance by the Shareholder of his or her obligations under this letter agreement.

          6.     The Shareholder agrees that all representations, terms and conditions of this letter agreement will apply to shares of Company Common Stock of which the Shareholder acquires record or beneficial ownership (and the power to vote) after the date hereof and prior to the termination of this letter agreement, whether by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.

          7.     This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 7 and paragraphs 11, 12, 13, 14, 15, 18, 20 and 21 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.

          8.     The Shareholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Shareholder, solely in his or her capacity as a director or officer of the Company, including any actions Shareholder reasonably deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Company Board of Directors.

          9.     The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this letter agreement.

          10.   The Shareholder agrees that, prior to the termination of this letter agreement, the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this letter agreement other than to a de minimis extent. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are reasonably necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this letter agreement.

          11.   THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          12.   The parties to this letter agreement acknowledge and agree that any controversy which may arise under this letter agreement and the other documents referred to in this letter agreement and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby. The parties to this letter agreement certify and acknowledge that (a) such party has not represented, expressly or otherwise, that such party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this paragraph 12.

          13.   Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier addressed, if to the Shareholder, to the address or facsimile number, as applicable, set forth in Schedule I hereto, and, if to Parent, in accordance with Section 8.07 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          14.   This letter agreement shall not be assignable by operation of law or otherwise. Any assignment or purported assignment in violation of this letter agreement is void.

          15.   The Shareholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Shareholder agrees that in the event of any such breach, Parent shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Parent may be entitled, at law or in equity. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

          16.   The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto, which shall occur concurrently herewith.

          17.   The Shareholder agrees, prior to termination of this letter agreement, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions. In furtherance of the foregoing, the Shareholder hereby authorizes and instructs the Company to enter a stop transfer order with respect to all of the Shares.

          18.   Parent acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

          19.   Any provision of this letter agreement may be (i) waived in whole or in part in writing by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.

          20.   The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

          21.   In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,
Name:
Spouse
By:	Name:

        Accepted and agreed as of the date set forth above.

PacWest Bancorp
By:
	Name:	Kori L. Ogrosky
	Title:	Executive Vice President, General Counsel & Corporate Secretary

 Schedule I: Shareholder Information

Beneficial Owner	Shares	Address for Notice

 Appendix C

12 C.F.R. § 5.33(g)(7)(iii). Dissenters' Rights and Appraisal Procedures

        (a)   Federal savings association shareholders who dissent from a plan to merge or consolidate may receive in cash the value of their Federal savings association shares if they comply with the requirements of 12 U.S.C. 214a as if the Federal savings association were a national bank. The OCC conducts an appraisal or reappraisal of the value of the Federal savings association shares held by dissenting shareholders only if all parties agree that the determination will be final and binding. The parties shall also agree on how the total expenses of the OCC in making the appraisal will be divided among the parties and paid to the OCC.

        (b)   The plan of merger or consolidation must provide the manner of disposing of the shares of the resulting state institution not taken by the dissenting shareholders of the Federal savings association.

12 U.S.C. § 214a. Procedure for conversion, merger, or consolidation; vote of stockholders

        A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

(a)
Approval of board of directors; publication of notice of stockholders' meeting; waiver of publication; notice by registered or certified mail

        The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks: Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

(b)
Rights of dissenting stockholders

        A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion,

C-1

merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

C-2

 Appendix D

September 11, 2018

Board of Directors
El Dorado Savings Bank, F.S.B.
4040 El Dorado Road
Placerville, CA 95667

Gentlemen:

        El Dorado Savings Bank, F.S.B. ("Company") and PacWest Bancorp ("Parent") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Company will merge with and into Pacific Western Bank, a wholly-owned subsidiary of Parent ("Parent Bank") with Parent Bank as the surviving bank in the merger (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, no par value, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive: (i) the quotient obtained by dividing (a) the Aggregate Cash Consideration, by (b) the number of shares of Company Common Stock outstanding at the Effective Time (the "Cash Consideration"), and (ii) 58.2209 shares of Parent Common Stock (the "Stock Consideration"), subject to adjustment as provided for in the Agreement. The Cash Consideration and the Stock Consideration are collectively referred to herein as the "Merger Consideration." Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 10, 2018; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company; (v) publicly available mean analyst net income estimates for Parent for the years ending December 31, 2018 and December 31, 2019, a diluted number of common shares of Parent outstanding for the second quarter of 2018, as well as estimated long-term net income and asset growth rates for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and revenue reductions, following the closing of the Merger and certain balance sheet restructuring transactions, as well as net income projections for Company for the years ending December 31, 2018 through December 31, 2022, as adjusted by the senior management of Parent, as provided by the senior management of Parent (collectively, the "Pro Forma Assumptions"); (vii) the publicly reported historical price and trading activity for Parent Common Stock, including a comparison of certain stock market information for Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company. In addition, Sandler O'Neill used publicly available mean analyst net income estimates for Parent for the years ending December 31, 2018 and December 31, 2019, a diluted number of common shares of Parent outstanding for the second quarter of 2018, as well as estimated long-term net income and asset growth rates for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Parent. Sandler O'Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of Parent. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent or the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

        We have acted as Company's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, Sandler O'Neill has not provided any other investment banking services to Company. In the two years preceding the date hereof, Sandler O'Neill provided certain investment banking services to Parent. Most recently, Sandler O'Neill acted as financial advisor to Parent and rendered a fairness opinion in connection with Parent's acquisition of CU Bancorp, which transaction closed in April 2017. In addition, an affiliate of Sandler O'Neill, Sandler O'Neill Mortgage Finance L.P., has provided certain services to Parent in the two years preceding the date hereof in connection with Parent's sale of loans. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Parent and its affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,